As filed with the Securities and Exchange Commission on September 24, 2004

Registration Statement No. 333-111608

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

POST-EFFECTIVE AMENDMENT NO. 4

TO

REGISTRATION STATEMENT
UNDER
SCHEDULE B
OF
THE SECURITIES ACT OF 1933

THE KOREA DEVELOPMENT BANK

(Name of Registrant)

THE REPUBLIC OF KOREA

(Co-Signatory)

Names and Addresses of Authorized Representatives:

Seong-Ho Park or Jae-Min Yoon Duly Authorized Representatives in the United States of The Korea Development Bank 320 Park Avenue, 32nd Floor New York, New York 10022	Hi-Su Lee Duly Authorized Representative in the United States of The Republic of Korea 335 East 45th Street New York, New York 10017

Copies to:

Jinduk Han, Esq.
Cleary, Gottlieb, Steen & Hamilton
39th Floor, Bank of China Tower
One Garden Road
Hong Kong

_____________________.

     The securities registered hereby will be offered on a delayed or continuous basis pursuant to the procedures set forth in Securities Act Release Nos. 33-6240 and 33-6424.

EXPLANATORY NOTE

      This registration statement relates to US$3,000,000,000 aggregate amount of (1) debt securities (with or without warrants) of The Korea Development Bank to be offered from time to time as separate issues on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such offering and (2) guarantees to be issued by The Korea Development Bank in respect of obligations of other parties on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such issuance. The prospectus constituting a part of this registration statement relates to (1) the debt securities (with or without warrants) and guarantees registered hereunder, of which (i) we have sold an aggregate principal amount of US$1,850,000,000 of debt securities as part of two issues designated US$850,000,000 3.875% Notes due March 2, 2009 and US$1,000,000,000 4.75% Notes due July 20, 2009 and (ii) we have issued our guarantee of the Korea Electric Power Corporation’s debt securities denominated in Japanese Yen in an aggregate outstanding principal amount of approximately US$745,500,942, based on the exchange rate prevailing on February 10, 2004, the guarantee issuance date, and (2) US$1,045,788,520 aggregate principal amount of debt securities (with or without warrants) and guarantees registered under Registration Statement No. 333-97299 (including an aggregate principal amount of US$200,000,000 of debt securities that may be sold by us from time to time in a continuous offering designated Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”)).

      This registration statement contains a form of prospectus supplement filed as Exhibit K-1 to this registration statement, together with the supplement to that prospectus supplement filed as Exhibit K-2 to this registration statement, to be used in connection with the sale by us of the Series C Notes in a continuous offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2004

PROSPECTUS

The Korea Development Bank

$3,000,000,000

Debt Securities

Warrants to Purchase Debt Securities
Guarantees

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                         , 2004

CERTAIN DEFINED TERMS AND CONVENTIONS

      All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea. All references to the “Bank” mean The Korea Development Bank.

      Unless otherwise indicated, all references to “won”, “Won” or “W” contained in this prospectus are to the currency of Korea, and references to “U.S. dollars”, “Dollars”, “$” or “US$” are to the currency of the United States of America.

      All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

      Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE KOREA DEVELOPMENT BANK

Overview

      We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended (the “KDB Act”). Since our establishment, we have been the leading bank in the Republic with respect to the provision of long-term financing for projects designed to assist the nation’s economic growth and development. The Government owns all of our paid-in capital. Our registered office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, The Republic of Korea.

      Our primary purpose, as stated in the KDB Act, is to “furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.” We make loans available to major industries for equipment, capital investment and the development of high technology. In addition to these equipment capital loans, we make working capital loans to borrowers to whom we have extended equipment capital loans, to enterprises the capital of which has been subscribed for, or is owned by, the Government or us and to high technology companies as provided by our By-Laws.

      As of December 31, 2003, we had W47,453.5 billion of loans outstanding, total assets of W89,263.2 billion and total equity of W7,402.8 billion, as compared to W44,917.2 billion of loans outstanding, W78,782.3 billion of total assets and W6,940.6 billion of total equity as of December 31, 2002. For the year ended 2003, we recorded interest income of W2,821.3 billion, interest expense of W2,684.7 billion and net income of W166.8 billion, as compared to W3,311.5 billion of interest income, W3,179.0 billion of interest expense and W183.9 billion of net income for the year ended 2002. See “The Korea Development Bank—Selected Financial Statement Data”.

      Pursuant to the KDB Act, the Government must hold all of our paid-in capital. In addition to contributions to our capital, the Government provides direct financial support for our financing activities. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, guarantees or contributions to capital, plays an important role in determining our lending capacity. The Government, acting through the President of the Republic, has the power to appoint or dismiss our Governor and Chairman of the Board of Directors. In addition, the Government, acting through the Minister of Finance and Economy, has the power to appoint and dismiss our members of the Board of Directors and Auditor. Pursuant to the KDB Act, the Minister of Finance and Economy has supervisory power over our general business and managerial matters while the Financial Supervisory Commission has supervisory authority over capital adequacy and managerial soundness matters.

      The Government supports our operations pursuant to Article 44 of the KDB Act. Article 44 provides that “the annual net losses of the Korea Development Bank shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government.” As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.

      In January 1998, the Government amended the KDB Act to:

•	subordinate our borrowings from the Government to other indebtedness incurred in our operations;

•	allow the Government to offset any deficit that arises if our reserve fails to cover our annual net losses by transferring Government-owned property, including securities held by the Government, to us; and

•	allow direct injections of capital by the Government without prior National Assembly approval.

      The Government amended the KDB Act in May 1999 and the Enforcement Decree of the KDB Act, as amended (the “KDB Decree”), in March 2000, to allow the Financial Supervisory Commission to supervise and regulate us in terms of capital adequacy and managerial soundness.

      In March 2002, the Government amended the KDB Act to enable us, among other things, to:

•	obtain low-cost funds from The Bank of Korea and from the issuance of debt securities (in addition to already permitted Industrial Finance Bonds), which funds may be used for increased levels of lending to small and medium size enterprises;

•	broaden the scope of borrowers to which we may extend working capital loans to include companies in the manufacturing industry, enterprises which are “closely related” to enhancing the corporate competitiveness of the manufacturing industry and leading-edge high-tech companies; and

•	extend credits to mergers and acquisitions projects intended to facilitate corporate restructuring efforts.

      The Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this prospectus forms a part.

Capitalization

      As of December 31, 2003, our authorized capital was W10,000 billion and capitalization was as follows:

	December 31,
	2003(1)

	(billions of won)
Long-term debt(2)(3):
Won currency borrowings	W	3,695.4
Industrial finance bonds		21,387.9
Foreign currency borrowings		6,030.4

Total long-term debt		31,113.7

Capital:
Paid-in capital		7,241.8
Capital surplus		44.4
Retained earnings		293.2
Capital adjustments		(176.6)

Total capital		7,402.8

Total capitalization	W	38,516.5

(1)	Except as disclosed in this prospectus, since December 31, 2003 there has been no material adverse change in our capitalization.

(2)	We have translated borrowings in foreign currencies into Won at the rate of W1,197.8 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on December 31, 2003.

(3)	As of December 31, 2003, we had contingent liabilities totaling W9,675.3 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2003, see “Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Notes 12 and 13”.

Business

Purpose and Authority

      Since our establishment, we have been the leading bank in the Republic in providing long-term financing for projects designed to assist the nation’s economic growth and development.

      Under the KDB Act, the KDB Decree and our By-Laws, our primary purpose is to “furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.” Since we serve the public policy objectives of the Government, we do not seek to maximize profits. We do, however, strive to maintain a level of profitability to strengthen our equity base and support growth in the volume of our business.

      Under the KDB Act, we may:

•	provide equipment capital loans with maturities of more than one year to major industries;

•	provide working capital loans to high technology industries as well as our existing borrowers of equipment capital loans;

•	issue guarantees for the benefit of projects that we have the authority to finance;

•	make equity investments in Korean corporations engaged in activities that we have the authority to finance or that are designated by the Government;

•	subscribe to, underwrite, invest in or guarantee corporate debentures, including debentures issued by non-corporate special juridical persons established by special laws of the Republic, issued to finance major industrial projects or debt securities or debentures issued by public institutions;

•	engage in debt securities dealing activities in the secondary market;

•	accept some types of time and savings deposits from the general public;

•	accept demand deposits from existing corporate customers, central and local governments and entities designated by Presidential decree;

•	underwrite or invest in stocks of Government-owned corporations carrying out major industrial projects;

•	execute foreign exchange transactions, including currency and interest swap transactions;

•	provide planning, management, research and other support services at the request of the Government, public bodies, financial institutions or enterprises; and

•	carry out other businesses incidental to the foregoing.

Government Support and Supervision

      The Government owns all of our paid-in capital, as required by the KDB Act. On February 20, 2000, the Government contributed W100 billion in cash to our capital. On December 29, 2000, we reduced our paid-in capital by W959.8 billion to offset our expected net loss for the year. To compensate for the resulting deficit under the KDB Act, on June 20, 2001, the Government contributed W3 trillion in the form of shares of common stock of the Korea Electric Power Corporation (“KEPCO”) to our capital. On December 29, 2001, the Government contributed W50 billion in cash to our capital. On August 13, 2003, the Government contributed W80 billion in cash to our capital to support our existing fund for facilitating the Republic’s regional economies. Taking into account these capital contributions and reduction, as of December 31, 2003, our total paid-in capital was W7,241.9 billion, compared to W7,161.9 billion as of December 31, 2002. See “The Korea Development Bank—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003— Note 15”. In addition, on April 30, 2004, the Government contributed W1 trillion in the form of shares of common stock of KEPCO and Korea Water Resources Corporation to our capital to support our lending to small- and medium-sized companies and to compensate for our contribution to LG Card Ltd. in the form of loans, cash injections and debt-for-equity swaps. For further information relating to our contribution to LG Card, see “—Selected Financial Data— Loans to Financially Troubled Companies” and “The Republic of Korea— The Economy— Economic Developments since 1997—Financial Condition of Korean Companies”. Currently, our total paid-in capital is W8,241.9 billion.

      In addition to capital contributions, the Government directly supports our financing activities by:

•	lending us funds to on-lend;

•	allowing us to administer Government loans made from a range of special Government funds;

•	allowing us to administer some of The Bank of Korea’s surplus foreign exchange holdings; and

•	allowing us to receive credit from The Bank of Korea.

      The extent of the Government’s yearly financial support, in the form of loans, guarantees or contributions to capital, helps determine our lending capacity.

      The Government also supports our operations pursuant to Articles 43 and 44 of the KDB Act. Article 43 provides that “the annual net profit of the Korea Development Bank, after adequate allowances are made for depreciation in assets, shall be totally transferred to reserve” and that accumulated amounts in reserve may be capitalized in accordance with the provisions of the KDB Decree. Article 44 provides that “the net losses of the Korea Development Bank shall be offset each fiscal year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government”.

      As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and the guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.

      The Government closely supervises our operations in the following ways:

•	the President of the Republic appoints our Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy;

•	the Minister of Finance and Economy appoints our Deputy Governor and Executive Directors upon the recommendation of our Governor;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations for the fiscal year to the Minister of Finance and Economy;

•	the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•	the Minister of Finance and Economy and the Financial Supervisory Commission together have broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders deemed necessary to enforce the KDB Act or delegate examinations to the Financial Supervisory Commission;

•	the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KDB Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

•	the National Assembly receives our annual report within four months after the end of each fiscal year outlining our operations and analyzing our activities; and

•	we may amend our By-Laws only with the approval of the Minister of Finance and Economy.

      In addition, the conditions of the IMF aid package stated that domestic banks in the Republic, including us, should undergo external audits from internationally recognized accounting firms. Accordingly, we have had our annual financial statements for years commencing 1998 audited by an external auditor. See “The Korea Development Bank—Financial Statements and the Auditors” and “Experts”.

      Pursuant to our most recently approved program of operations, we expect to support the reform and restructuring of the Republic’s economic and industrial structure, including financing of promising small and medium sized enterprises, providing export finance and encouraging investments in infrastructure necessary to promote consumer demand and industrial reorganization.

Selected Financial Statement Data

Results of Operations

      You should read the following financial statement data together with the financial statements and notes included in this prospectus:

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(billions of won)
	(audited)
Income Statement Data
Total Interest Income	5,070.5	5,458.0	4,583.0	3,311.5	2,821.3
Total Interest Expenses	5,190.0	5,356.8	4,359.8	3,179.0	2,684.7
Net Interest Income	(119.5)	101.2	223.1	132.5	136.6
Operating Revenues	7,573.3	9,869.5	9,758.4	8,006.6	7,751.9
Operating Expenses	8,218.5	9,516.7	9,083.5	8,551.6	8,271.8
Net Income (Loss)	211.7	(1,398.4)	109.0	183.9	166.8

	As of December 31,

	1999	2000	2001	2002	2003

	(billions of won)
	(audited)
Balance Sheet Data
Total Loans(1)	43,293.4	49,992.4	47,270.9	44,917.2	47,453.5
Total Borrowings(2)	65,481.8	70,446.6	68,391.0	66,804.4	70,095.8
Total Assets	75,663.5	81,309.1	82,003.1	78,782.3	89,263.2
Total Liabilities	69,424.3	77,510.9	75,069.6	71,841.7	81,860.3
Total Equity	6,239.2	3,798.2	6,933.4	6,940.6	7,402.8

(1)	These figures include loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Total Borrowings include deposits, call money, borrowings and industrial finance bonds.

2002

      We had net income of W183.9 billion in 2002 compared to net income of W109.0 billion in 2001 principally due to the continued growth of the Korean economy in 2002.

      Principal factors for the net income in 2002 included:

•	gains on equity method investees of W985.3 billion primarily due to gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering;

•	fees and commissions of W273.3 billion primarily due to increased bond underwriting and project financing activities; and

•	net interest income of W132.5 billion primarily due to decreased interest expenses on borrowings and bond payables.

      The above factors were partially offset by new loan loss reserves of W551.7 billion and net loss on foreign currency transactions of W128.2 billion.

      The overall statutory income tax rate applicable to us is 29.7%. We paid virtually no income tax in 2002 because we carried forward net losses from 1998 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

2003

      We had net income of W166.8 billion compared to net income of W183.9 billion in 2002.

      Principal factors for the net income in 2003 included:

•	gains on equity method investees of W898.0 billion primarily due to gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering;

•	fees and commissions of W353.1 billion primarily due to increased bond underwriting and project financing activities; and

•	net interest income of W136.6 billion primarily due to decreased interest expenses on borrowings and bond payables.

      The above factors were partially offset by (1) impairment losses of W398.5 billion primarily due to valuation losses on the stock of Hyundai Engineering and Construction and Hynix Semiconductor resulting from changes in accounting regulations with respect to companies subject to the Corporate Restructuring Promotion Act; beginning on January 1, 2003, our equity interests in companies subject to the Corporate Restructuring Promotion Act were recorded at prevailing market prices instead of at acquisition cost; (2) net loss on derivative financial instruments of W330.0 billion and (3) additional loan loss reserves of W62 billion.

      The overall statutory income tax rate applicable to us is 29.7%. We paid virtually no income tax in 2003 because we carried forward net losses from 1998 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

Provisions for Possible Loan Losses and Loans in Arrears

      We establish provisions for possible losses from problem loans, including guarantees and other extensions of credit, based on the length of the delinquent periods and the nature of the loans, including guarantees and other extensions of credit. As of December 31, 2003, we established provisions of W1,097.0 billion for possible loan losses and bad debt securities, 0.64% higher than the provisions as of December 31, 2002, and W9,568.2 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 85.9% decrease from December 31, 2002.

      Certain of our customers have restructured loans with their creditor banks. As of December 31, 2003, we have provided loans of W2,125.9 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of W799.3 billion following debt-equity swaps. As of December 31, 2003, we had established provisions of W714.1 billion for possible loan losses and W15.6 billion for present value discount with regard to the above loans. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

      Financial Supervisory Commission guidelines classify loans into five categories; provisions are made in accordance with ratios applicable to each category. Effective December 31, 1999, the Financial Supervisory Commission adopted more stringent definitions for the relevant loan categories which more closely follow international standards. Under the revised definitions, loans are categorized as follows:

      Normal Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.5% or more reserves required.

      Special attention Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 2.0% or more reserves required.

      Substandard (1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

      Doubtful That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

      Loss That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

      The following table provides information on our loan loss provisions.

	As of December 31, 2001(1)					As of December 31, 2002(1)					As of December 31, 2003(1)

			Minimum					Minimum					Minimum
	Loan		Provisioning	Loan Loss		Loan		Provisioning	Loan Loss		Loan		Provisioning	Loan Loss
	Amount		Ratio	Provisions		Amount		Ratio	Provisions		Amount		Ratio	Provisions

	(in billions of won, except percentage)
Normal	W	52,423.7	0.5%	W	245.6	W	47,268.5	0.5%	W	200.9	W	47,669.6	0.5%	W	197.3
Special attention		4,635.7	2.0%		451.9		3,964.0	2.0%		576.1		2,383.6	2.0%		314.6
Sub-Standard		1,709.5	20.0%		647.1		729.0	20.0%		191.9		1,410.3	20.0%		433.3
Doubtful		445.4	50.0%		273.0		205.3	50.0%		129.8		157.6	50.0%		78.8
Loss		490.0	100.0%		490.0		59.7	100.0%		59.6		78.5	100.0%		80.8
Others(2)		—	—		—		—	—		—		6,526.3

Total	W	59,704.3		W	2,107.6	W	52,226.5		W	1,158.2	W	58,225.9		W	1,104.8

(1)	These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Includes loans guaranteed by the Government.

     As of December 31, 2003, our delinquent loans totaled W1,646.4 billion, representing 2.8% of our outstanding loans and guarantees as of such date. On December 31, 2003, our legal reserve was W294.1 billion, representing 0.5% of our outstanding loans and guarantees as of such date.

Loans to Financially Troubled Companies

      We have significant credit exposure to a number of financially troubled Korean companies including several former Hyundai Group affiliates, SK Networks and Korea Thrunet Co., Ltd. As of December 31, 2003, our credit extended to these companies totaled W2,332.8 billion, accounting for 4.0% of our total assets as of such date.

      As of December 31, 2003, our total exposure to several former Hyundai Group affiliates classified as “financially troubled” decreased to W1,017.7 billion from W1,280.0 billion as of December 31, 2002, primarily due to the normalization in operations of certain of such former Hyundai Group affiliates. Our exposure to Hyundai Group affiliates includes W299.8 billion to Hyundai Engineering & Construction, W364.1 billion to Hyundai Merchant Marine, and W353.8 billion to Hynix Semiconductor.

      In March 2003, the principal creditor banks of SK Networks commenced corporate restructuring procedures against SK Networks after it publicly announced that its financial statements understated its debt by W1.1 trillion and overstated its profits by W1.5 trillion. In addition, Korea Thrunet, an Internet broadband service provider, filed for court receivership and received a court order for the commencement of corporate reorganization proceedings in March 2003. As of December 31, 2003, our total exposure to SK Networks and Korea Thrunet was W896.5 billion and W288.1 billion, respectively. In October 2003, SK Networks and its principal creditors agreed to a restructuring plan which, among other things, will allow foreign creditors to cash out their debts at a buyout rate of 43% of the face value of the outstanding debt owed to them. In accordance with the decision of the Creditor Financial Institution Committee of SK Networks, W501.4 billion of our loans to SK Networks was exchanged for equity of SK Networks, consisting of W191.1 billion in common shares, W224.8 billion in callable preferred shares and W85.4 billion in convertible bonds.

      As of December 31, 2003, we established provisions of W96.6 billion for several former Hyundai Group affiliates (including W62.6 billion for the exposure to Hynix Semiconductor, W29.3 billion for the exposure to Hyundai Merchant Marine and W4.7 billion for the exposure to Hyundai Engineering & Construction), W255.0 billion for our exposure to SK Networks and W99.7 billion for our exposure to Korea Thrunet.

      As of December 31, 2003, we had total exposures of W585.9 billion to LG Card Co., Ltd., Korea’s largest credit card company in terms of both number of credit card holders and charge volume, in the form of debt securities issued by LG Card. Although no workouts or reorganization proceedings have been commenced, LG Card has been experiencing significant liquidity problems commencing in the second half of 2003. In November 2003, we and other creditors of LG Card agreed to provide W2 trillion (subsequently adjusted to W1.59 trillion) in new loans to enable LG Card to resume cash operations. Our portion of this commitment was W500.0 billion (subsequently adjusted to W567.4 billion). Certain of LG Card’s creditors (including us) also agreed to extend payments on existing debt for one year after the chairman of LG Group pledged his personal stake in LG Corp., the group holding company, as collateral. In March 2004, we provided an additional W125 billion in cash to LG Card. Although our exposure to LG Card is fully collateralized, the value of such collateral or our pro rata entitlement thereto may not be sufficient to cover all future losses arising from our exposure to LG Card. In addition, if LG Card were to enter into workout, restructuring, reorganization or liquidation proceedings in the future, our recovery may be limited. We may, therefore, experience future losses with respect to our exposure to LG Card. We cannot provide any assurance that our exposure to LG Card will not increase in the future, whether through additional loans, equity investments or otherwise. For further information relating to LG Card, see “The Republic of Korea—The Economy—Economic Developments Since 1997—Financial Condition of Korean Companies”.

      In addition to our loans in Korea, as of December 31, 2003, we had loans totaling approximately US$35.5 million to Indonesian entities. We have classified US$1.9 million of these amounts as non-performing loans and have made provision for potential losses relating to them since 1998. We also had investments in securities of such entities totaling US$7.9 million as of December 31, 2003.

      As of December 31, 2003, we had credit exposure totaling approximately US$135 million to Russia, which is guaranteed by the Government, after writing off US$15 million of non-guaranteed exposure in June 2002. We classified the remaining US$135 million as a normal loan and have not made any provision for that credit exposure. The Russian government repaid all of the amounts borrowed from us in May 2004.

      In 2003, we have not sold any non-performing loans to KAMCO.

Operations

Loan Operations

      We mainly provide equipment capital loans and working capital loans to private Korean enterprises that undertake major industrial projects. The loans generally cover over 50%, and in some cases as much as 100%, of the total project cost. Equipment capital loans include loans to major industries for development of high technology and for acquisition, improvement or repair of machinery and equipment. All loans for equipment must be for more than one year. We may extend working capital loans to entities to whom we made equipment capital loans or provided guarantees, to enterprises partly or wholly owned by the Government or by us and to small- and medium-sized companies engaged in the high technology business.

      We disburse loan proceeds in installments to ensure that the borrower uses the loan for its intended purpose. The KDB Act requires monitoring of the projects or enterprises to which we extend loans or in which we invest and authorizes us to assign our own personnel to a borrower in need of management assistance.

      Before approving a loan, we consider:

•	the economic benefits of the project to the Republic;

•	the extent to which the project serves priorities established by the Government’s industrial policy;

•	the project’s operational feasibility;

•	the loan’s and the project’s profitability; and

•	the quality of the borrower’s management.

      We generally charge interest of up to 6.5% over our prime rate, although we provide a discount between 0.3% and 0.8% to credit-constrained small- and medium-sized companies. We adjust the prime rate monthly. The spread depends on the purpose of the loan, maturity date and the borrower’s credit ratings. Certain loans bear interest at below market rates. Equipment capital loans generally have original maturities of five to ten years, although we occasionally make equipment capital loans with longer maturities. Working capital loans usually mature within two years.

      We generally obtain collateral valued in excess of the original loan from large companies and up to the value of the loan from small- and medium-sized companies. Depending on the type of borrower and loan, the collateral may be equipment purchased with the loan proceeds, industrial plants, real estate and marketable securities. We appraise the value of our collateral at least once a year.

      In May 2004, the Korean Board of Audit and Inspection announced that it was investigating the credit approval system of certain domestic lenders (including us) in connection with alleged irregular lending to certain credit defaulters as well as certain companies with credit risk.

      The following table sets out, by currency and category of loan, our total outstanding loans:

Loans(1)

	December 31,

	2001	2002	2003

	(billions of won)
Equipment Capital Loans:
Domestic Currency	10,611.9	9,967.1	9,841.2
Foreign Currency(2)	15,324.3	13,651.4	13,462.1

	25,936.2	23,618.5	23,303.3

Working Capital Loans:
Domestic Currency	6,844.7	4,422.2	6,961.9
Foreign Currency(2)	2,910.1	2,467.1	2,410.7

	9,754.8	6,889.3	9,372.6

Total Loans	35,691.0	30,507.8	32,675.9

(1)	Includes loans extended to affiliates.

(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled W6,548.0 billion as of December 31, 2001, W5,476.3 billion as of December 31, 2002 and W5,538.0 billion as of December 31, 2003. See “The Korea Development Bank—Operations—Loan Operations—Loans by Categories—Local Currency Loans Denominated in Foreign Currencies”.

     As of December 31, 2003, we had W32,675.9 billion in outstanding loans, a 7.1% increase from December 31, 2002. The increase reflected higher demand for working capital loans.

Maturities of Outstanding Loans

      The following table categorizes our outstanding loans by their remaining maturities:

Outstanding Loans by Remaining Maturities(1)

	December 31,			As % of
				December 31,
	2001	2002	2003	2003 Total

	(billions of won, except percentages)
Loans with Remaining Maturities of Less Than One Year	10,030.2	7,986.6	9,937.1	30.4
Loans with Remaining Maturities of One Year or More	25,660.8	22,521.2	22,738.8	69.6

Total	35,691.0	30,507.8	32,675.9	100.0

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector

      The following table sets out the total amount of our outstanding loans, categorized by industry sector:

Outstanding Loans by Industry Sector(1)

	December 31,			As % of
				December 31,
	2001	2002	2003	2003 Total

	(billions of won, except percentages)
Manufacturing	15,694.3	13,662.0	15,612.2	47.8
Transportation and Communication	3,971.1	3,425.7	3,490.0	10.7
Electric, Gas and Water Supply Industry	4,017.8	3,149.4	2,170.6	6.7
Banking and Insurance	5,417.8	4,163.7	2,751.8	8.4
Public Administration and National Defense	4,176.7	3,734.7	3,409.1	10.4
Others	2,413.3	2,372.3	5,242.2	16.0

Total	35,691.0	30,507.8	32,675.9	100.0

Percentage increase (decrease) from previous period	(19.1)%	(14.5)%	7.1%

(1)	Includes loans extended to affiliates.

     The manufacturing sector accounted for 47.8% of our outstanding loans as of December 31, 2003. Loans related to the manufacture of metal products, machinery and equipment accounted for 22.0% of our total outstanding loans, and loans related to the manufacture of chemical, petroleum, coal, rubber and plastic products for 14.3%.

      The Small and Medium Industry Promotion Corporation was our single largest borrower as of December 31, 2003, accounting for 10.2% of our outstanding loans. As of December 31, 2003, our five largest borrowers accounted for 20.2% of our outstanding loans and the 20 largest borrowers for 35.0%. The following table breaks down the loans to our 20 largest borrowers outstanding as of December 31, 2003 by industry sector:

20 Largest Borrower by Industry Sector

As % of December 31, 2003
Total Outstanding Loans

Financing, Insurance and Business Services	52.8%
Manufacturing	20.2%
Construction	6.6%
Transportation and Communication	14.7%
Electricity and Waterworks	5.7%

      Pursuant to the KDB Decree, we may not extend credits in excess of 20% of our total capital to a single borrower and in excess of 25% of our total capital to a single borrower and certain affiliates, with certain statutory exceptions including debt restructurings pursuant to the Republic’s insolvency laws or other public policy reasons. The KDB Decree requires that any credits in excess of the foregoing limits at the time of the amendment shall be reduced below the limits by December 31, 2004. In addition the KDB Decree requires us to limit the aggregate of large credits, defined as those in excess of 10% of our total capital, to 500% of our total capital. We are currently in compliance with these requirements.

      A number of our borrowers have encountered financial difficulties during the recent economic crisis. See “The Korea Development Bank—Selected Financial Statement Data—Loans to Financially Troubled Companies”.

      The following table categorizes the new loans made by us by industry sector:

New Loans by Industry Sector

	December 31,			As % of
				December 31,
	2001	2002	2003	2003 Total

	(billions of won, except percentages)
Manufacturing	4,879.1	4,121.9	4,293.2	44.9
Transportation and Communication	900.4	1,338.4	2,163.0	22.6
Electricity and Waterworks	2,160.8	776.2	1,858.5	19.4
Financing, Insurance and Business Services	173.0	764.8	908.4	9.5
Others	647.3	543.1	346.2	3.6

Total	8,760.6	7,544.4	9,569.3	100.0

Percentage increase (decrease) from previous period	(12.4)%	(13.9)%	26.8%

Loans by Categories

      In addition to dividing our loans into equipment capital and working capital loans, we classify loans into several groupings, the most important being:

•	industrial fund loans;

•	foreign currency loans;

•	local currency loans denominated in foreign currencies;

•	offshore loans in foreign countries; and

•	government fund loans.

      See “The Korea Development Bank—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 5” for more information on the types of credit extended by us and the amounts of each type outstanding as of December 31, 2003.

      The following table sets out loans by categories as of December 31, 2003:

	Equipment Capital		Working Capital
	Loans(1)		Loans(1)

	December 31,		December 31,
	2003	%	2003	%

	(billions of won, except percentages)
Industrial Fund Loans	6,829.5	29.3	5,395.7	57.5
Foreign Currency Loans	2,641.7	11.3	768.3	8.2
Local Currency Loans Denominated in Foreign Currencies	4,665.7	20.0	872.4	9.3
Offshore Loans in Foreign Currencies	1,208.8	5.2	—	—
Government Fund Loans	882.9	3.8	457.7	4.9
ADB and IBRD Loans	4,945.9	21.2	—	—
Others	2,128.8	9.2	1,878.4	20.1

Total	23,303.3	100.0	9,372.5	100.0

(1)	Includes loans extended to affiliates totaling W1,828.2 billion.

     Industrial Fund Loans. Industrial fund loans are equipment capital and working capital loans denominated in Won to borrowers in major industries to finance equipment and facilities.

      We currently make equipment capital industrial fund loans at floating rates for terms of up to 20 years and for up to 100% of the equipment cost being financed. We make working capital industrial fund loans at floating rates and in amounts constituting up to 40% of the borrower’s estimated annual sales.

      Foreign Currency Loans. We extend loans denominated in U.S. dollars, Japanese yen or other foreign currencies principally to finance the purchase of industrial equipment from abroad or the implementation of overseas industrial development projects by Korean companies. We make these loans at floating interest rates with original maturities, in the case of equipment capital foreign currency loans, of up to 20 years and, in the case of working capital foreign currency loans, of up to two years.

      Local Currency Loans Denominated in Foreign Currencies. We make local currency loans denominated in foreign currencies for the same purposes, and to the same borrowers, as foreign currency loans. Although we denominate the loans in foreign currency, the borrower receives and repays the loans in Won based on foreign exchange rates at the time of receipt and repayment. We currently make loans of this type at floating interest rates, with original maturities, in the case of equipment capital loans, of up to 20 years and, in the case of working capital loans, of up to two years.

      Offshore Loans in Foreign Currencies. We extend offshore loans in foreign currencies to finance:

•	the purchase of industrial equipment and the implementation of overseas industrial projects by overseas subsidiaries and branches of Korean companies; and

•	the overseas industrial development projects of foreign government entities, international organizations and foreign companies.

      We make these loans at floating interest rates with original maturities, in the form of equipment capital foreign currency loans, of up to 20 years.

      Government Fund Loans. We make government fund loans primarily to finance:

•	water supply and drainage facilities;

•	the Seoul and Pusan subway systems;

•	small tourist facilities;

•	rural and coastal electricity facilities;

•	hospitals; and

•	other facilities.

      Government fund loans require approval by the appropriate Government ministry. We currently make government fund loans in Won at fixed interest rates with original maturities, in the case of equipment capital loans, of seven to 35 years and, in the case of working capital loans, of up to three years.

      Other Loans. We also make special purpose fund loans for particular industries or projects using funds lent to us by the Government and foreign financial institutions. The Government funds that finance these loans include, among others:

•	the Petroleum Business Fund (energy conservation projects and alternate fuel development projects);

•	the Tourism Promotion Fund (hotel and resort projects); and

•	the Special Industry Supporting Fund (defense projects).

      We also make special purpose fund loans from money received from the World Bank, the ADB, other multinational agencies and foreign financial institutions. For further information relating to such loans, see “The Korea Development Bank—Sources of Funds” and “The Korea Development Bank—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 5”.

Guarantee Operations

      We extend guarantees to our clients to facilitate their other borrowings and to finance major industrial projects. We guarantee Won-denominated corporate debentures, local currency loans, and other Won liabilities and foreign currency loans from domestic and overseas Korean financial institutions and from foreign institutions. The KDB Act and our By-Laws limit the aggregate amount of our industrial finance bond obligations and guarantee obligations. See “The Korea Development Bank—Sources of Funds”.

      We generally obtain collateral valued in excess of the original guarantee. We appraise the value of our collateral at least once a year. Depending on the borrower, the collateral may be industrial plants, real estate and marketable securities.

      The following table shows our outstanding guarantees:

Guarantees Outstanding

	December 31,

	2001	2002	2003

	(billions of won)
Acceptances	4,443.9	1,135.8	727.3
Guarantees on local borrowing	1,285.1	930.6	654.8
Guarantees on foreign borrowing	4,109.3	3,435.8	8,253.9
Letter of guarantee for importers	34.3	37.8	39.3

Total	9,872.6	5,540.0	9,675.3

      On November 13, 2002, we entered into a guarantee agreement with KEPCO with respect to certain of KEPCO’s debt securities in connection with KEPCO’s restructuring and privatization. Pursuant to the guarantee agreement, we issued in February 2003 our guarantee to holders of KEPCO’s Yankee and Global debt securities with final maturities ranging from 2003 to 2096 (although our guarantee obligations only run through 2016) in an aggregate principal amount of approximately W3.3 trillion, based on exchange rates prevailing on the guarantee issuance date, February 25, 2003, and we issued in April 2003 our guarantee to holders of KEPCO’s Eurobonds with final maturities ranging from 2004 to 2007 in an aggregate principal amount of approximately W0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, April 29, 2003. In addition, we issued in February 2004 our guarantee to holders of KEPCO debt securities denominated in Japanese Yen with final maturities ranging from 2005 to 2006 in an aggregate principal amount of approximately W0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, February 10, 2004. The guarantees described above constitute full, irrevocable and unconditional guarantees, on an unsecured and unsubordinated basis, in respect of the principal, interest and other payments due with respect to those debt obligations. KEPCO paid and will continue to pay us an annual guarantee fee of 0.05% of (i) the aggregate outstanding principal amount of all issues of debt securities that will be covered by the benefit of our guarantee and (ii) the sum of all interest payments due on such debt securities from the date of calculation until the earlier of their maturity or their stated redemption date.

      We currently own approximately 26.93% of the outstanding shares of common stock of KEPCO, and the Government, which owns all of our paid-in capital, owns an additional 27.03% of such shares.

Investments

      We invest in a range of Korean private and Government-owned enterprises but we will not take a controlling interest in a company unless the Government specifically instructs us to do so. Although generally a long-term investor, we sell investments from time to time. In recent years, sales resulted principally from the Government’s privatization program, and we expect to continue such sales in the future. Our equity investments increased to W14,931.4 billion as of December 31, 2003 from W13,946.8 billion as of December 31, 2002, principally as a result of valuation loss on capital stock of Hyundai Engineering and Construction and Hynix Semiconductor.

      To support the Government’s policy of helping credit-constrained small-and medium-sized companies, we allocated W190 billion and W170 billion for year 2002 and 2003, respectively, for investment in promising small- and medium-sized companies and invested W154.5 billion and W80.6 billion in 124 and 52 companies in 2002 and 2003, respectively.

      The KDB Act and our By-Laws provide that the cost basis of our total equity investments may not exceed twice the sum of our paid-in capital and our reserve from profit. In addition, pursuant to the KDB Decree, we may not acquire equity securities of a single company in excess of 15% of its entire voting shares. The 15% limit, however, does not apply to certain investments, including those in Government-controlled companies financed by capital contributions from the Government. As of December 31, 2003, the cost basis of our equity investments subject to the restriction under the KDB Act and our By-Laws totaled W4,092.9 billion, equal to 27.4% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “The Korea Development Bank—Financial Statements and the Auditors”.

      The following table sets out our equity investments by industry sector on a book value basis:

Equity Investments

Book Value as of
December 31, 2003

(billions of won)
Electricity & Waterworks	5,394.0
Construction	4,593.4
Finance and Insurance	1,485.7
Manufacturing	955.2
Other	2,503.1

Total	14,931.4

      As of December 31, 2003, we held total equity investments, on a book value basis, of W2,259.9 billion in four of our five largest borrowers and W4,597.7 billion in 13 of our 20 largest borrowers. As of December 31, 2003, we owned a controlling interest in a financial services company which was one of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.

      When possible, we use the prevailing market price of a security to determine the value of our interest. However, if no readily ascertainable market value exists for our holdings, we record these investments at the cost of acquisition. With respect to our equity interests in enterprises in which we hold more than 15% of interest, we value these investments annually, with certain exceptions, on a net asset value basis when the investee company releases its financial statements. As of December 31, 2003, the aggregate value of our equity investments accounted for approximately 109.4% of their aggregate cost basis.

      As part of our investment activities, we underwrite straight and convertible bond issuances in Won for domestic corporations. We also invest in municipal bonds, extending funds to municipalities at subsidized interest rates, mostly to finance water supply and drainage infrastructure projects.

Other Activities

      We engage in a range of industrial development activities in addition to providing loans and guarantees, including:

•	conducting economic and industrial research;

•	performing engineering surveys;

•	providing business analyses and managerial assistance; and

•	offering trust services.

      As of December 31, 2003, we held in trust cash and other assets totaling W14,119.7 billion, and we generated in 2003 trust fee income equaling W27.7 billion. Pursuant to Korean law, we segregate trust assets from our other assets; trust assets are not available to satisfy claims of our depositors or other creditors. Accordingly, we account for our trust accounts separately from our banking accounts. However, if the income from our trust operations fails to generate the guaranteed minimum rate of return on some of our money trusts, we are responsible for covering the deficit either from previously established provisions in our trust accounts or by a transfer from our banking accounts. We have transferred W360.5 billion, W243.6 billion and W322.7 billion in 2001, 2002 and 2003, respectively, from our banking accounts to cover deficits in our trust accounts. Surplus funds generated by the trust assets may be deposited into our banking accounts and earn interest. We reflect trust fees earned by us on our trust account management services as other operating revenues in the income statement of the banking accounts.

Sources of Funds

      In addition to our capital and reserves, we obtain funds primarily from:

•	borrowings from the Government;

•	issuances of bonds in the domestic and international capital markets;

•	borrowings from international borrowings from The Bank of Korea; and

•	deposits.

      All of our borrowings are unsecured.

Borrowings from the Government

      We borrow from the Government’s general purpose funds and its special purpose funds. General purpose loans generally are in Won and have fixed interest rates and maturities ranging from three to 35 years. We incur special purpose loans, principally from the Petroleum Business Fund, the Tourism Promotion Fund and the Special Industry Supporting Fund, in connection with specific projects we finance. The Government links the interest rate and maturity of each special purpose borrowing to the terms of the financing we provide for the specific project.

      The following table sets out our Government borrowings as of December 31, 2003:

Type of Funds Borrowed	Amount

(billions
of won)
General Purpose	1,923.1
Special Purpose	5,873.6

Total	7,796.7

Domestic and International Capital Markets

      We issue industrial finance bonds both in Korea and abroad, some of which the Government directly guarantees. We generally issue domestic bonds at fixed interest rates with original maturities of one to ten years.

      The following table sets out the outstanding balance of our industrial finance bonds as of December 31, 2003:

Outstanding Balance	Amount

(billions
of won)
Denominated in Won	25,210.6
Denominated in Other Currencies	11,665.3

Total	36,875.9

      The KDB Act provides that the aggregate outstanding principal amount of our industrial finance bonds, other than those directly guaranteed or purchased by the Government, plus the aggregate outstanding amount of our on-balance sheet and off-balance sheet guarantee obligations, other than those excepted by statute, may not exceed 30 times the sum of our paid-in capital and our reserve from profit. As of December 31, 2003, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of December 31, 2003) was W48,664.7 billion, equal to 21.5% of our authorized amount under the KDB Act, which was W226,050.0 billion.

Foreign Currency Borrowings

      We borrow money from institutions, principally syndicates of commercial banks, outside the Republic in foreign currencies. We frequently enter into related interest rate and currency swap transactions. The loans generally have original maturities of five to ten years. We also borrow from the World Bank, the ADB and other similar supranational institutions to fund special projects, with terms linked to the related loans we extend. As of December 31, 2003, the outstanding amount of our foreign currency borrowings was US$11.5 billion.

      The Bank of Korea deposits a portion of its surplus foreign currency with us. We account for The Bank of Korea deposits as foreign currency borrowings. The amount of these deposits totaled W254.7 billion, W156.1 billion and W72.6 billion as of December 31, 2001, December 31, 2002 and December 31, 2003, respectively. The deposits, typically denominated in U.S. dollars, bear interest at floating rates and have maturities of one year, although we frequently extend the maturities on a year-to-year basis. Deposits made at the direction of the Government to finance certain development projects have maturities matching the terms of the related loans extended by us.

      Our long term and short term foreign currency borrowings decreased to W13,721.1 billion as of December 31, 2003 from W17,434.9 billion as of December 31, 2002.

Deposits

      We take demand deposits and time and savings deposits. We accept demand deposits offering interest rates ranging from zero to one percent only from enterprises to which we have extended credit, the central and local governments, and other persons as specified by Presidential decree. We may accept time and savings deposits from the general public. Time and savings deposits generally have maturities shorter than three years and bear interest at fixed rates. As of December 31, 2003, demand deposits held by us totaled W435.6 billion and time and savings deposits held by us totaled W6,702.9 billion.

Debt

Debt Repayment Schedule

      The following table sets out our principal repayment schedule:

Debt Principal Repayment Schedule

	Maturing on or before December 31,

	2004	2005	2006	2007	Thereafter

	(billions of won)
Currency(1)(2)
Won	13,204.4	7,467.0	4,892.5	833.5	3,139.3
Foreign	9,876.5	3,142.7	4,776.0	1,765.4	5,825.9

Total Won Equivalent	23,080.9	10,609.7	9,668.5	2,598.9	8,965.2

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2003, as announced by the Seoul Money Brokerage Services Ltd.

(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

Debt Record

      We have never defaulted in the payment of principal or interest on any of our obligations.

Overseas Operations

      We operate overseas subsidiaries in Hong Kong and Dublin. The subsidiaries engage in a variety of banking and merchant banking services, including:

•	managing and underwriting new securities issues;

•	syndicating medium and long-term loans;

•	trading securities;

•	trading in the money market; and

•	providing investment management and advisory services.

      We currently maintain branches in Tokyo, Shanghai, Singapore, New York and London and two overseas representative offices in Frankfurt and Beijing.

      During 1998, 1999 and 2000, we closed one overseas branch in Bangkok, six overseas subsidiaries, Korea Associated Securities Inc., KDB Bank (Schweiz) AG, KDB (UK) Ltd., KDB International (Singapore) Ltd., KDB (Deutschland) Gmbh, KDB Lease (Japan) Ltd., and eleven overseas representative offices in Toronto, Budapest, Sydney, Mexico City, Hanoi, Manila, Paris, Santiago, Moscow, New Delhi and Jakarta.

Property

      Our head office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, Korea, a 35,996 square meter building completed in July 2001 and owned by us. In addition to the head office, we maintain 36 branches in major cities throughout the Republic, including 9 in Seoul. We generally own our domestic office space and lease our overseas offices under long-term leases.

Directors and Management; Employees

      Our Board of Directors, comprising the Governor and Chairman of the Board of Directors, the Deputy Governor and the Executive Directors, manages our affairs. The President of the Republic appoints the Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy Governor and Executive Directors upon the recommendation of the Governor. The Board of Directors decides all important matters relating to our operations. The Directors serve for three-year terms and may be re-appointed. As of December 31, 2003, the directors were:

Governor and Chairman of the Board of Directors:	Ji-Chang Yoo
Deputy Governor:	Yun-Woo Lee
Executive Directors:	Sung-Kun Rhee
Wang-Kyung Kim
Jae-Hong Chang
Jong-Bae Kim
Chong-Gyu Laah
Jeong-Soo Lee

      As of December 31, 2003, we employed 1,984 persons with 1,349 located in our Seoul head office.

Financial Statements and the Auditors

      The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Gong-Jae Lee, who was appointed for a three-year term on April 20, 2002.

      We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Samil Accounting Corporation, located at Kukje Center Building, 191, Hankang-ro, 2-ka, Yongsan-gu, Seoul, Korea.

      Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “The Korea Development Bank—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2002 and 2003—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).

      We generally record our trading portfolio of marketable equity securities and other equity investments at the cost of acquisition (including incidental expenses related to purchase), computed on the moving average method. However, if the aggregate market value of the trading portfolio of marketable securities as of the balance sheet date differs from their purchase cost, we record the securities at market value. If the market value of equity investments, except for those of companies in which we hold more than 15% of interest (“affiliated companies”), differs from their purchase cost, we record the investment at market value. Starting in April 1999, we record our equity investments in affiliated companies by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the affiliated companies’ net asset values. However, we do not apply the equity method for the following investments: (1) total assets of investees are less than W7,000 million; (2) investees which are owned by the Korean Government and Government invested companies; (3) investees under court receivership or bankruptcy; and (4) investees in the process of being sold.

      We generally record our debt securities investments, except for our trading portfolio of marketable debt securities, at the cost of acquisition (including incidental expenses related to purchase), computed on the specific identification method. We record our trading portfolio of marketable debt securities at market value. Starting in April 1999, we record all our debt securities investments at market value except for debt securities invested with the intention of holding until maturity, which we record at the cost of acquisition or amortized cost.

      We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

The Korea Development Bank

      We have audited the accompanying non-consolidated balance sheets of the Korea Development Bank (the “Bank”) as of December 31, 2003 and 2002, and the related non-consolidated statements of income, disposition accumulated deficit (appropriations of retained earnings) and cash flows for the years then ended, expressed in Korean Won. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Korea Development Bank as of December 31, 2003 and 2002, and the results of its operations, the changes in its accumulated deficit (retained earnings) and its cash flows for the years then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Samil PricewaterhouseCoopers is the Korean member firm of the PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers international Limited, each of which is a separate and independent legal entity.

Samil PricewaterhouseCoopers

      Without qualifying our opinion, we draw your attention to Note 14 of the non-consolidated financial statements, which states that one of the Bank’s corporate debtors, LG Card Co., Ltd., has been in financial difficulty, and the Bank agreed to support this cash-strapped company during the creditors’ meetings. In accordance with a resolution during the first creditors’ meeting on November 24, 2003, the Bank provided a loan to LG Card Co., Ltd. in the amount of W287,800 million. During the second creditors’ meeting held on January 9, 2004, the Bank agreed on a debt-to-equity swap of W205,900 million, an additional loan of W567,400 million, and the extension of loan repayments due during 2004. As of December 31, 2003, the Bank has loans, corporate bonds, and commercial papers in connection with LG Card Co., Ltd., amounting to W341,717 million, W215,545 million, and W10,000 million, respectively. The Bank might incur a potential loss in relation to its loan receivables from LG Card Co., Ltd., depending upon whether LG Card Co., Ltd. can successfully implement its corporate restructuring plan, including the debt rescheduling, and effectively utilize the newly injected capital.

      Accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flows in conformity with accounting principles and practices generally accepted in countries and jurisdictions other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those who are knowledgeable about Korean accounting principles or auditing standards and their application in practice.

Seoul, Korea

January 27, 2004

      This report is effective as of January 27, 2004, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

	2003		2002

	(in millions of Korean Won)
Assets
Cash and due from banks (Note 3)	W	1,778,882	W	1,970,664
Securities (Note 4)		28,022,445		26,378,326
Loans, net of provision for possible loan losses of W1,097,039 million in 2003 and W1,089,983 million in 2002 and present value discount of W102,303 million in 2003 and W126,955 million in 2002 (Note 5)		47,453,591		44,917,231
Premises and equipment, net (Note 6)		669,014		681,952
Derivative financial instruments (Note 14)		1,546,464		1,645,161
Other assets (Note 7)		9,792,842		3,189,010

Total assets	W	89,263,238	W	78,782,344

Liabilities and Equity
Deposits (Note 8)	W	10,716,330	W	8,745,304
Borrowings (Note 9)		22,503,555		24,459,085
Industrial finance bonds, gross of premium on bonds of W19,591 million in 2003 and W16,396 million in 2002 and net of discount on bonds of W52,403 million in 2003 and W52,460 million in 2002 (Note 10)		36,875,943		33,600,020
Provision for possible guarantee losses (Note 12)		4,758		63,223
Accrued severance benefits		18,436		14,685
Derivative financial instruments (Note 14)		1,412,403		1,424,200
Other liabilities (Note 11)		10,328,922		3,535,222

Total liabilities		81,860,347		71,841,739

Commitments and contingencies (Note 13)
Equity
Paid-in capital (Notes 1 and 15)		7,241,861		7,161,861
Capital surplus (Note 15)		44,373		44,373
Retained earnings
Legal reserve		294,103		109,428
Retained earnings before appropriations (accumulated deficit before disposition)		(827)		184,675
Capital adjustments		(176,619)		(559,732)

Total equity		7,402,891		6,940,605

Total liabilities and equity	W	89,263,238	W	78,782,344

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2003 and 2002

	2003		2002

	(in millions of Korean Won)
Interest income
Interest on loans	W	2,097,227	W	2,546,169
Interest on due from banks		30,120		62,560
Interest on trading securities		47,974		65,940
Interest on available-for-sale securities		406,596		345,368
Interest on held-to-maturity securities		209,899		257,198
Other interest income		29,581		34,280

		2,821,397		3,311,515

Interest expenses
Interest on deposits		362,691		404,641
Interest on borrowings		540,164		671,157
Interest on bonds payable		1,765,122		2,047,937
Other interest expenses		16,817		55,245

		2,684,794		3,178,980

Net interest income		136,603		132,535
Provision for loan losses (Note 5)		613,918		551,700

Net interest loss after provision for loan losses		(477,315)		(419,165)

Non-interest revenue
Fees and commissions		353,116		273,343
Gain from trading securities		48,262		87,930
Gain from available-for-sale securities		27,242		38,580
Gain from derivative financial instruments		3,053,988		3,609,610
Others (Note 16)		1,447,895		685,575

		4,930,503		4,695,038

Non-interest expenses
Fees and commissions		108,947		34,460
Loss from trading securities		35,458		52,746
Loss from derivative financial instruments		3,384,023		3,567,271
General and administrative expenses (Note 17)		295,043		266,143
Others (Note 16)		1,149,631		900,289

		4,973,102		4,820,909

Operating loss		(519,914)		(545,036)
Non-operating income, net (Note 18)		694,317		730,971

Income before income tax expense		174,403		185,935
Income tax expense (Note 20)		7,524		2,063

Net income	W	166,879	W	183,872

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF DISPOSITION OF ACCUMULATED DEFICIT
(Appropriations of Retained Earnings)
Years Ended December 31, 2003 and 2002
(Date of Disposition and Appropriations: February 28, 2004 and February 28, 2003 for the years ended December 31, 2003 and 2002, respectively)

	2003		2002

	(in millions of Korean Won)
Retained earnings before appropriations (Accumulated deficit before disposition)
Unappropriated retained earnings carried-over from prior years	W	—	W	—
Effects on valuation of investments by the equity method		(167,706)		803
Net income		166,879		183,872

		(827)		184,675

Appropriation of retained earnings (disposition of accumulated deficit)
Legal reserve		(827)		184,675

		(827)		184,675

Unappropriated retained earnings carried forward to the subsequent year	W	—	W	—

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003 and 2002

	2003		2002

	(in millions of Korean Won)
Cash flows from operating activities
Net income	W	166,879	W	183,872
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Gain on disposal of loans, net		(19,496)		(7,207)
Gain from trading securities, net		(12,804)		(34,988)
Loss on available-for-sale securities, net		274,463		263,303
Gain on equity method securities		(996,716)		(987,809)
Provision for loan losses		613,918		551,700
Depreciation		21,740		20,985
Retirement allowance		16,822		15,503
Loss (gain) on foreign currency translation		(465,271)		143,580
Loss (gain) from derivative financial instruments, net		149,621		(25,765)
Loss on valuation of hedged items, net		193,841		18,213
Decrease (increase) in accounts receivable		(6,762,213)		307,619
Increase (decrease) in accounts payable		6,707,928		(289,412)
Net increase in derivative financial instruments		(62,722)		(437,168)
Payment of severance benefits		(3,121)		(3,054)
Receipt of dividends		113,294		315,577
Others, net		222,778		(196,547)

Net cash provided by (used in) operating activities		158,941		(161,598)

Cash flows from investing activities
Net decrease (increase) in trading securities		121,010		(51,395)
Net decrease (increase) in loans		(3,323,473)		1,320,904
Net increase in available-for-sale securities		(1,379,996)		—
Net decrease in held-to-maturity securities		1,210,464		—
Net increase in equity method securities		(75,950)		—
Net decrease (increase) in premises and equipment		(10,126)		5,278
Net increase in investment securities		—		(202,112)
Others, net		186,484		632,555

Net cash provided by (used in) investing activities		(3,271,587)		1,705,230

Cash flows from financing activities
Net increase (decrease) in deposits		1,971,025		(1,738,031)
Net increase (decrease) in borrowings		(2,011,717)		3,182,706
Net increase (decrease) in bonds issued		3,134,714		(3,094,644)
Increase in paid-in capital		80,000		—
Others, net		8,714		(98)

Net cash provided by (used in) financing activities		3,182,736		(1,650,067)

Net increase (decrease) in cash		70,090		(106,435)

Cash
Beginning of the year		38,473		144,908

End of the year (Note 3)	W	108,563	W	38,473

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002

1.	The Bank

      The Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean industry. The Bank operates through 35 local branches, 5 overseas branches, 3 overseas subsidiaries and 2 overseas offices as of December 31, 2003. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business in accordance with the Trust Business Act and other related regulations.

      The Korea Development Bank Act prescribes that the Korean Government owns the entire capital of the Bank.

2.	Summary of Significant Accounting Policies

      The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below.

Basis of Financial Statement Presentation

      The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank’s own commercial banking business.

      The Bank maintains its accounting records in Korean Won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, or cash flows is not presented in the accompanying non-consolidated financial statements.

      The preparation of the non-consolidated financial statements requires management to make estimates and assumptions that affect amounts reported herein. Although these estimates are based on management’s best knowledge of current events and actions that the Bank may undertake in the future, actual results may be different from those estimates.

Application of the Statements of Korean Financial Accounting Standards

      The Bank’s non-consolidated financial statements were prepared in accordance with the financial accounting standards generally accepted in the Republic of Korea and Statements of Korean Financial Accounting Standards No. 2 through No. 9, in effect for the fiscal periods beginning after December 31, 2002.

      The significant accounting policies adopted by the Bank for the financial statements as of and for the year ended December 31, 2003 are identical to the accounting policies followed by the Bank for the annual financial statements as of and for the year ended December 31, 2002, except for the classification of securities.

      The financial statements of prior periods, presented for comparative purposes, were reclassified in accordance with Korean Financial Accounting Standards applicable to the Bank as of December 31, 2003. Such reclassification does not affect either the prior periods’ net income or net assets.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

Recognition of Interest Income

      The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis. Such unaccrued interest income as of December 31, 2003 and 2002 amounted to W275,244 million and W226,022 million, receptively.

Provision for Possible Loan Losses

      The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes the financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following minimum percentages to the various credit risk ratings:

Loan classifications	Provision percentages

Normal	0.5%
Special attention	2% or more
Substandard	20% or more
Doubtful	50% or more
Loss	100%

      Pursuant to the revised Regulation on the Supervision of the Banking Business which is effective December 1, 2002, the Bank has changed the credit line for importers from acceptances to domestic import usance bills.

Securities

      Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.

      Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost. The fair value of debt securities, which do not have a quoted market value, are calculated using the present value of future cash flows, discounted at a reasonable interest rate determined based on the credit ratings provided by independent credit rating institutions.

      Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as a capital adjustment, the accumulated amount of which shall be charged to current operations when the related securities are sold or when an impairment loss on the securities is recognized.

      Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized until their maturity using the effective interest rate method.

      Impairment losses are recognized in the statement of income when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

      The Bank recorded impairment losses amounting to W398,502 million and W387,710 million for the years ended December 31, 2003 and 2002.

      Investment securities which allow the Bank a significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has a significant influence on the investees in

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

which the Bank holds more than 15% of interest. However, the Bank does not apply the equity method for the following investments:

•	Investees having total assets of less than W7,000 million

•	Investees under court receivership or bankruptcy

•	Investees under the process of being sold-out

•	Converted shares of stock with a restriction on disposal under the corporate restructuring law

      The Bank discontinues the use of the equity method of accounting for investments in equity method investees when the Bank’s share of accumulated losses equals the costs of the investments, and until the subsequent change in its proportionate net income of the investees equals its proportionate net losses not recognized during the period the equity method was suspended.

      Under the equity method, the Bank records changes in its proportionate ownership of the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying changes in the book value of the investee.

Premises and Equipment and Related Depreciation

      Premises and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost, and land at the prevailing market price, as of the effective date of revaluation.

      Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

Buildings	20-40 years
Structures	10-40 years
Machinery	4 years
Vehicles	4 years
Others	4 years

      Routine maintenance and repairs are charged to expense as incurred. Expenditures, which enhance the value or extend the useful life of the related assets, are capitalized.

      The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income and is deducted from the acquisition cost of the impaired asset. If there is a subsequent recovery from the impairment, a reversal of the previous write-down is made up to the amount of the original cost. The reversal amount of the previously recognized loss is credited to current operations as a gain.

Intangible Assets

      Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over a period of four to five years.

Present Value Discount

      Receivables and payables arising from long-term installment transactions, long-term cash loans (borrowings) and other similar transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

value discount account is amortized using the effective interest rate method as interest expense or interest income.

      Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using the adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as a bad debt expense in the year incurred.

Foreign Currency Translation

      Assets and liabilities denominated in foreign currencies are translated into Korean Won at the basic exchange rates (W1,197.8/ US$1) on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

Bonds Sold under Repurchase Agreements

      The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based on possible loss estimates when the bonds are repurchased. The provision for possible losses as of December 31, 2003 and 2002 amounted to W83,652 million and W102,054 million, respectively.

Disposition of Loans

      The Bank records the difference between the selling price and the book value of disposed loans as a gain or loss on disposal of loans. The book value is the face amount of the disposed loans less identifiable allowance for possible loan losses. When the Bank cannot allocate the allowance for possible loan losses to specific disposed loans, it records the gain or loss as the difference between the selling price and the face amount of the loan.

Accrued Severance Benefits

      Employees and directors with one or more years of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date.

      Accrued severance benefits are funded at approximately 51.97 percent as of December 31, 2003, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction to accrued severance benefits.

      Actual payments of severance benefits for the years ended December 31, 2003 and 2002 amounted to W3,121 million and W3,054 million, respectively.

Provision for Possible Guarantee Losses

      The Bank sets up a provision for possible losses on guarantees outstanding as determined based on a credit risk rating of the companies for which guarantees are provided. The Bank provides a provision of 20 percent or more of guaranteed amounts for companies classified as “substandard,” 50 percent or more for “doubtful” and 100 percent for “loss”. The allowance is shown in the liability section.

Deferred Income Taxes

      The Bank records deferred income taxes which arise from temporary differences between the amount reported for financial reporting purposes and income tax purposes. Income tax expense comprises taxes payable for the year and the change in deferred income tax assets and liabilities for the year.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

Bonds Purchased Under Resale Agreements and Bonds Sold Under Repurchase Agreements

      Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and accrued evenly over the period covered by the agreements.

Translation of Foreign Currency Financial Statements

      Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

Derivative Financial Instruments

      Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date.

      Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in current operations in the same accounting period.

Compensation to Trust Accounts

      The Bank receives management fees from trust accounts for management and custodian services.

      Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances or compensated by the Bank’s banking accounts. Such compensation is accounted for as other operating expenses of the banking accounts and other income of the trust accounts, in accordance with the relevant laws and regulations applicable to trust operations.

Statement of Cash Flows

      In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are large.

3.     Cash and Due from Banks

      Cash and due from banks as of December 31, 2003 and 2002 are as follows:

	Annual
	interest rate
	(%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Cash on hand in local currency	—	W	105,722	W	36,624
Cash on hand in foreign currency	—		2,841		1,849
Due from banks in local currency	7.68		288,078		288,743
Due from banks in foreign currency	1.63		1,382,241		1,643,448

		W	1,778,882	W	1,970,664

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Due from banks in local currency as of December 31, 2003 and 2002 are as follows:

	Annual
	interest rate
	(%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
The Bank of Korea	—	W	208,487	W	220,385
Others	7.68		79,591		68,358

		W	288,078	W	288,743

      Due from banks in foreign currency as of December 31, 2003 and 2002 are as follows:

	Annual
	interest rate
	(%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
The Bank of Korea	—	W	18,819	W	12,787
Hana Bank	1.63		55,099		48,016
Korea Exchange Bank	1.63		41,923		87,444
Chohung Bank	1.63		35,934		54,018
Woori Bank	1.63		35,934		66,022
KDB Asia (HK) Ltd.	1.63		142,538		359,763
KDB Ireland Ltd.	1.63		347,961		242,481
Kookmin Bank	1.63		—		489,959
Others			704,033		282,958

		W	1,382,241	W	1,643,448

      Restricted deposits included in due from banks as of December 31, 2003 are as follows:

	(in millions of Korean Won)

Kookmin Bank	W	66,896
Shinhan Bank		9,855
Woori Bank		2,580
Reserve deposits with the Bank of Korea		227,306
China Construction Bank		6,978
Industrial & Commercial Bank of China (ICBC) Shanghai		3,594
Shanghai Pudong Development Bank (SPDB) Shanghai		4,791

	W	322,000

      Deposits with Kookmin Bank, Woori Bank and Shinhan Bank are pledged as collateral. Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with China Construction Bank, ICBC Shanghai and SPDB Shanghai also represent amounts required under the related banking regulations of those countries.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      The maturities of the amounts due from banks as of December 31, 2003 are as follows:

	Due from banks		Due from banks
Maturing on or before	in local currency		in foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2004	W	208,747	W	896,533	W	1,105,280
Jun. 30, 2004		16,003		158,109		174,112
Dec. 31, 2004		—		20,363		20,363
Dec. 31, 2005		36,677		222,192		258,869
Dec. 31, 2006		26,651		67,077		93,728
Dec. 31, 2007		—		—		—
Dec. 31, 2008		—		17,967		17,967

	W	288,078	W	1,382,241	W	1,670,319

4.	Securities

      Securities as of December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Trading securities	W	1,224,821	W	1,333,027
Available-for-sale securities		16,119,344		13,891,706
Held-to-maturity securities		2,901,590		4,112,054
Securities under the equity method		7,776,690		7,041,539

	W	28,022,445	W	26,378,326

      Trading securities as of December 31, 2003 and 2002 are as follows:

	Annual interest
	rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Equity investments	—	W	2,644	W	—
Government and public bonds	5.13-5.15		467,319		152,475
Corporate bonds	5.11-6.22		277,913		169,351
Beneficiary certificates	—		968		606,671
Securities in foreign currency	3.19		475,977		388,790
Others	6.3		—		15,740

		W	1,224,821	W	1,333,027

      Par value, acquisition cost and fair value of trading debt securities as of December 31, 2003 and 2002 are as follows:

	Par value				Acquisition cost				Fair value

	2003		2002		2003		2002		2003		2002

	(in millions of Korean Won)
Government and public bonds	W	466,772	W	151,746	W	467,319	W	152,475	W	467,319	W	152,475
Corporate bonds		278,516		168,468		277,913		169,351		277,913		169,351
Securities in foreign currency		477,275		385,733		475,977		388,790		475,977		388,790

	W	1,223,563	W	705,947	W	1,221,209	W	710,616	W	1,221,209	W	710,616

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

     Trading securities in each foreign currency as of December 31, 2003 and 2002 are as follows:

Foreign currency
				Equivalent in Korean Won

2003		2002		2003		2002

(in millions of Korean Won, thousands of USD, JPY, EUR, SGD, CHF, GBP, CNY)
US$	223,116	US$	323,884	W	267,248	W	388,790
EUR	126,076	EUR	—		187,902		—
AUD	11,983	AUD	—		10,748		—
JPY	528,270	JPY	—		5,915		—
GBP	1,040	GBP	—		2,215		—
CHF	2,021	CHF	—		1,949		—

				W	475,977	W	388,790

      Available-for-sale securities as of December 31, 2002 and 2003 are as follows:

	Annual interest
	rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Equity investments	—	W	7,150,234	W	6,901,865
Government and public bonds	5.45		422,964		44,927
Corporate bonds	4.67-7.08		5,771,881		4,171,455
Beneficiary certificates	—		325,137		139,057
Other securities in local currency	4.61-4.71		194,611		532,105
Other securities in foreign currency	3.38-6.67		2,254,517		2,102,297

		W	16,119,344	W	13,891,706

      Available-for-sale equity securities, not using the equity method, as of December 31, 2003 are as follows:

	Number of	Ownership	Acquisition				Fair value or
	shares	(%)	cost		Book value		net book value

	(in millions of Korean Won, thousands of shares)
Korea Highway Corporation	143,010	9.66	W	1,430,100	W	1,430,184	W	1,389,039
GM Daewoo Motors Co., Ltd.	108	—		261,375		261,375		757,521
Samsung Life Insurance Co., Ltd.	378	1.89		264,496		132,248		152,064
Industrial Bank of Korea	46,915	—		326,906		326,906		424,307
Korea National Housing Corp.	—	20.56		1,300,618		1,300,618		1,158,936
Korea Land Development Corp.	—	26.77		1,161,904		1,191,328		942,404
Korea Water Resources Corp.	—	6.90		671,307		671,307		556,235
Others	—	—		2,244,108		1,840,761		1,876,838

			W	7,660,814	W	7,154,727	W	7,257,344

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Available-for-sale debt securities as of December 31, 2003 and 2002 comprise the following:

	Par value				Acquisition cost				Market (carrying) value

	2003		2002		2003		2002		2003		2002

	(in millions of Korean Won)
Government and public bonds	W	411,319	W	42,399	W	431,311	W	42,378	W	422,964	W	44,927
Corporate bonds		6,344,071		4,655,850		6,383,294		4,488,215		5,771,881		4,171,455
Beneficiary certificates		367,580		150,352		377,862		150,352		325,137		139,057
Investment debt securities in local currency		194,029		529,283		193,970		622,179		194,611		532,105
Investment debt securities in foreign currency		2,257,634		3,164,853		2,259,090		2,102,743		2,250,024		2,098,908

	W	9,574,633	W	8,542,737	W	9,645,527	W	7,405,867	W	8,964,617	W	6,986,452

      Held-to-maturity debt securities as of December 31, 2003 and 2002 are as follows:

	Par value				Acquisition cost				Carrying value

	2003		2002		2003		2002		2003		2002

	(in millions of Korean Won)
Government and public bonds	W	1,842,827	W	2,209,785	W	1,738,128	W	2,201,252	W	1,740,048	W	2,202,315
Corporate bonds		417,000		733,000		408,715		717,101		413,109		723,827
Investment debt securities in local currency		1,126		114,583		1,105		114,563		1,112		115,351
Investment debt securities in foreign currency		747,888		1,073,168		747,199		1,144,905		747,321		1,070,561

	W	3,008,841	W	4,130,536	W	2,895,147	W	4,177,821	W	2,901,590	W	4,112,054

      Securities under the equity method as of December 31, 2003 and 2002 are as follows:

	Ownership (%)
		Acquisition cost				Book value				Fair value or net book value
	December 31,
	2003	2003		2002		2003		2002		2003		2002

		(in millions of Korean Won)
The KDB Capital Corp.	97.49	W	754,052	W	467,706	W	222,694	W	102,965	W	188,530	W	85,929
Daewoo Securities Co., Ltd.	39.46		548,252		548,252		499,090		554,034		438,513		468,986
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	31.10		288,383		390,368		481,381		614,560		439,897		530,755
Daewoo Heavy Industries & Machinery Ltd.	21.91		173,078		173,078		212,417		188,915		192,787		159,469
Korea Electric Power Corporation	21.59		3,265,468		3,265,468		5,394,029		4,541,043		8,103,319		7,667,147
Seoul Debt Restructuring Fund	43.80		76,752		117,224		74,963		114,110		74,963		114,110
Arirang Restructuring Fund	43.73		95,353		126,846		82,302		101,567		82,302		101,567
Mukoonghwa Restructuring Fund	43.71		94,331		142,995		72,626		124,764		72,626		124,764
Hankang Restructuring Fund	23.01		73,186		95,915		74,897		97,270		74,897		97,270
Others	—		608,025		677,619		662,291		602,311		1,072,548		631,997

		W	5,976,880	W	6,005,471	W	7,776,690	W	7,041,539	W	10,740,382	W	9,981,994

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Details of valuation on the securities using the equity method as of and for the year ended December 31, 2003 are as follows:

	Beginning		Acquisition				Valuation		Retained		Capital		Ending
	book value		(disposal)		Dividends		gain (loss)		earnings		adjustment		book value

	(in millions of Korean Won)
Korea ElectricPower Corp.	W	4,541,043	W	—	W	110,445	W	1,010,247	W	31	W	(46,847)	W	5,394,029
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		614,560		(160,117)		—		58,801		—		(31,863)		481,381
Daewoo Securities Co., Ltd.		554,034		—		—		(59,452)		—		4,508		499,090
GM Daewoo Auto & Technology Company		213,206		—		—		(26,618)		—		9,621		196,209
Daewoo Heavy Industries & Machinery Ltd.		188,915		—		—		22,861		—		641		212,417
Mukoonghwa Restructuring Fund		124,764		(48,664)		—		(3,192)		—		(282)		72,626
Seoul Debt Restructuring Fund		114,110		(40,471)		—		1,048		—		276		74,963
Arirang Restructuring Fund		101,567		(31,493)		—		11,972		—		256		82,302
The KDB Capital Corp.		102,965		286,346		—		(156,646)		(28,107)		18,136		222,694
Hankang Restructuring Fund		97,270		(22,729)		—		356		—		—		74,897
Pan Ocean Shipping Co., Ltd.		95,518		—		—		31,050		—		170		126,738
KDB Asia (HK) Ltd.		66,247		—		—		2,785		—		(1,282)		67,750
Korea Asset Management Corp.		45,465		—		1,200		4,489		—		17,306		66,060
KDB Bank (Hungary) Ltd.		35,238		—		—		8,999		—		—		44,237
KDB Ireland Ltd.		31,701		—		—		(8,101)		—		—		23,600
Others		114,936		24,433		1,649		(1,124)		653		448		137,697

	W	7,041,539	W	7,305	W	113,294	W	897,475	W	(27,423)	W	(28,912)	W	7,776,690

Foreign currency translation loss								(288)
Loss on the impairment of securities under the equity method								(325)

							W	898,088

      The equity method adjustments are calculated as the differences between the initial purchase price and the Bank’s initial proportionate ownership of the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years and equity method adjustment credits are amortized over five years or the weighted-average useful lives of tangible assets of investees using the straight-line method.

      The accumulated unamortized equity method adjustments as of December 31, 2003 and 2002 are as follows:

	2003				2002

	Equity method		Equity method		Equity method		Equity method
	adjustment debit		adjustment credit		adjustment debit		adjustment credit

	(in millions of Korean Won)
Beginning balance	W	215,900	W	3,156,356	W	318,508	W	3,550,739
Increase (decrease)		8,856		412,916		(31,120)		24,015
Amortization		(65,399)		(446,223)		(71,488)		(418,398)

Ending balance	W	159,357	W	3,123,049	W	215,900	W	3,156,356

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Investees in which the Bank holds more than 15 percent of interest but are not valued using the equity method as of December 31, 2003 are as follows:

	Number	Ownership	Acquisition				Fair value or
	of shares	(%)	cost		Book value		net book value

	(in millions of Korean Won, thousands of shares)
Korea National Housing Corp. (*1)	—	20.56	W	1,300,618	W	1,300,618	W	1,158,936
Korea Land Development Corp. (*1)	—	26.77		1,161,904		1,191,328		942,404
Korea National Tourism Organization (*1)	2,824	43.58		24,370		35,529		137,042
KP Chemical Corp.	18,884	19.91		94,421		38,618		38,618
Donghae Pulp Co., Ltd.	4,900	51.36		24,500		15,925		15,925
Hyundai Corporation	3,894	16.96		15,248		11,759		11,759
Others				47,639		30,162		17,164

			W	2,668,700	W	2,623,939	W	2,321,848

(*1)	Notwithstanding its over 15 percent ownership holdings of the investee companies presented above, the Bank is not considered to exercise a significant influence over the management of these companies because the aggregate ownership percentage held by the government exceeds 50 percent of the ownership of these companies.

     The Bank used unaudited financial statements of the following investee companies as of December 31, 2003 for the valuation of securities using the equity method, as follows:

	Expected	Net asset value				Net asset value
	closing day	before adjustment		Adjustment		after adjustment

	(in millions of Korean Won)
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	March 2004	W	1,408,309	W	—	W	1,408,309
Daewoo Securities Co., Ltd.	May 2004		1,108,688		—		1,108,688
Mukoonghwa Restructuring Fund	May 2004		166,139		—		166,139
Pan Ocean Shipping Co., Ltd.	March 2004		236,727		—		236,727
KDB Ireland Ltd.	March 2004		23,601		—		23,601
KDB Asia (HK) Ltd.	March 2004		67,631		—		67,631
The KDB Capital Corp.	May 2004		192,519		—		192,519
KDB Bank (Hungary) Ltd.	March 2004		49,685		—		49,685
Seoul Debt Restructuring Fund	May 2004		171,148		—		171,148
Arirang Restructuring Fund	May 2004		188,199		—		188,199
Hankang Restructuring Fund	May 2004		325,548		—		325,548
KIF	March 2004		26,137		—		26,137

      The reason for using unaudited financial statements of the companies presented above is due to the differences in audit periods between the Bank and these companies. Furthermore, the Bank used the latest financial statements of investee companies, besides those presented above, for the valuation under the equity method.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      The maturity of investments in available-for-sale and held-to-maturity debt securities as of December 31, 2003 are as follows:

	Available-for-sale		Held-to-maturity
Maturing on or before	debt securities		debt securities

	(in millions of Korean Won)
Dec. 31, 2004	W	2,590,103	W	333,723
Dec. 31, 2008		5,511,344		2,304,351
Dec. 31, 2013		863,170		263,516

	W	8,964,617	W	2,901,590

      Investment securities denominated in foreign currency as of December 31, 2003 and 2002 are as follows:

Foreign currency
				Equivalent in Korean Won

2003		2002		2003		2002

(in millions of Korean Won, thousands of USD, JPY, EUR, SGD, CHF, GBP, CNY)

Available-for-sale debt securities
US$	1,450,952	US$	1,359,939	W	1,737,950	W	1,632,470
JPY	43,209,718	JPY	42,643,208		483,776		431,920
EUR	7,564	EUR	16,394		11,365		20,613
SGD	—	SGD	2,490		—		1,722
CHF	—	CHF	90		—		78
GBP	5,910	GBP	4,027		12,585		7,753
CNY	30,051	CNY	30,001		4,348		4,352

				W	2,250,024	W	2,098,908

Held-to-maturity debt securities
JPY	10,653,269	JPY	17,172,020	W	119,274	W	173,930
US$	541,844	US$	744,842		625,066		894,109
EUR	1,984	EUR	2,006		2,981		2,522

				W	747,321	W	1,070,561

      As of December 31, 2003, investment securities amounting to W485,000 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd.

      With regards to futures trading, 1,104,000 shares of Korea Electric Power Corporation and debt securities of Korea Deposit Insurance Corporation amounting to W8,000 million are pledged as a substitute for the deposit money to Kookmin Futures Inc. and others, as of December 31, 2003.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Impairment losses on securities for the year ended December 31, 2003 are as follows:

	Amortized		Impairment
Issuer	cost		loss		Book value

	(in millions of Korean Won)
Equity securities
Hyundai E & C Co., Ltd.	W	250,151	W	192,867	W	57,284
KP Chemical Co., Ltd.		94,421		55,803		38,618
Ssangyong Cement Industrial Co., Ltd.		43,634		30,806		12,828
Shinwon Co., Ltd.		21,198		19,941		1,257
Hyundai Corporation		15,248		3,489		11,759
LG Card Co., Ltd.		3,929		3,643		286
Telson I & C		3,880		3,410		470
Orion Electric CRV		2,821		2,821		—
Others		78,584		70,921		7,663

	W	513,866	W	383,701	W	130,165

Debt securities
Hyundai Corporation	W	43,865	W	11,728	W	32,137
Hyundai E & C Co., Ltd.		161,389		226		161,163
Others		5,723		2,847		2,876

	W	210,977	W	14,801	W	196,176

      In accordance with the Statement of Korean Financial Accounting Standards No. 8, certain held-to-maturity securities amounting to W238,459 million were reclassified as available-for-sale securities on January 1, 2003 since the Bank’s intent to hold the securities to maturity was not certain at the time of the acquisition. Among the reclassified securities, a portion amounting to W212,269 million matured during the year ended December 31, 2003.

      Issuers of the securities held by the Bank as of December 31, 2003 and 2002 are as follows:

					Percentage (%)
					December 31,
	2003		2002		2003

	(in millions of Korean Won)
By country
The Republic of Korea	W	27,194,726	W	25,793,484	97.05
The Philippines		29,133		68,093	0.10
Thailand		149,637		16,343	0.53
Indonesia		—		8,383	0.00
Others		648,949		492,023	2.32

	W	28,022,445	W	26,378,326	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

					Percentage (%)
					December 31,
	2003		2002		2003

	(in millions of Korean Won)
By issuer
Korea Electric Power Corporation	W	5,574,702	W	4,659,477	19.90
Korea National Housing Corp.		1,630,855		1,606,211	5.82
Korea Highway Corporation		1,430,184		1,450,238	5.10
Korea Deposit Insurance Corp.		1,224,712		1,333,077	4.37
Korea Land Development Corp.		1,191,328		1,191,328	4.25
Korea Asset Management Corp.		255,620		585,197	0.91
Others		16,715,044		15,552,798	59.65

	W	28,022,445	W	26,378,326	100.00

					Percentage (%)
					December 31,
	2003		2002		2003

	(in millions of Korean Won)
By industry
Banking and insurance	W	8,662,002	W	7,269,345	30.90
Electric, gas and water supply industry		5,780,736		4,906,646	20.63
Manufacturing		5,230,939		5,586,592	18.67
Construction		4,590,577		3,966,773	16.38
Public administration		1,893,083		2,130,266	6.76
Others		1,865,108		2,518,704	6.66

	W	28,022,445	W	26,378,326	100.00

5.     Loans

      Loans as of December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Loans in local currency	W	16,803,143	W	14,389,340
Loans in foreign currency		15,872,758		16,118,522
Other loans		15,977,032		15,626,307

		48,652,933		46,134,169
Less: Provision for possible loan losses		(1,097,039)		(1,089,983)
Present value discount account		(102,303)		(126,955)

	W	47,453,591	W	44,917,231

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Loans in local and foreign currency as of December 31, 2003 and 2002 are as follows:

(1)	Loans in local currency

	Annual average
	interest rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Loans for working capital
Industrial fund loans	6.95	W	5,395,737	W	2,954,632
Government fund loans	4.76		457,707		551,690
Overdrafts	7.73		285,977		77,489
Others	5.97 - 8.31		822,483		838,419

			6,961,904		4,422,230

Loans for facilities
Industrial fund loans	7.18		6,829,475		7,060,734
Government fund loans	4.82		882,978		924,386
Others	3.67 - 7.46		2,128,786		1,981,990

			9,841,239		9,967,110

		W	16,803,143	W	14,389,340

(2)	Loans in foreign currency

	Annual average
	interest rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Loans for working capital
Local currency loans denominated in foreign currencies	4.74	W	872,385	W	878,387
Foreign currency loans	2.88		768,278		981,347
Others	2.93		770,003		607,381

			2,410,666		2,467,115

Loans for facilities
Local currency loans denominated in foreign currencies	3.55		4,665,701		4,597,906
Foreign currency loans	3.60		2,641,692		2,423,167
Offshore loans in foreign currencies	3.11		1,208,784		1,291,518
Asian Development Bank loans	2.16		1,201,764		1,208,755
Loans to International Bank for Reconstruction and Development	2.29		3,744,122		4,115,638
Others	3.63		29		14,423

			13,462,092		13,651,407

		W	15,872,758	W	16,118,522

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

(3)	Other loans

	2003		2002

	(in millions of Korean Won)
Notes purchased	W	1,295	W	4,887
Bills purchased		1,946,704		3,045,154
Advances for customers		78,927		75,316
Bonds purchased under repurchase agreements		213,693		161,805
Call loans		2,177,355		742,276
Domestic import usance bills		3,182,467		3,352,839
Debentures accepted by private subscription		8,005,502		7,777,071
Others (*)		371,089		466,959

	W	15,977,032	W	15,626,307

(*)	Include loans to be converted to equity amounting to W282,745 million as follows:

	Book value		Conversion price		Restriction on disposal

	(in millions of Korean Won)
Ssangyong Cement Industrial Co., Ltd.	W	200,000	W	5,000/share	Until December 31, 2005
SK Networks Co., Ltd.		82,745	W	5,000/share	Until October 27, 2004

	W	282,745

      The maturity of loans in local and foreign currency as of December 31, 2003 are as follows:

	Loans for
	working		Loans for		Loans for		Loans for
	capital in		facilities in		working capital in		facilities in
Maturing on or before	local currency		local currency		foreign currency		foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2004	W	1,234,252	W	559,355	W	446,936	W	686,287	W	2,926,830
Jun. 30, 2004		1,083,699		358,541		511,609		416,696		2,370,545
Dec. 31, 2004		1,665,625		879,787		797,674		1,296,622		4,639,708
Dec. 31, 2005		712,422		1,943,404		494,828		3,222,589		6,373,243
Dec. 31, 2006		517,274		1,575,792		109,825		2,012,064		4,214,955
Dec. 31, 2007		1,235,791		1,365,349		11,643		1,536,329		4,149,112
Dec. 31, 2008		122,125		1,006,056		15,543		1,290,108		2,433,832
Thereafter		390,716		2,152,955		22,608		3,001,397		5,567,676

	W	6,961,904	W	9,841,239	W	2,410,666	W	13,462,092	W	32,675,901

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Changes in the provision for possible loan losses for the years ended December 31, 2003 and 2002 are as follows:

	2003						2002

	Loans		Other assets		Total		Total

	(in millions of Korean Won)
Balance at the beginning of the year	W	1,089,983	W	4,946	W	1,094,929	W	1,925,797
Changes in overseas branches due to foreign currency translation		678		—		678		(3,378)
Provision carry-over from loan acquisition		184,985		—		184,985		79,161
Decrease in provision due to loan disposal		(63,516)		—		(63,516)		(200,938)
Changes in provision from loan restructuring		(4,108)		—		(4,108)		148,251
Current write-offs		(725,037)		—		(725,037)		(1,405,664)
Current provision (reversal)		614,054		(136)		613,918		551,700

	W	1,097,039	W	4,810	W	1,101,849	W	1,094,929

      As of December 31, 2003 and 2002, the provision for possible loan losses are as follows:

	2003		2002

	(in millions of Korean Won)
Loans
Loans in local currency and foreign currency and notes purchased	W	798,679	W	527,474
Bills purchased		40,279		39,773
Advances for customers		9,992		3,803
Call loans		—		143
Domestic import usance bills		51,024		104,441
Debentures accepted by private subscription		195,509		100,777
Other loans		1,556		313,572

		1,097,039		1,089,983
Other assets		4,810		4,946

	W	1,101,849	W	1,094,929

      As of December 31, 2003, the classification of loans and provisions for possible loan losses are as follows:

		Provisions for
		possible loan
Classification	Loans(*)	losses		Ratio (%)

	(in millions of Korean Won)
Normal	W38,485,805	W	198,306	0.52
Special attention	1,912,170		314,629	16.45
Substandard	1,390,258		426,776	30.70
Doubtful	157,591		78,796	50.00
Loss	78,532		78,532	100.00
Others (**)	6,526,274		—	—

	W48,550,630	W	1,097,039	2.26

(*)	Net of present value discounts

(**)	Loans to or loans guaranteed by the Korean Government

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

     The ratio of provisions to total loans and ratio of provisions to non-performing loans as of December 31, 2003, 2002 and 2001 are as follows:

	2003		2002		2001

	(in millions of Korean Won)
Total loans	W	48,550,630	W	46,007,214	W	49,106,512
Provisions for possible losses		1,097,039		1,089,983		1,835,651
Provision ratio (%)		2.3		2.4		3.7
Non-performing loans		1,626,381		886,130		2,036,767
Provisions for possible losses		584,104		313,028		1,162,328
Provision ratio (%)		35.9		35.3		57.1

      Restructured loans as of December 31, 2003 and 2002 due to court receivership, court mediation or other financial restructuring process are as follows:

	2003		2002

	(in millions of Korean Won)
Changes in contractual terms	W	25,292	W	72,154
Exemption		25,245		—
Conversion to equity investment		682,477		775,051

	W	733,014	W	847,205

      When the contractual terms (i.e., principal, interest rate, or maturity) of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to the present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred.

      Loans restructured due to changes in contractual terms as of and for the years ended December 31, 2003 and 2003 are as follows:

	Period of restructuring

	2003		2002

	(in millions of Korean Won)
Beginning
Original amount before restructuring	W	1,156,979	W	2,208,352
Present value		1,030,024		1,877,125

Present value discount		126,955		331,227

Increase		19,210		20,360
Decrease (amortization)		(43,862)		(224,632)

		(24,652)		(204,272)

Ending
Original amount before restructuring		964,673		1,156,979
Present value		862,370		1,030,024

Present value discount	W	102,303	W	126,955

      The present value discount account is amortized using the effective interest rate method over the redemption period.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      The Bank’s loan portfolio by nation, major customers and industry as of December 31, 2003 and 2002 are as follows:

					Percentage (%)

					December 31,
	2003		2002		2003

	(in millions of Korean Won)
By nation
The Republic of Korea	W	31,148,520	W	29,058,776	95.3
USA		166,361		172,117	0.5
Russia		161,703		162,054	0.5
Indonesia		140,428		135,789	0.4
Others		1,058,889		979,126	3.3

	W	32,675,901	W	30,507,862	100.00

					Percentage (%)

					December 31,
	2003		2002		2003

	(in millions of Korean Won)
By customer
Small & Medium Industry Promotion Corp.	W	3,329,235	W	3,352,770	10.2
Korea Deposit Insurance Corp.		1,197,800		1,202,210	3.7
Korean Airline Co., Ltd.		768,173		602,616	2.4
Korea Hydro & Nuclear Power Co., Ltd.		753,317		1,299,679	2.3
Korea Asset Management Corp.		568,955		730,934	1.7
Tong Yang Cement Corporation		531,457		532,992	1.6
Others		25,526,964		22,786,661	78.1

	W	32,675,901	W	30,507,862	100.00

					Percentage (%)

					December 31,
	2003		2002		2003

	(in millions of Korean Won)
By industry
Manufacturing	W	15,612,171	W	13,661,997	47.8
Transportation and communication		3,490,007		3,425,730	10.7
Public administration		3,409,126		3,734,740	10.4
Banking and insurance		2,751,798		4,163,668	8.4
Electric, gas and water supply industry		2,170,579		3,149,387	6.7
Others		5,242,220		2,372,340	16.0

	W	32,675,901	W	30,507,862	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

6.     Premises and Equipment

      Premises and equipment as of December 31, 2003 and 2002 are as follows:

	Acquisition cost or
	revaluation amount				Accumulated depreciation				Net book value

	2003		2002		2003		2002		2003		2002

	(in millions of Korean Won)
Land	W	327,380	W	330,630	W	—	W	—	W	327,380	W	330,630
Buildings and structures		360,496		357,592		38,579		29,944		321,917		327,648
Machinery		55,329		53,906		46,461		39,409		8,868		14,497
Vehicles		1,488		1,324		1,150		930		338		394
Construction in-progress		4,334		759		—		—		4,334		759
Others		34,535		27,690		28,358		19,666		6,177		8,024

	W	783,562	W	771,901	W	114,548	W	89,949	W	669,014	W	681,952

      As of December 31, 2003 and 2002, the government-posted prices of the Bank’s land amounted to W258,872 million and W240,363 million, respectively.

      As of December 31, 2003, the Bank’s premises, equipment and other assets are insured against fire and other casualty losses up to approximately W309,907 million.

7.     Other Assets

      Other assets as of December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Prepaid expenses	W	181,573	W	309,743
Other accounts receivable		8,559,739		1,797,526
Accrued income		378,872		431,606
Intangible assets		45,792		47,662
Deferred income tax assets		139,039		146,834

Others		492,637		460,709

		9,797,652		3,194,080
Loss: Provision for possible losses		(4,810)		(4,946)
Present value discount		—		(124)

	W	9,792,842	W	3,189,010

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

8.     Deposits

      Deposits as of December 31, 2003 and 2002 are as follows:

	Annual average
	interest rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Local currency deposits
Demand deposits
Checking deposits	—	W	2,751	W	1,537
Temporary deposits	0.01		236,602		150,929
Passbook deposits	0.27		21,507		71,891
Others	0.30		3,000		14,316

			263,860		238,673

Time and savings deposits
Time deposits	4.72		3,464,213		3,777,189
Installment savings deposits	5.91		174,083		133,769
Corporate savings deposits	3.43		2,177,690		2,104,439
Savings deposits	2.62		203,291		172,263
Long-term savings for households	11.29		30,697		168,930
Others	9.52		155,057		114,105

			6,205,031		6,470,695

			6,468,891		6,709,368

Foreign currency deposits
Demand deposits
Checking deposits	—		19,617		46,900
Passbook deposits	0.68		152,015		248,586
Temporary deposits	1.04		124		146
Others	0.08		3		1,275

			171,759		296,907

Savings deposits
Time deposits	1.26		497,863		213,579

			669,622		510,486

Negotiable certificates of deposits			3,577,817		1,525,450

		W	10,716,330	W	8,745,304

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      The maturities of time and savings deposits in local and foreign currency as of December 31, 2003 are as follows:

					Time
			Installment		deposits in
			savings		foreign
Maturing on or before	Time deposits		deposits		currency		Total

	(in millions of Korean Won)
Mar. 31, 2004	W	1,605,977	W	49,870	W	464,523	W	2,120,370
Jun. 30, 2004		538,436		17,319		9,052		564,807
Dec. 31, 2004		1,073,442		66,881		20,096		1,160,419
Dec. 31, 2005		218,437		28,790		4,192		251,419
Dec. 31, 2006		25,370		11,203		—		36,573
Dec. 31, 2007		1,332		20		—		1,352
Dec. 31, 2008		1,219		—		—		1,219

	W	3,464,213	W	174,083	W	497,863	W	4,136,159

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

9.     Borrowings

      Borrowings as of December 31, 2003 and 2002 are as follows:

	Annual average
	interest rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
Local currency borrowings
Ministry of Finance and Economy	4.24	W	1,923,326	W	2,192,150
Industrial Bank of Korea	3.84		448,519		476,596
Small & Medium Industry Promotion Fund	4.78		283,206		260,203
Ministry of Culture and Tourism	3.29		616,222		519,669
Korea Energy Management Corporation	3.61		505,572		467,586
Local governments	3.93		75,121		80,848
Others	3.11-4.08		474,141		367,845

			4,326,107		4,364,897

Foreign currency borrowings
Small & Medium Industry Promotion Fund	2.84		26		209
KFW group in Germany (“KFW”)	2.41		27,514		34,472
Asian Development Bank (“ADB”)	1.87		1,201,764		3,609,587
International Bank for Reconstruction and Development (“IBRD”)	2.19		4,671,618		5,669,560
The Japan Bank for International Cooperation (“JBIC”)	0.86		177,385		229,034
The Bank of Korea	1.46		72,673		156,088
Others	0.86-2.77		7,570,175		7,735,910

			13,721,155		17,434,860

Other borrowings
Bonds sold under repurchase agreements	—		3,399,914		2,333,885
Notes sold	—		4,793		2,504
Call money	—		1,051,586		322,939

			4,456,293		2,659,328

		W	22,503,555	W	24,459,085

      The repayment of W254,951 million included in the borrowings above are guaranteed by the Korean Government.

      The Bank entered into an agreement with the Japan Bank for International Cooperation (“JBIC”) relating to the borrowings amounting to W253,108 million to be used for designated purposes. As of December 31, 2003, the Bank has local loans denominated in foreign currency and foreign currency loans amounting W231,702 million and W21,406 million, respectively, relating to this borrowing.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      The maturities of borrowings in local and foreign currency as of December 31, 2003 are as follows:

	Borrowings in		Borrowings in
Maturing on or before	local currency		foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2004	W	203,801	W	4,102,312	W	4,306,113
Jun. 30, 2004		99,311		1,529,220		1,628,531
Dec. 31, 2004		327,510		1,330,717		1,658,227
Dec. 31, 2005		557,289		2,381,317		2,938,606
Dec. 31, 2006		593,248		938,128		1,531,376
Dec. 31, 2007		540,241		613,902		1,154,143
Dec. 31, 2008		488,709		550,322		1,039,031
Thereafter		1,515,998		2,275,237		3,791,235

	W	4,326,107	W	13,721,155	W	18,047,262

      The subordinated debt included in borrowings as of December 31, 2003 and 2002 comprises the following:

	Annual
	interest rate (%)

	December 31,
Type	2003	2003		2002		Condition of Borrowings

		(in millions of Korean Won)
Government fund	4.24	W	1,923,090	W	2,191,846	Installment reimbursement
Agency for International Development relending facilities	2.00		236		304	Installment reimbursement
Asian Development Bank relending facilities	1.87		1,201,764		3,609,587	Lump-sum reimbursement
International Bank for Reconstruction and Development relending facilities	2.19		4,671,618		5,669,560	Installment reimbursement

		W	7,796,708	W	11,471,297

10.     Industrial Finance Bonds

      Industrial finance bonds (“IFB”) as of December 31, 2003 and 2002 are as follows:

	Annual
	interest rate (%)

	December 31,
	2003	2003		2002

		(in millions of Korean Won)
IFB in local currency	6.3	W	25,217,631	W	24,352,837
IFB in foreign currency	1.64		10,099,605		8,066,690
Offshore IFB in foreign currency	2.07		1,591,519		1,216,557

			36,908,755		33,636,084

Premiums on IFB			19,591		16,396
Discounts on IFB			(52,403)		(52,460)

		W	36,875,943	W	33,600,020

      Under the Korea Development Bank Act, the Bank has the authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank is limited to 30 times the amount of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean Government are not

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

included in the limit. When existing bonds are refinanced or guarantees are executed, the limit is temporarily not applied. The amount of issued bonds guaranteed by the Korean Government as of December 31, 2003 and 2002 amounted to W792 million and W4,000 million, respectively.

      The Bank acquired industrial finance bonds amounting to W261,902 million and W277,471 million as of December 31, 2003 and 2002, respectively. The treasury bonds are deducted from industrial finance bonds.

      The maturities of IFB as of December 31, 2003 are as follows:

	IFB in local		IFB in foreign		Offshore IFB in
Maturing on or before	currency		currency		foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2004	W	3,049,836	W	557,496	W	95,094	W	3,702,426
Jun. 30, 2004		4,577,432		716,762		539,010		5,833,204
Dec. 31, 2004		4,946,544		1,005,781		76		5,952,401
Dec. 31, 2005		6,909,667		761,375		51		7,671,093
Dec. 31, 2006		4,299,274		2,929,911		907,935		8,137,120
Dec. 31, 2007		293,241		1,104,130		47,380		1,444,751
Dec. 31, 2008		608,117		1,386,220		—		1,994,337
Thereafter		526,480		1,614,131		—		2,140,611

	W	25,210,591	W	10,075,806	W	1,589,546	W	36,875,943

11.     Other Liabilities

      Other liabilities as of December 31, 2003 and 2002 comprise the following:

	2003		2002

	(in millions of Korean Won)
Other accounts payable	W	8,512,392	W	1,804,464
Accrued expenses		831,119		909,732
Advanced income		73,500		168,004
Guarantee deposits		50,785		29,500
Advances received on IFB		15,108		14,476
Provisions for possible other losses		235,847		208,358
Trust account debit		332,834		249,677
Others		277,337		151,011

	W	10,328,922	W	3,535,222

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

12.     Guarantees Outstanding and Commitments

      The Bank provides guarantees for its customers. Guarantees outstanding and the related provision for possible losses as of December 31, 2003 and 2002 are as follows:

					Provision for
	Guarantees amount				possible losses

	2003		2002		2003		2002

	(in millions of Korean Won)
Acceptances	W	727,285	W	1,135,796	W	3,265	W	237
Guarantees on local borrowings		654,780		930,529		—		684
Guarantees on indebtedness in foreign currency		8,253,904		3,435,820		1,429		62,286
Letters of guarantee for importers		39,350		37,836		64		16

	W	9,675,319	W	5,539,981	W	4,758	W	63,223

      The unsettled guarantees and commitments provided by the Bank as of December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Unsettled guarantees
Local letters of credit issuance	W	27,016	W	10,224
Foreign letters of credit issuance		1,756,531		1,463,845
Others		639,516		760,562

		2,423,063		2,234,631

Commitments
For loans in local currency		7,813,675		7,078,917
For loans in foreign currency		1,225,228		689,436

		9,038,903		7,768,353

Bonds sold under repurchase agreements		1,290,895		354,728

	W	12,752,861	W	10,357,712

13.     Commitments and Contingencies

      The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amounts available under such loans are US$108,050 thousand (equivalent to W129,419 million), of which US$66,852 thousand (equivalent to W80,076 million) have not been withdrawn by borrowers as of December 31, 2003.

      During 1998, the Bank sold with recourse W3,084,141 million of non-performing loans classified as substandard or below to the Korea Asset Management Corporation for proceeds amounting to W1,339,629 million. The resulting loss of W1,744,512 million was recorded as a loss on disposal of loans during 1998. As of December 31, 2003, the unsettled amount of such loans amounted to W245,325 million, and the provision for possible losses from the disposal of unsettled loans recorded as other liabilities amounted to W83,652 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Loans sold off to KDB First Securitization Specialty Co., Ltd. and others in accordance with the asset securitization plan as of December 31, 2003 are as follows:

						Retained
						subordinated
	Disposal date	Book value		Selling price		debt securities		Collateral (*)

		(in millions of Korean Won)
KDB First SPC	June 8, 2000	W	950,627	W	600,000	W	201,800	W	120,000
KDB Second SPC	November 8, 2000		914,764		423,600		143,600		80,000
KDB Third SPC	September 20, 2001		1,793,546		949,900		349,900		185,000
KDB Fifth SPC	December 13, 2001		765,358		528,400		238,400		100,000

		W	4,424,295	W	2,501,900	W	933,700	W	485,000

(*)	Investment securities are provided as collateral (Note 4).

     According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30 percent of the proceeds when the principal or a part of the interest is not repaid at the expected due date of the cash flows payment schedule.

      The Bank has provided credit lines to several securitization specialty companies amounting to W9,038,903 million, of which W48,686 million was withdrawn as of December 31, 2003.

      The Bank still has the valid legal right to seek indemnity for a part of loan receivables written off as of December 31, 2003 in the amount of W1,394,000 million.

      One of the Bank’s corporate debtors, LG Card Co., Ltd., has been in financial difficulty, and the Bank agreed to support this cash-strapped company during the creditors’ meetings. In accordance with a resolution during the first creditors’ meeting on November 24, 2003, the Bank provided a loan to LG Card Co., Ltd. in the amount of W287,800 million. During the second creditors’ meeting held on January 9, 2004, the Bank agreed on a debt-to-equity swap of W205,900 million, an additional loan of W567,400 million, and the extension of loan repayments due during 2004. As of December 31, 2003, the Bank has loans, corporate bonds, and commercial papers in connection with LG Card Co., Ltd., amounting to W341,717 million, W215,545 million, and W10,000 million, respectively. The Bank might incur a potential loss in relation to its loan receivables from LG Card Co., Ltd., depending upon whether LG Card Co., Ltd. can successfully implement its corporate restructuring plan, including the debt rescheduling, and effectively utilize the newly injected capital.

      The Bank provided loans amounting to W2,125,968 million and securities amounting to W799,387 million as of December 31, 2003 for companies under workout, court receivership, court mediation and other restructuring process. The Bank provided W714,143 million for provisions for possible loan losses and W15,681 million for present value discount with regard to the above loans and securities. Actual results of the credit loss from the loans to the customers may differ from the provisions reserved.

      In common with certain other Asia countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement structural reforms to historical business practices, including corporate governance. The Bank may be either directly or indirectly affected by these volatile economic conditions and the reform program described above. The accompanying financial statements reflect management’s assessment of the impact to date of the economic environment on the financial position and results of operations of the Bank. Actual results may differ materially from management’s current assessment.

14.	Derivative Financial Instruments and the Related Contracts

      The Bank utilizes derivative financial instruments to hedge against financial market risks or for trading purposes.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      In case of trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank’s customers.

      Additionally, the trading derivatives include the derivatives used to hedge the exchange rate of the Bank’s foreign currency assets and liabilities and interest rate of the Bank’s loans and borrowings, of which the underlying assets and liabilities are already valued at fair market value in accordance with the accounting principles generally accepted in the Republic of Korea or the position hedging transactions in which derivative instruments are not specifically identified to the underlying transactions.

      The hedging instruments generally include the cross currency swaps and/or interest rate swaps used to hedge the borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic banks. The hedging instruments also include the interest swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in Won.

      The unsettled contract amount of the Bank’s derivatives and the related valuation gain (loss) are as follows:

	Unsettled contract amount						Valuation gain/loss(I/S)

			Trading		Hedging				Trading		Hedging		Valuation
	Total		purpose		purpose		Total		purpose		purpose		gain/loss(B/S)

	(in millions of Korean Won)
Interest rate
Forward	W	629,120	W	—	W	629,120	W	441	W	—	W	441	W	441
Futures		6,931,184		—		6,931,184		1,618		—		1,618		—
Swap		47,530,586		257,527		47,273,059		(117,779)		(11,493)		(106,286)		182,280
Options
Buy		871,538		—		871,538		5,434		—		5,434		18,160
Sell		846,538		—		846,538		(1,708)		—		(1,708)		(16,532)

		56,808,966		257,527		56,551,439		(111,994)		(11,493)		(100,501)		184,349

Currency
Forward		45,217,491		—		45,217,491		14,782		—		14,782		(9,485)
Futures		81,450		—		81,450		—		—		—		—
Swap		16,254,877		1,262,136		14,992,741		(63,569)		112,395		(175,964)		(38,351)
Options
Buy		1,099,461		—		1,099,461		21,534		—		21,534		26,027
Sell		1,114,433		—		1,114,433		(11,178)		—		(11,178)		(26,084)

		63,767,712		1,262,136		62,505,576		(38,431)		112,395		(150,826)		(47,893)

Stock price index
Futures		2,658		—		2,658		(91)		—		(91)		—
Options
Buy		86,077		—		86,077		5,323		—		5,323		12,423
Sell		219,181		—		219,181		(4,428)		—		(4,428)		(14,818)

		307,916		—		307,916		804		—		804		(2,395)

	W	120,884,594	W	1,519,663	W	119,364,931	W	(149,621)	W	100,902	W	(250,523)	W	134,061

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

15.	Equity

Paid-in Capital

      The Korean government shall provide the entire paid-in capital of the Bank in accordance with the applicable law. The authorized paid-in capital amounts to W10,000,000 million as of December 31, 2003. The Bank increased and decreased its paid-in capital several times, including a W3,000,000 million investment in kind by 127,086,334 shares of Korea Electric Power Corporation valued at W23,606 per share on June 20, 2001, W50,000 million cash injection on December 29, 2001, and the raising of W80,000 million on August 13, 2003. The total paid-in capital of the Bank as of December 31, 2003 is W7,241,861 million.

Capital Surplus

      In accordance with a resolution of the Board of Directors, the Bank decreased its paid-in capital used to offset accumulated deficit, and the capital surplus of the Bank as of December 31, 2003 are as follows:

	Decrease in		Offsetted
Resolution of Board of Directors	paid-in capital		accumulated deficit		Capital surplus

	(in millions of Korean Won)
October 27, 1998	W	4,218,800	W	4,184,046	W	34,754
November 22, 2000		959,800		950,181		9,619

	W	5,178,600	W	5,134,227	W	44,373

Legal Reserve

      The Korea Development Bank Act requires the Bank to appropriate net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

Changes in Retained Earnings

      The following are the effects from changes in capital surplus in accordance with Statement of Korean Financial Accounting Standard No. 8:

	(in millions of
	Korean Won)

Fair valuation of the beginning balance of securities	W	(140,282)
Decrease due to changes in capital surplus of subsidiaries		(27,424)

	W	(167,706)

      The changes in valuation gain (loss) from investment securities for the years ended December 31, 2003 and 2002 are presented as follows:

	2003						2002

	Available-for-		Securities under
	sale securities		the equity method		Total		Total

	(in millions of Korean Won)
Beginning balance	W	(519,117)	W	(40,614)	W	(559,731)	W	(382,217)
Increase (decrease) due to disposals and others		250,461		(27,604)		222,857		(67,815)
Valuation gain (loss) during the current year		189,166		(28,912)		160,254		(109,700)

Ending balance	W	(79,490)	W	(97,130)	W	(176,620)	W	(559,732)

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

Offsetting of Accumulated Deficit

      In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If reserves are insufficient to eliminate the accumulated deficit, the Korean Government should complement the deficiency.

16.	Other Non-Interest Revenue (Expenses)

      Other non-interest revenue (expenses) for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Other non-interest revenue
Gain on foreign currency transactions	W	948,415	W	322,392
Reversal of provision for possible losses on guarantees outstanding		58,465		76,850
Gain on valuation of hedged items		298,151		253,781
Others		142,864		32,552

	W	1,447,895	W	685,575

Other non-interest expenses
Loss on foreign currency transactions	W	460,476	W	450,549
Education tax		25,185		24,201
Deposit insurance expenses		9,789		3,918
Donations		30,454		34,818
Loss on valuation of hedged items		491,992		271,995
Others		131,735		114,808

	W	1,149,631	W	900,289

17.	General and Administrative Expenses

      General and administrative expenses for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Salaries	W	153,904	W	126,515
Retirement allowance		16,822		15,503
Employee benefits		12,472		21,624
Rent		7,273		6,685
Depreciation		21,740		20,985
Taxes and dues		11,474		11,484
Printing		3,748		3,381
Travel		2,930		3,141
Commission		9,085		8,726
Others		55,595		48,099

	W	295,043	W	266,143

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

18.	Non-Operating Income (Expenses)

      Non-operating income (expenses) for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Non-operating income
Gain on disposal of premises and equipment	W	712	W	200
Rental income		1,139		1,070
Gain on disposal of loans		55,766		57,555
Gain from investment securities		1,188,828		1,191,817
Others		3,486		13,829

		1,249,931		1,264,471

Non-operating expenses
Loss on disposal of premises and equipment		2,035		7,780
Loss on disposal of loans		36,270		50,348
Loss from investment securities		466,576		466,283
Others		50,733		9,089

		555,614		533,500

	W	694,317	W	730,971

19.	Average Amounts of Assets and Liabilities Related to Interest Income and Expenses

      Interest income or interest expenses and related average amounts of assets or liabilities as of and for the years ended 2003 and 2002 are as follows:

	2003				2002

			Interest				Interest
	Average		income or		Average		income or
	amounts		expenses		amounts		expenses

	(in millions of Korean Won)
Assets
Due from banks	W	1,768,960	W	30,120	W	2,321,166	W	62,560
Securities		12,771,978		664,469		12,392,033		668,506
Loans		46,376,377		2,097,227		44,081,790		2,546,169
Others		—		29,581		—		34,280

			W	2,821,397			W	3,311,515

Liabilities
Deposits	W	9,096,637	W	362,691	W	8,900,359	W	404,641
Borrowings		23,744,697		540,164		20,630,046		671,158
Bonds		35,888,145		1,765,122		36,054,817		2,047,937
Others		—		16,817		—		55,244

			W	2,684,794			W	3,178,980

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

20.	Income Tax Expense

      Income tax expense for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of
	Korean Won)
Income taxes payable (special additional tax)	W	—	W	—
Deferred income taxes (*)		7,244		—
Income taxes for overseas branches		280		2,063

	W	7,524	W	2,063

(*)	The amended tax rate, 27.5%, is applied to the tax effects from temporary differences expected to be realized after 2005.

     The applicable statutory income tax rates for the years ended December 31, 2003 and 2002 are approximately 29.7 percent, including resident surcharges. However, due to the net operating loss carry-over, the Bank has no corporate tax to be paid for the years ended December 31, 2003 and 2002.

      The tax effect of major tax adjustments for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Income before income tax expense	W	174,403	W	185,935
Computed income tax at the expected statutory rate		51,798		55,223
Tax effect from temporary differences
Provision for possible loan losses		(35,678)		(67,259)
Provision for severance benefits		(753)		(790)
Loss on settlement of non-performing loans disposed		(37,038)		(5,594)
Loss on investments using the equity method		(205,035)		(299,241)
Write-off of loans		(115,937)		308,242
Provision for guarantees outstanding		(17,364)		(22,607)
Impairment loss on investment securities		103,234		51,864
Present value discount		(51,689)		7,092
Gain on valuation of trading securities		3,582		—
Others		342,482		299,027

		(14,196)		270,734

Tax effect from permanent differences
Dividends received		(3,864)		(12,928)
Others		2,838		(38,141)

		(1,026)		(51,069)

Tax effect of taxable income		36,576		274,888
Tax effect of operating loss carry-forward		36,576		274,888
Special value added tax		—		—

Income taxes payable	W	—	W	—

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

      Changes in temporary differences for the years ended December 31, 2003 and 2002 are as follows:

	Beginning						Ending
	balance		Decrease		Increase		balance

	(in millions of Korean Won)
Accrued severance benefits	W	5,605	W	2,534	W	—	W	3,071
Acquisition of shares of stock resulting from the transfer of capital surplus to common stock		92,667		—		—		92,667
Loss on valuation of investment securities		11,612		—		—		11,612
Gain on valuation of trading securities		(160,546)		(15,213)		(3,154)		(148,487)
Impairment loss on investment equity securities		788,510		7,012		367,840		1,149,338
Impairment loss on investment debt securities		445,956		28,038		14,800		432,718
Present value discount		215,377		174,037		—		41,340
Provision for guarantees outstanding		63,223		63,223		4,758		4,758
Loss on investment valuation by the equity method		(1,168,487)		(1,168,487)		(1,858,841)		(1,858,841)
Provision for possible loan losses		471,144		471,144		351,015		351,015
Loss on settlement of non-performing loans disposed		208,358		208,358		83,652		83,652
Write-off of loans		1,772,698		390,361		—		1,382,337
Others		731,583		444,540		1,597,678		1,884,721
		3,477,700		605,547		557,748		3,429,901
Operating loss carry-forward		2,741,320		1,205,264		—		1,536,056

	W	6,219,020	W	1,810,811	W	557,748	W	4,965,957

Future tax benefits	W	1,847,049	W	537,811	W	165,651	W	1,474,889

      Considering the future deductibility of accumulated deficit and temporary differences from future taxable income, the Bank recorded deferred income tax assets amounting to W139,039 million and W146,834 million out of the total future tax benefits of W1,474,889 million as of December 31, 2003 and W1,847,049 million as of December 31, 2002, respectively.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

21.	Assets and Liabilities Denominated in Foreign Currencies

      Significant assets and liabilities denominated in foreign currencies as of December 31, 2003 and 2002 are as follows:

	Foreign currency (*)				Equivalent in Korean Won

	2003		2002		2003		2002

	(in millions of Korean Won, thousands of USD)
Assets
Cash	US$	2,371	US$	1,540	W	2,841	W	1,849
Due from banks		1,153,983		1,369,083		1,382,241		1,643,448
Trading securities		397,376		323,884		475,977		388,790
Investment securities (available-for-sale)		1,882,216		—		2,254,517		—
Investment securities (held-to-maturity)		623,910		—		747,321		—
Investment securities using the equity method		113,198		—		135,588		—
Investment securities		—		2,754,118		—		3,306,043
Bills bought		1,625,233		2,536,782		1,946,704		3,045,154
Call loans		1,751,100		540,318		2,097,468		648,598
Loans		13,254,765		13,427,626		15,872,758		16,118,522
Domestic import usance bills		2,649,750		2,793,102		3,173,871		3,352,839
Receivables		21,162		1,134,060		25,348		1,361,326
Other assets		4,912,400		1,590,630		5,884,072		1,909,392

	US$	28,387,464	US$	26,471,143	W	33,998,706	W	31,775,961

Liabilities
Deposits	US$	1,170,178	US$	536,105	W	1,401,639	W	643,540
Borrowings		11,388,400		14,524,208		13,721,155		17,434,860
Bonds sold under repurchase agreements		569,557		589,872		682,216		708,082
Call money		157,443		269,026		188,586		322,939
Bonds in foreign currency		9,738,981		7,714,125		11,665,352		9,260,036
Others		4,766,315		1,746,748		5,709,092		2,096,795

	US$	27,790,874	US$	25,380,084	W	33,368,040	W	30,466,252

(*)	Assets or liabilities denominated in foreign currencies other than in U.S. Dollars have been converted into U.S. Dollars by using the exchange rate in effect on December 31, 2003.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2003 and 2002

22.     Related Party Transactions

      There is no difference in the loan policy that the Bank applies to related parties and third parties. The following table presents the balances of major loans to the related parties, including payment guarantees, as of December 31, 2003 and 2002, subject to the consolidation:

	Loans

	2003		2002

	(in millions of Korean Won)
The KDB Capital Corp.	W	167,714	W	325,583
KDB Asia (HK) Ltd.		23,956		24,008
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		1,309,081		480,951
Daewoo Securities Co., Ltd.		200,000		200,000
Pan Ocean Shipping Co., Ltd.		115,538		180,319
KDB Bank (Hungary) Ltd.		11,978		12,004

	W	1,828,267	W	1,222,865

23.     Operating Results of Trust Accounts

      The income statements of the Trust Accounts for the years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Revenue
Interest income	W	210,874	W	188,388
Gain from securities		275,658		51,020
Others		23,911		22,437

	W	510,443	W	261,845

Expenses
Dividends of trust profits to beneficiaries	W	373,390	W	104,408
Commissions paid		507		231
Loss from securities		76,150		104,025
Trust fee to the Bank		27,703		23,871
Provisions for possible loan losses		22,397		9,196
Others		10,296		20,114

	W	510,443	W	261,845

24.     Supplemental Cash Flow Information

      Transactions not involving an inflow or outflow of cash for years ended December 31, 2003 and 2002 are as follows:

	2003		2002

	(in millions of Korean Won)
Loans converted to equity securities	W	682,477	W	775,051

THE REPUBLIC OF KOREA

Land and History

Territory and Population

      Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and the current capital, Seoul, has a population of about 11 million people.

Political History

      Dr. Rhee Syngman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

      In late 1980, the country approved, by national referendum, a new Constitution providing for indirect election of the President by an electoral college and for certain democratic reforms and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

      In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

      In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

      In December 2002, the country elected Roh Moo Hyun as President. President Roh began his term on February 25, 2003. The Roh administration announced that its key policy priorities would include:

•	pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

•	nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

•	expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

•	continuing structural reforms that will result in a transparent, market-driven economy;

•	continuing with cooperation between Korea and Democratic People’s Republic of Korea, or North Korea; and

•	continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.

      President Roh and his supporters left the Millennium Democratic Party in 2003 and a new party, the Uri Party, was formed.

      On March 12, 2004, the National Assembly passed a motion to impeach President Roh Moo Hyun on a charge of illegal campaigning in explicit support of the Uri Party ahead of the national parliamentary election held in April 2004. On May 14, 2004, the Constitutional Court of Korea ruled to dismiss the impeachment case against President Roh, and his powers, suspended upon the National Assembly’s motion, were fully restored.

Government and Politics

Government and Administrative Structure

      Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective ministers of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

      The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures.

      The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices and Election Malpractice Prevention Act provide for the direct election of about 81% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than five seats in the direct election and receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

      The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the other Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

      The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

      Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

      The 17th legislative general election was held on April 15, 2004 to elect 299 National Assembly members and Uri Party, which is the current ruling party, gained a majority in the National Assembly. Currently, there are two main political parties, Uri Party and the Grand National Party (“GNP”).

      As of May 17, 2004, the date of commencement of the current term of the National Assembly, the parties controlled the following numbers of seats in the National Assembly:

	Uri	GNP	Others	Total

Number of Seats	152	121	26	299

      There has been no change in the numbers of seats controlled by the parties as of the date of this prospectus.

Relations with North Korea

      Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953, began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

      North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. The United States currently maintains approximately 37,500 troops in the Republic. In June 2004, the government of the United States proposed plans to withdraw approximately one-third of the 37,500 troops it has stationed in the Republic by the end of 2005. However, details regarding the timing and other aspects of the proposed reduction in U.S. troops are not yet finalized and talks between the governments of the United States and the Republic are ongoing.

      Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic’s territorial waters, resulting in a series of hostile naval clashes, and the events relating to North Korea’s nuclear program described below. The Government believes that the general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$724 million in 2003. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea’s leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea’s leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of unification; (2) the reunion of separated families; (3) the promotion of economic cooperation and exchange in various fields; and (4) the continuation of dialogue to implement the accord. Since the summit, 14 rounds of ministerial talks have been held through July 2004.

      The level of tension between the two Koreas, as well as between North Korea and the United States, has increased as a result of North Korea’s admission in October 2002 to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, in response to which the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea’s nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its main nuclear complex, the Yongbyon nuclear power plant, and evicted nuclear inspectors from the United Nations International Atomic Energy Agency, or the IAEA, in December 2002, and has reportedly reactivated a reactor at its Yongbyon nuclear power plant. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States were to execute a non-aggression pact. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council. In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In April 2003, the United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea’s nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. Although both President Roh of the Republic and

President Bush of the United States have pledged their support in principle to a peaceful resolution of the situation, there can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding. In August 2003, representatives of the Republic, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated a further round of negotiations may take place in the future and, in February 2004, six-party talks resumed in Beijing, China. Again, the talks concluded without resolution, but the six parties promised to push ahead the peace forum, agreeing in principle to hold the third round of talks in Beijing and to set up a working group in preparation for the plenary meeting. In June 2004, the third round of the six-party talks was held in Beijing which ended with an agreement by the parties to hold further talks by the end of September 2004.

      Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

      The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

      The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or the ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements; and

•	the World Trade Organization, or the WTO.

      In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

      In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

New Administrative Capital

      The present administration under President Roh Moo Hyun is taking steps to relocate the administrative capital of the Republic from Seoul to the Yeonki/ Kongju region in the Chungcheong province, under the Special Act on Construction of New Administrative Capital and the Presidential Decree on this Act, both of which became effective in April 2004. The site for the new administrative capital was announced on August 11, 2004. Infrastructure layout and the construction of government buildings are scheduled to begin in the second half of 2007, and the official relocation of the administrative facilities is scheduled to commence in 2012. Certain groups, including members of the opposition parties, have raised objections over significant relocation costs and the need for a more deliberative process on the merits of relocation.

The Economy

Economic Developments since 1997

      In 1997 and 1998, a number of developments described below adversely affected the Korean economy. Korean companies, including the conglomerates known as “chaebols” that dominate the Korean economy, banks and other financial institutions struggled financially, and a significant number of them failed. Factors that contributed to the financial difficulties included excessive investment by Korean companies and high levels of debt, including debt denominated in foreign currencies, incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also contributed to Korea’s problems. During this period, the Republic experienced significant depreciation of the Won, increases in interest rates and volatile stock prices, as well as reductions in its foreign currency reserves and reduced liquidity in the economy. Reflecting these factors, in 1998, GDP contracted by 6.9% at constant market prices, the inflation rate rose to 7.5% from 4.4% in 1997 and the unemployment rate rose to 7.0% from 2.6% in 1997.

      However, the Korean economy recovered after 1998 and achieved an increase in GDP of 9.5% in 1999 at constant market prices. In addition, the Republic recorded a trade surplus of US$23.9 billion in 1999 as the Republic’s economic recovery led to a 28.4% increase in imports and a 8.6% increase in exports. The Republic recorded GDP growth of 8.5% and a trade surplus of US$11.8 billion in 2000, GDP growth of 3.8% and a trade surplus of US$9.3 billion in 2001 and GDP growth of 7.0% and a trade surplus of US$10.3 billion in 2002. At the same time, inflation has been managed at relatively low levels of 0.8% in 1999, 2.3% in 2000, 4.1% in 2001 and 2.7% in 2002. Moreover, the unemployment rate has continued to decrease in each year since 1998, to 6.3% in 1999, 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002. Based on preliminary data, the Republic’s GDP grew approximately 3.1% in 2003. In 2003, the Republic recorded a trade surplus of US$15.0 billion, the inflation rate was 3.6% and the unemployment rate was 3.4%. Based on preliminary data, in the first half of 2004, the Republic’s GDP grew approximately 5.4%, the Republic recorded a trade surplus of US$15.3 billion, the inflation rate was 3.3%. In the first half of 2004, the unemployment rate was 3.6%.

      The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,

	1997	1998	1999	2000	2001	2002	2003

	(billions of dollars and trillions of won, except percentages)
GDP Growth(1)	4.7%	(6.9)%	9.5%	8.5%	3.8%	7.0%	3.1	%(2)
Inflation	4.4%	7.5%	0.8%	2.3%	4.1%	2.7%	3.6%
Unemployment(3)	2.6%	7.0%	6.3%	4.1%	3.8%	3.1%	3.4%
Trade Surplus	$(8.5)	$39.0	$23.9	$11.8	$9.3	$10.3	$15.0
Foreign Currency Reserves	$20.4	$52.0	$74.1	$96.2	$102.8	$121.4	$155.4	(2)
External Liabilities(4)	$174.2	$163.8	$152.9	$148.5	$130.8	$144.0	$160.9	(2)
Fiscal Balance	W(7.0)	W(18.8)	W(13.1)	W 6.5	W 7.3	W22.7	W8.1	(2)

(1)	At constant market prices.

(2)	Preliminary.

(3)	Average for year.

(4)	Starting from June 2003, the total external liabilities of the Republic are calculated under criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. See “The Republic of Korea— Debt— External Debt” for a description of the changes in the criteria. Under the old criteria, the total external liabilities of the Republic were as follows as of the dates indicated:

	December 31,

	1997	1998	1999	2000	2001	2002

	(billions of dollars)
External Liabilities	159.2	148.7	137.1	131.7	118.8	131.0

Source: Monthly Bulletin, June 2004; The Bank of Korea.

     The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery are described in more detail below.

Financial Condition of Korean Companies

      Beginning in early 1997, a significant number of Korean companies, including member companies of chaebols, experienced financial difficulties due to excessive investment in some industries, weak export performances and high levels of debt and foreign currency exposure. In addition, the widespread practice of cross guarantees among member companies of chaebols meant that the difficulties of financially weaker companies threatened the financially stronger companies as well. The reluctance and reduced ability of banks to renew or extend additional credit exacerbated these problems.

      Beginning in early 1997, a number of Korean companies failed, including companies in the Hanbo Group, the Sammi Group, the Kia Group, the Jinro Group, the Dainong Group, the Ssang Bang Wool Group, the New Core Group, the Tae-il Precision Group and the Halla Group. The series of major corporate failures in 1997 and 1998 contributed to increases in the Republic’s unemployment rate, which rose to 8.5% as of January 31, 1999, but decreased to 3.1% as of December 31, 2002 due in large part to the Republic’s economic recovery during the period. In 2003, the unemployment rate was 3.4%. In the first half of 2004, the unemployment rate was 3.6%.

      In August 1999, Korean creditor financial institutions of the Daewoo Group agreed to enter into voluntary workout programs for twelve companies of the Daewoo Group. By the end of March 2000, these creditors approved the workout programs, which included spin-offs of certain Daewoo Group companies, debt-for-equity swaps, deferrals of principal and interest payments, reduction of interest rates and provision of new credits by existing creditors. In addition, by March 2000, The Korea Asset Management Corporation, or KAMCO, reached an agreement in principle with foreign creditor financial institutions of certain Daewoo Group companies to purchase the creditors’ claims. An offer to purchase the claims of foreign creditors was commenced in May 2000, and approximately US$3.9 billion, or over 90% of eligible claims, was purchased by KAMCO by October 2000. By December 2000, Daewoo Corporation and Daewoo Heavy Industries Ltd. spun off their respective operations to newly established operating companies pursuant to their workout programs. By December 2002, nine Daewoo Group companies, including Daewoo Engineering & Construction Co., Ltd. and Daewoo International Corporation, which were spun-off from Daewoo Corporation and Daewoo Shipbuilding & Marine Engineering Co., Ltd., respectively, and Daewoo Heavy Industries & Machinery, Ltd., which was spun-off from Daewoo Heavy Industries, exited from their respective workout programs. Daewoo Corporation and Daewoo Heavy Industries are currently in the process of liquidation. The workout programs for the remaining four Daewoo Group companies are ongoing. Further, Daewoo Motor Co., Ltd., Korea’s second-largest automobile manufacturer, went under court receivership in November 2000 after it failed to obtain additional loans from its main creditor banks and defaulted on its short-term payment obligations. As the key element of the restructuring of Daewoo Motor, GM-Daewoo Auto and Technology, or GMDAT, was established in August 2002 pursuant to a master agreement between General Motors Corporation, or GM, and certain creditors of Daewoo Motor. In October 2002, GMDAT acquired certain assets of Daewoo Motor, and GMDAT commenced operation as a result of a final agreement reached by GM and the creditors. According to the master agreement, GM and GM’s affiliates ultimately will own 67% of GMDAT and the creditors will own the remaining 33%. Pursuant to an agreement between GM and the creditors, the creditors agreed to extend US$2 billion in additional loans to GMDAT, of which certain creditors, including Woori Bank, Chohung Bank, Korea Exchange Bank and us, which is wholly owned by the Government, have agreed to provide loans to GMDAT at market interest rates and trade finance facilities in the aggregate amount of US$1.25 billion, including US$750 million in loans from us.

      In addition to the uncertainties surrounding the prospects of restructuring the Daewoo Group companies discussed above, the possibility of financial difficulties for other conglomerates as well as Korean financial institutions may negatively affect the Korean economy. For example, the Hyundai Group has reportedly been struggling with its indebtedness, reported to amount to approximately US$30 billion, and Hyundai Group’s Hyundai Engineering & Construction Co., Ltd. and Hynix Semiconductor Inc.

(formerly known as Hyundai Electronics Industries Co., Ltd. and disaffiliated from Hyundai Group since June 2001) have been reported to be experiencing liquidity problems. In March, May and September 2001, creditor financial institutions of the Hyundai Group agreed to provide financial assistance by way of additional loans, extensions on maturities of various outstanding payment obligations, debt-for-equity swap transactions, guarantees of repayment obligations of overseas borrowings and injections of additional capital into the Hyundai Group companies. In addition, we established the “Fast Track Debenture Program” to support the corporate debenture market. Hyundai Engineering & Construction and Hynix Semiconductor were selected as companies to be included in this program, which commenced in January 2001 and ended in January 2002. Under this bond purchase program, selected companies became eligible to refinance through us up to 80% of the principal amount of their debentures maturing in 2001 through the issuance of new debentures to us at market interest rates.

      Despite a US$1.25 billion equity offering completed in June 2001, Hynix Semiconductor continued to have financial difficulties. In October 2001, creditor financial institutions of Hynix Semiconductor decided to subject it to the Corporate Restructuring Promotion Act, which became effective in September 2001. The Corporate Restructuring Promotion Act allows creditor financial institutions of a troubled company to freeze and reschedule its debts (including provision of new credits) upon a resolution by creditors representing at least 75% of the entire claims amount, as part of efforts to sustain its operations. In June 2002, the creditor financial institutions converted W3.1 trillion in principal amount of Hynix Semiconductor convertible bonds into equity. As a result, the creditor financial institutions now control Hynix Semiconductor. The creditor financial institutions are reportedly considering a wide range of options with respect to Hynix Semiconductor. In November 2002, an agreement was signed among Hynix Semiconductor, Hyundai Display Technology, Inc. (a subsidiary of Hynix Semiconductor) and Beijing Orient Electronics Group with respect to the sale of Hyundai Display Technology’s TFT-LCD business for US$380 million. The creditor financial institutions of Hynix Semiconductor agreed to extend US$180 million in loans to Beijing Orient Electronics Group in connection with its acquisition of the TFT-LCD business. The extension of the loans and closing of the sale and purchase of the TFT-LCD business was completed in January 2003. In December 2002, the creditor financial institutions of Hynix Semiconductor approved a plan that includes a 21:1 reverse stock split followed by a W1.9 trillion debt-for-equity swap and a rollover to the end of 2006 of W3.0 trillion of Hynix Semiconductor’s debt. The plan subsequently was approved by Hynix Semiconductor’s board of directors in January 2003. The reverse stock split was consummated in March 2003 and the debt-for-equity swap was consummated in April 2003. In June 2004, Hynix Semiconductor entered into a business transfer agreement to sell its non-memory unit to a consortium of investors led by Citigroup Venture Capital for approximately W954 billion. In July 2004, Hynix Semiconductor’s shareholders approved the transaction. However, in the weeks following shareholder approval of the sale, certain dissenting shareholders exercised their appraisal rights to redeem their shares for cash at W11,376 per share, the share value appraised based on the company’s then-current stock prices pursuant to applicable regulations. In August 2004, Hynix Semiconductor filed an appeal with the Financial Supervisory Commission requesting adjustment to the compensation price to be paid to dissenting shareholders which was rejected by the Financial Supervisory Commission. Hynix Semiconductor posted a public notice that it intends to proceed with the sale of its non-memory unit as agreed in the business transfer agreement, although the aggregate compensation to be paid to the dissenting shareholders exceeded the amount estimated in the business transfer agreement.

      In March 2003, the principal creditor banks of SK Networks Co., Ltd., formerly known as SK Global Co., Ltd., commenced corporate restructuring proceedings against SK Networks after the company admitted that it had falsified its financial statements. The Korean financial markets had been adversely affected as a result. On October 27, 2003, SK Networks and its overseas subsidiaries completed the final major step in the restructuring of indebtedness of SK Networks and its overseas subsidiaries, including (i) the purchase of approximately $540 million of the $563 million of total indebtedness of its overseas subsidiaries held by non-Korean institutions (the “Foreign Exchange”); (ii) the purchase or inclusion in the restructuring plan of SK Networks under the Corporate Restructuring Promotion Act of all of the approximately $126 million of indebtedness of its overseas subsidiaries held by Korean institutions (the

“Korean Exchange”); and (iii) the entering into of the Memorandum of Understanding on the Corporate Restructuring Implementation in respect of the restructuring of the approximately $1.7 billion of indebtedness of SK Networks. The Foreign Exchange provided for the assignment to SK Networks of indebtedness of its subsidiaries held by the participating creditors in exchange for 43% of the principal amount in promissory notes and 5% of the principal amount in the form of bonds with warrants. Concurrent with the Foreign Exchange, all of the indebtedness of SK Networks and its overseas subsidiaries held by Korean financial institution creditors was resolved either through the Korean Exchange (on the same basic economic terms as the Foreign Exchange) or in accordance with the Memorandum of Understanding on the Corporate Restructuring Implementation, entered into on October 27, 2003. Under the Memorandum of Understanding on the Corporate Restructuring Implementation, all of the indebtedness of SK Networks held by the Korean financial institution creditors was converted into shares of common stock, redeemable preferred stock and mandatory convertible bonds of SK Networks. SK Corp., which is the parent company of SK Networks, also converted approximately $760 million of its claims against SK Networks into the shares of common stock of SK Networks in connection with the Memorandum of Understanding on the Corporate Restructuring Implementation.

      As of June 30, 2003, Hanaro Telecom, Inc., Korea’s second largest Internet broadband service provider, had W1.7 trillion in outstanding debt, W300 million of which was due to mature by the end of 2003. On October 21, 2003, shareholders of Hanaro Telecom voted to sell a 39.6% controlling interest in the company to a consortium of investors led by American International Group, Inc., or AIG, and Newbridge Capital, Inc. for approximately $1.1 billion. Hanaro Telecom received a payment of $1.1 billion on October 31, 2003.

      Commencing in the second half of 2003, LG Card Co., Ltd., Korea’s largest credit card company in terms of both number of credit card holders and charge volume, has been experiencing significant liquidity and asset quality problems. In November 2003, creditors of LG Card agreed to provide a new W2 trillion credit facility, secured by credit card receivables, to enable LG Card to resume cash operations. Certain of LG Card’s creditors also agreed to extend the maturity of a portion of LG Card’s debt coming due in 2003 for one year after the chairman of LG Group pledged his personal stake in LG Corp. (the group holding company), LG Investment & Securities and LG Card as collateral to offset future losses of LG Card.

      After the failure to auction LG Card to a buyer in December 2003, the principal creditors of LG Card agreed to a rescue plan in January 2004 under which we would acquire a 25% (subsequently adjusted to 26%) interest in LG Card and the other creditors would collectively acquire a 74% (subsequently adjusted to 73%) ownership interest following the completion of the debt-for-equity swaps in 2004. In addition, the creditors agreed to form a normalization steering committee for LG Card to oversee LG Card’s business operations. An extraordinary shareholders’ meeting was held in March 2004 to elect a new chief executive officer and directors nominated by the committee.

      As part of the rescue plan, in February 2004, the creditors exchanged indebtedness of W954 billion for shares constituting 54.8% of the outstanding share capital of LG Card and extended W1,590 billion of new loans to LG Card, to be converted into equity after a capital write-down. LG Group also provided an additional W800 billion and W375 billion to LG Card in February and March 2004, respectively (in addition to a W200 billion capital contribution made in December 2003), and we provided W125 billion in cash to LG Card in March 2004. In May 2004, LG Group completed a 43.4-to-1 capital write-down, which resulted in its ownership interest in LG Card being reduced to less than 1%. In July 2004, the creditors exchanged indebtedness of W2,546 billion for equity. The second debt-equity swap amount of W2,546 billion constituted the remaining existing and newly extended loans given to LG Card but reserved for swap into equity by creditor institutions. With the latest conversion, creditors owned nearly 100% of LG Card.

      The Government and the private sector have worked together to implement major reforms in the corporate sector. As part of the corporate sector response to the financial crisis, all forms of mergers and acquisitions, including hostile takeovers, were liberalized in May 1998. The Government also required each of the 64 largest chaebols to agree upon capital structure improvement plans with its lead creditor banks in

1998. These plans specified annual debt to equity ratio targets for each chaebol, identified its core business area and established divestiture plans for companies outside its core business areas.

      As a result, the average numbers of affiliates of chaebols decreased significantly since 1997 and the debt to equity ratio of listed companies, excluding financial institutions, improved significantly from 271.4% at the end of 1997 to 99.3% at the end of 2003. In addition, laws and regulations progressively limiting, and eventually eliminating, the provision of cross guarantees among chaebol affiliates were implemented.

Financial Condition of Korean Banks and Other Financial Institutions

      The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and the consideration of non-market oriented factors in making lending decisions.

      In late 1997 and 1998, the Government ordered the closing of many financial institutions with serious financial difficulties. In addition, the Government became the controlling shareholder of four large commercial banks, Seoul Bank, Korea First Bank, Woori Bank and Chohung Bank, by recapitalizing them. In December 1999, the Government sold a controlling interest in Korea First Bank to Newbridge Capital, and subsequently, the Government sold its interest in Seoul Bank to Hana Bank and Hana Bank merged Seoul Bank into it in December 2002. The newly merged entity formed the Republic’s third largest commercial bank in terms of total assets. In January 2003, Shinhan Financial Group Co., Ltd. was selected by the Public Fund Oversight Committee as the preferred bidder with respect to the sale of the Chohung Bank shares owned by the Government. In July 2003, the Government agreed to sell a controlling interest in Chohung Bank to Shinhan Financial Group and in August 2003, Shinhan Financial Group completed its acquisition of the Chohung Bank shares.

      Further, to enhance the competitiveness of the Republic’s financial institutions, the Government passed a law in October 2000 permitting the establishment of financial holding companies. Pursuant to such legislation, the Government formed Woori Finance Holdings Co., Ltd., a financial holding company, of which the Government is currently the controlling shareholder and whose holdings include Woori Bank and several other Korean financial institutions. In September 2001, Shinhan Financial Group was formed as a financial holding company whose current holdings include Shinhan Bank, Chohung Bank and several other financial institutions.

      Korean banks have also pursued mergers and acquisitions. A merger between H&CB and Kookmin Bank was completed in October 2001, and the merged entity became the largest bank in the Republic in terms of total assets. Additionally, the merger of Hana Bank and Seoul Bank in December 2002 and the acquisition of Chohung Bank by Shinhan Financial Group in August 2003 followed as described above. In August 2003, Lone Star Funds, an investment firm based in the United States, agreed to buy a 51% stake in Korea Exchange Bank for approximately W1.4 trillion. In October 2003, Lone Star Funds completed its W1.07 trillion payment for new common shares of Korea Exchange Bank and paid an additional W308.3 billion to acquire existing shares of Korea Exchange Bank held by each of Commerzbank, formerly Korea Exchange Bank’s largest shareholder, and the Export-Import Bank of Korea. In May 2004, Citigroup Inc. completed a tender offer pursuant to which it purchased a 98% interest in KorAm Bank. After Citigroup’s acquisition of KorAm Bank, KorAm Bank’s union entered into a strike in June 2004 which lasted 18 days and ended with a tentative agreement between the union and the management allowing KorAm Bank’s integration into the Korean unit of Citigroup in return for the management’s concession on union involvement in certain personnel decisions.

      The Government estimates that, as of December 31, 2003, banks and non-bank financial institutions held non-performing assets (defined to include loans and other credits on which interest had not been paid for at least three months) totaling approximately W33.9 trillion, compared to W30.4 trillion as of December 31, 2002. By June 30, 2004, the Non-Performing Asset Management Fund managed by KAMCO had purchased approximately W110.6 trillion in principal amount of non-performing assets from financial institutions for W39.7 trillion. The fund uses cash and three- to five-year Government-guaranteed notes to pay for its acquisitions.

      In recent years, credit card usage and consumer debt have increased substantially in Korea. These increases have recently been accompanied by a significant increase in the rate of delinquencies. The average delinquency rate among the Republic’s eight credit card companies was 14.1% as of December 31, 2003, as compared to the average delinquency rate among the Republic’s seven credit card companies of 5.8% as of December 31, 2001. The average delinquency rate among the Republic’s six credit card companies was 10.9% as of June 30, 2004. These events have adversely affected credit card companies’ ability to raise funds. To stabilize the over-leveraged credit card industry, the Government has proposed an emergency package which would entail banks and other companies with credit card businesses making significant capital injections into their respective credit card affiliates. In 2003 and 2004, the credit card affiliates of Kookmin Bank, Woori Bank and Korea Exchange Bank merged into their respective affiliate banks, and in February 2004, Samsung Capital merged into Samsung Card.

Foreign Currency Reserves and External Liabilities

      The Republic’s foreign currency reserves have fluctuated in recent years. The Republic’s foreign currency reserves fell 73.2% to US$8.9 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, mostly due to repatriations by foreign investors of their investments in Korea, repayments of external debt, reduced availability of credit from foreign sources and intervention in the foreign currency market to stabilize the Won. The usable portion of the reserves, defined as the total foreign currency reserves less amounts on deposit with overseas branches of Korean financial institutions and swap positions between The Bank of Korea and other central banks, totaled only US$3.9 billion as of December 18, 1997.

      Since the end of 1997, however, the Government’s usable foreign currency reserves have continued to increase, reaching US$168.0 billion as of July 31, 2004, primarily due to continued trade surpluses and capital inflows.

      The Republic’s total external liabilities totaled US$163.8 billion as of December 31, 1998, US$152.9 billion as of December 31, 1999, US$148.5 billion as of December 31, 2000, US$130.8 billion as of December 31, 2001 and US$144.0 billion as of December 31, 2002. Based on preliminary data, the Republic’s total external liabilities totaled US$144.0 billion as of December 31, 2003.

Credit Rating Changes

      In October 1997, the Republic’s long-term foreign currency rating ceiling on bond obligations, as announced by Moody’s Investors Service, Inc., was A1 and its long-term foreign currency rating as announced by each of Standard & Poor’s Ratings Services and Fitch International Banking Credit Agency was AA-. Since that time, the rating agencies have changed the country’s ratings significantly. In 2002, Moody’s upgraded the Republic’s long-term foreign currency rating to A3, Fitch IBCA to A and Standard & Poor’s to A-. In February 2003, Moody’s changed its outlook on the long-term foreign currency rating of Korea to negative from positive, citing heightened security concerns stemming from North Korea’s nuclear weapons program and increased uncertainty regarding North Korea’s actions and possible responses from the international community.

      The table below shows the credit ratings downgrades for the Republic from December 1997 to January 1998.

Rating

Date	Rating Agency	Instrument	From	To

December 1997	Moody’s	Foreign currency rating on bond obligations	Baa2	Ba1
		Foreign currency rating for long-term bank deposits	Ba2	B1
	Standard & Poor’s	Long-term foreign currency rating	BBB-	B+
		Long-term local currency rating	A-	BBB-
		Short-term foreign currency rating	A-3	C
		Short-term local currency rating	A-2	A-3
	Fitch IBCA	Long-term foreign currency rating	BBB-	B-
January 1998	Moody’s	Foreign currency rating for bank deposits	B1	Caa1

      The table below shows the credit ratings upgrades for the Republic from February 1998 to July 2002.

Rating

Date	Rating Agency	Instrument	From	To

February 1998	Standard & Poor’s	Long-term foreign currency rating	B+	BB+
		Long-term local currency rating	BBB-	BBB+
		Short-term foreign currency rating	C	B
		Short-term local currency rating	A-3	A-2
	Fitch IBCA	Long-term foreign currency rating	B-	BB+
January 1999	Standard & Poor’s	Long-term foreign currency rating	BB+	BBB-
		Long-term local currency rating	BBB+	A-
		Short-term foreign currency rating	B	A-3
	Fitch IBCA	Long-term foreign currency rating	BB+	BBB-
February 1999	Moody’s	Foreign currency rating on bond obligations	Ba1	Baa3
		Foreign currency rating for long-term bank deposits	Caa1	Ba2
June 1999	Fitch IBCA	Long-term foreign currency rating	BBB-	BBB
November 1999	Standard & Poor’s	Long-term foreign currency rating	BBB-	BBB
		Short-term local currency rating	A-2	A-1
December 1999	Moody’s	Foreign currency rating on bond obligations	Baa3	Baa2
March 2000	Fitch IBCA	Long-term foreign currency rating	BBB	BBB+
November 2001	Standard & Poor’s	Long-term foreign currency rating	BBB	BBB+
March 2002	Moody’s	Foreign currency rating on bond obligations	Baa2	A3
June 2002	Fitch IBCA	Long-term foreign currency rating	BBB+	A
July 2002	Standard & Poor’s	Long-term foreign currency rating	BBB+	A-

     Interest Rate Fluctuations

      Due to adverse economic conditions, the depreciation of the Won and the Government’s reform policy, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, in late 1997 and 1998. The average annual interest rate on three-year Won-denominated, non-guaranteed corporate bonds rose from 12.6% as of September 30, 1997 to 29.0% as of December 31, 1997. Since the fourth quarter of 1998, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. The average interest rate on three-year Won-denominated, non-guaranteed corporate bonds fell to 4.7% as of July 31, 2004. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

     Exchange Rate Fluctuations

      Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997 but generally rose in 1998. Because of market pressure, in December 1997, the Government allowed the Won to float freely. The market average exchange rate as announced by the Seoul Money Brokerage Services Ltd. (formerly the Korea Financial Telecommunications and Clearings Institute) was W1,415.2 to US$1.00 on December 31, 1997, compared to W914.8 to US$1.00 on September 30, 1997. The Won’s sharp depreciation resulted from, among other things, significant demand for U.S. dollars and other major foreign currencies by Korean financial institutions and companies to repay their foreign currency debts, deteriorating foreign currency holdings of the Republic’s financial institutions, credit rating downgrades experienced by the Republic and Korean financial institutions and corporations, as well as other external factors, including currency turmoil in Southeast Asian countries.

      Due to improved economic conditions and continued trade surpluses, the Won has generally appreciated against the U.S. dollar since the end of 1997, and as of September 7, 2004, the market average exchange rate was W1,152.8 to US$1.00.

      Won depreciation substantially increases the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

     Stock Market Volatility

      The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 818.8 on September 7, 2004, which represented an increase of 192.4% since June 16, 1998.

      Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

     Initial Reform Efforts in 1997

      In response to the economic difficulties experienced in 1997, the Government implemented a range of measures to restore the confidence of financial market participants in Korea by strengthening the country’s economic fundamentals.

      The Government focused its reform measures on restructuring the country’s financial sector. In April 1997, a presidential committee introduced short-term reform measures, including:

•	allowing commercial banks, securities firms and insurance companies to compete;

•	permitting the issuance of financial debentures by commercial banks and securities firms;

•	increasing the size of deposit insurance funds;

•	improving public disclosure systems and accounting standards; and

•	eliminating interest rate controls.

      In June 1997, the Government announced medium- and long-term measures relating to the restructuring of The Bank of Korea and financial institution supervisory systems. The Government accelerated implementation of these measures in connection with the IMF financial aid package and related reforms. For a more extensive discussion of these measures, see “The Republic of Korea— The Economy— Post-IMF Reforms— Financial Sector Restructuring”.

      To support troubled financial institutions and to stabilize the Republic’s financial markets, in August 1997, the Government announced a financial aid package, including special loans and other measures, for certain commercial and merchant banks with large amounts of bad loans. The Government also announced measures to increase the Republic’s foreign currency reserves, including guaranteeing the overseas foreign currency borrowings of Korean commercial banks.

      In October 1997, the Ministry of Finance and Economy established the Non-Performing Asset Management Fund to assist certain commercial banks and other financial institutions. The ministry restructured and expanded KAMCO in November 1997 and mandated it to manage the Non-Performing Asset Management Fund and purchase and dispose of non-performing assets of financial institutions. In December 1998, the Government increased the size of the Non-Performing Asset Management Fund to approximately W33.6 trillion, funded by W32.5 trillion in proceeds from the issuance of Government guaranteed bonds, a W0.5 trillion loan from us and a W0.6 trillion contribution from other financial institutions. In August 1999, W12.0 trillion of the Non-Performing Asset Management Fund was transferred to the Deposit Insurance Fund. The size of the Non-Performing Asset Management Fund was approximately W21.6 trillion as of June 30, 2004.

      The Non-Performing Asset Management Fund has purchased non-performing assets from commercial banks and other financial institutions since 1997 as follows:

	1997	1998	1999	2000	2001	2002	2003

	(trillions of won)
Face value of non-performing assets purchased	11	33	18	33	6	9	—
Amount paid for these non-performing assets	7	12	4	13	2	1	—

      The fund uses cash and three- to five-year Government guaranteed notes to pay for its acquisitions.

      As uncertainty about the stability of the Republic’s financial markets persisted, in November 1997, the Government announced additional comprehensive measures to aid the financial sector, including:

•	providing faster settlement of bad loans purchased by KAMCO from financial institutions;

•	offering incentives for financial institutions to merge;

•	requiring the merger of certain troubled financial institutions with other financial institutions;

•	monitoring the condition of individual financial institutions;

•	insuring all amounts deposited with banks, non-bank financial institutions, and securities investment companies, and all amounts due from life insurance companies, until the end of 2000;

•	increasing the daily exchange rate band within which the Won may float from 2.25% to 10% (the band was subsequently removed); and

•	exploring the expansion of the Republic’s foreign currency borrowings from international capital markets.

     IMF Financial Aid Package

      To help address the country’s liquidity crisis and its generally difficult economic situation, the Government sought assistance from the IMF in November 1997 and reached agreement with the IMF on an aid package in December 1997. The aid package called for the Republic to receive loans totaling US$58 billion from the IMF, the World Bank, the ADB and the governments of certain countries, subject to compliance with several conditions. The loans helped to increase the Republic’s foreign currency reserves and support the Republic’s banking sector.

      The aid package consisted of US$21.0 billion over three years from the IMF in standby credits (approximately US$19.5 billion of which was disbursed), US$10.0 billion from the World Bank to support specific structural reform programs (US$7.0 billion of which was disbursed) and US$4.0 billion from the ADB to support policy and institutional reforms (US$3.7 billion of which was disbursed). In addition, Japan, the United States, France, Germany, the United Kingdom, Italy, Australia, Canada, Belgium, the Netherlands, Sweden, Switzerland and New Zealand pledged supplemental financing totaling approximately US$23 billion. Korea did not utilize any of the supplemental financing.

      Korea had repaid all of the amounts borrowed from the IMF by August 2001, approximately three years ahead of schedule. As to the amounts borrowed from the World Bank and the ADB, US$5.5 billion and US$1.9 billion, respectively, were still outstanding as of December 31, 2003.

     Post-IMF Reforms

      Since 1998, the Government has implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties experienced in 1997 and 1998. The key measures implemented and the results that have been achieved are discussed below.

     Financial Sector Restructuring

      General Goals. Beginning in late 1997, the Government undertook a comprehensive restructuring of its financial sector with the following goals:

•	improving supervision of the financial sector and strengthening the legal and regulatory framework for such supervision;

•	conforming accounting standards and disclosure rules to international “best practices”;

•	requiring the audit of large financial institutions by internationally recognized accounting firms following auditing standards reflecting international “best practices”;

•	upgrading the standards of prudential supervision applicable to financial institutions;

•	strengthening risk management; and

•	introducing a stronger market orientation in the activities of financial institutions.

      Financial Support for Financial Institutions. To support troubled financial institutions, the National Assembly in December 1997 authorized guarantees of up to US$20 billion of external debt of Korean banks, and in January 1998, additional guarantees of up to US$7 billion of external debt of Korean commercial and merchant banks and up to US$8 billion of external debt of The Bank of Korea. The Government used the guarantees to help Korean financial institutions with their short-term foreign currency debt. In January 1998, the Government reached agreement with 13 international creditor banks to extend the maturity of short-term foreign currency obligations incurred by certain Korean financial institutions by replacing them with one-, two- and three-year loans guaranteed by the Government. In March 1998, 134 creditor banks tendered US$21.8 billion of eligible short-term debt in exchange for the guaranteed loans. The banks received the following guaranteed loans:

Term of Loan	Principal Amount	Interest Rate

One year	US$3.8 billion	225 basis points above the six-month London Interbank Offered Rate, or LIBOR
Two years	US$9.8 billion	250 basis points above six-month LIBOR
Three years	US$8.3 billion	275 basis points above six-month LIBOR

      The two- and three-year loans were permitted to be prepaid at the option of the obligors prior to maturity in whole or in part without premium or penalty. The Korean financial institution obligors of the new loans paid fees to the Government in return for the guarantees. All of the loans have since been repaid.

      In December 1997, the Public Money Management Fund, which manages public funds, including pension funds of civil servants, acquired approximately W4.4 trillion of subordinated bonds from 27 Korean financial institutions to supplement their capital base. In addition, The Bank of Korea in December 1997 placed a substantial portion of its official reserves on deposit with overseas branches of Korean banks.

      Legislation. In connection with restructuring the financial sector of the Republic, the following measures have been adopted through legislation by the National Assembly:

•	amending The Bank of Korea Act to provide for the central bank’s independence, with price stability as its main mandate;

•	establishing the Financial Supervisory Commission in April 1998 to supervise and regulate all financial institutions in Korea and establishing in January 1999 the Financial Supervisory Service as the Financial Supervisory Commission’s executive arm, thereby consolidating the functions of a number of previous regulatory bodies;

•	introducing measures to deal effectively with unsound financial institutions, including reducing the capital of financially troubled institutions and allowing for capital injections by the Government on a case-by-case basis;

•	consolidating various deposit insurance institutions into the Korea Deposit Insurance Corporation, or KDIC, and expanding the sources of funding for deposit insurance;

•	repealing the Republic’s usury law that had previously established a legal maximum interest rate at a ceiling of 40% per annum;

•	allowing foreign financial institutions to merge with and acquire domestic financial institutions;

•	strengthening confidentiality protections for private financial transactions;

•	requiring specialized banks and development institutions to comply with the same prudential standards as commercial banks and the same external audit requirements as other financial institutions;

•	amending the Republic’s deposit insurance system, so that all amounts deposited with Korean banks, financial institutions, securities companies and insurance companies by July 31, 1998, plus interest, would be insured until the end of the year 2000. After December 31, 2000, all deposits at any single financial institution are insured only up to W50 million regardless of the amount deposited; and

•	introducing audit committees, compliance officers and internal compliance rule systems to various financial institutions.

      Restructuring and Recapitalizing the Financial Institutions Sector. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods.

      In particular:

•	The Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank by recapitalizing them. In December 1999, the Government sold a controlling interest in Korea First Bank to Newbridge Capital and, in December 2002, the Government sold its interest in Seoul Bank and Seoul Bank merged into Hana Bank in December 2002. In July 2003, the Government agreed to sell a controlling interest in Chohung Bank to Shinhan Financial Group and in August 2003, Shinhan Financial Group completed its acquisition of the Chohung Bank shares. In August 2003, Lone Star Funds, an investment firm based in the United States, agreed to buy a 51% stake in Korea Exchange Bank for approximately W1.4 trillion. In October 2003, Lone Star Funds completed its W1.07 trillion payment for the new common shares of Korea Exchange Bank and paid an additional W308.3 billion to acquire existing shares of Korea Exchange Bank held by each of Commerzbank, formerly Korea Exchange Bank’s largest shareholder, and the Export-Import Bank of Korea. In May 2004, Citigroup Inc. completed a tender offer pursuant to which it purchased a 98% interest in KorAm Bank. After Citigroup’s acquisition of KorAm Bank, KorAm Bank’s union entered into a strike in June 2004 which lasted 18 days and ended with a tentative agreement between the union and the management allowing KorAm Bank’s integration into the Korean unit of Citigroup in return for the management’s concession on union involvement in certain personnel decisions.

•	In June 1998, the Financial Supervisory Commission, after reviewing the restructuring plans submitted by 12 commercial banks (excluding Seoul Bank and Korea First Bank) that had failed to meet Bank of International Settlement capital adequacy standards, or BIS capital adequacy standards, as of December 31, 1997, ordered the suspension of operations of five commercial banks and the assignment of their assets and liabilities to five other commercial banks and KAMCO. KAMCO granted the five purchasing banks “putback” options if the assets deteriorated within six months from the purchase. The five banks also received compensation from KDIC for certain losses arising from the purchase and assumption of the assets and liabilities. In addition, KDIC injected capital into the purchasing banks by buying subordinated bonds or stocks. The Government allowed the seven other commercial banks to continue operations after they submitted revised restructuring or rehabilitation plans. The Government has continued to monitor the implementation of the restructuring plans and rehabilitation measures.

•	Through August 2001, 15 insurance companies went through restructuring. Two surety companies merged to form Seoul Guaranty Insurance Corporation.

•	Through December 2001, seven securities companies, a securities investment trust company, 122 mutual savings and finance companies, seven securities investment trust management companies and 407 credit unions were closed. One securities company dissolved voluntarily. Additionally, the Government has overseen the demerger of three securities investment trust companies pursuant to which each such securities investment trust company was divided into two companies, i.e., a securities company and a securities investment management company.

•	The Government required the Republic’s merchant banks to achieve a capital adequacy ratio of 8% and through December 2001 closed 28 merchant banks which failed to meet such ratio. Six unsound merchant banks were merged into other financial institutions in line with the Government’s restructuring policy. As of December 31, 2003, the number of the Republic’s merchant banks decreased to three compared with 30 as of December 31, 1997.

      In 1999, (1) Boram Bank merged into Hana Bank, (2) Kangwon Bank, Hyundai International Merchant Bank and Chungbuk Bank merged into Chohung Bank, (3) Hanil Bank and the Commercial Bank of Korea merged to form Hanvit Bank and (4) Korea Long Term Credit Bank merged into Kookmin Bank.

      In 1999, 2000 and 2001, the Government injected public funds through KDIC in the aggregate amount of W3.55 trillion into Korea Life Insurance Co., Ltd. and in the aggregate amount of W10.25 trillion into Seoul Guaranty Insurance Corporation for recapitalization. In April 2000, the Government entered into agreements with each of Korea Life Insurance and Seoul Guaranty Insurance Corporation for the implementation of its management normalization plan. In December 2002, 51% of Korea Life Insurance held by KDIC was sold to a consortium of buyers led by the Hanwha Group for approximately US$686 million.

      The Financial Supervisory Commission generally expected banks to adhere to a specific timetable to achieve specified performance objectives, including:

•	improving their BIS capital adequacy ratios to 6% by March 1999 and to 8% by March 2000;

•	improving operating performance to enhance risk management and profitability; and

•	continuing to identify and resolve non-performing loans.

      The Financial Supervisory Commission also encouraged banks to increase their capital ratios to 10% by December 2000.

      Regional banks that do not engage in international lending and national banks that do not lend in excess of W5 billion to individual corporate borrowers and do not engage in international lending were required to improve their BIS capital adequacy ratios to 4% by March 1999, 6% by March 2000 and 8% by December 2000.

      In June 2000, in an effort to enhance the international competitiveness of the Republic’s banks, the Government announced a plan to implement the second-phase restructuring of the Republic’s banks under the following principles:

•	the Government would create various systematic frameworks, including one for financial holding companies;

•	banks which are not the recipients of the public funds may implement their own restructuring; and

•	the Government would take initiatives in the restructuring of the banks that have received public funds or in which the Government has controlling stakes.

      During 2000, the Government announced further details of the second-phase restructuring plan for the banks and required seven commercial banks, including Chohung Bank, Woori Bank, Korea Exchange Bank, Peace Bank of Korea, Kwangju Bank, Cheju Bank and Kyungnam Bank, into which the Government had injected public funds or which did not satisfy the minimum 8% BIS capital adequacy ratio, to submit their respective management improvement plans. The Government thereafter approved the management improvement plans submitted by Chohung Bank and Korea Exchange Bank. With respect to the management improvement plans submitted by the remaining five commercial banks, the Government approved them on the condition that they become a subsidiary of a financial holding company, of which the Government is the controlling shareholder. Four of these five commercial banks became subsidiaries of such financial holding company, which was established in March 2001. In May 2002, the remaining commercial bank, Cheju Bank, became a subsidiary of Shinhan Financial Group, a financial holding company formed by Shinhan Bank, in September 2001. Korean banks have also pursued mergers and acquisitions. A merger between H&CB and Kookmin Bank was completed in October 2001 and the merged entity became the largest commercial bank in the Republic in terms of total assets. Hana Bank and Seoul Bank merged in December 2002 to create the third largest commercial bank in the Republic in terms of total assets. In 2003, the Government sold its interests in Chohung Bank to Shinhan Financial Group and Lone Star Funds completed its acquisition of the Korea Exchange Bank shares and in May 2004, Citigroup acquired KorAm Bank as discussed above.

      The Government released a white paper on the creation, operation and recovery of public funds. According to the white paper and subsequent release, as of December 31, 2003, the Government had injected public funds in the aggregate of W104.0 trillion in the form of bonds issued by KAMCO and KDIC and guaranteed by the Government, and had spent an additional W60.7 trillion for the restructuring of the Republic’s financial sector. KAMCO had spent approximately W39.0 trillion (W20.5 trillion by issuance of bonds with the Government’s guarantee), as of December 31, 2003 to purchase non-performing assets from financial institutions, and KDIC had spent approximately W106.8 trillion (W83.5 trillion by issuance of bonds with government guarantees), as of December 31, 2003, to recapitalize banks and life insurance companies, compensate certain banks and life insurance companies for their losses incurred in acquiring assets and liabilities of other banks and life insurance companies and to pay deposits amounts to depositors of certain failed financial institutions. Through December 31, 2003, KAMCO had recovered W33.2 trillion from the disposition of assets purchased with public funds, and KDIC had recovered W26.2 trillion from the disposition of assets purchased with public funds.

      In January 2000, the Government announced its intention to restructure securities investment trust companies, including the recapitalization of Korea Investment Trust Co., Ltd. and Daehan Investment Trust Co., Ltd., the two largest securities investment trust companies in Korea. The Government injected public funds in the amount of W7.9 trillion into Korea Investment Trust and Daehan Investment Trust from late 1999 to June 2000. These companies had large exposures to corporate bonds and commercial paper issued by the companies of the Daewoo Group, and the Government also provided liquidity support in February 2000 to these companies in connection with the redemption required by the account holders of certain investment trust products sold by them. Each of Korea Investment Trust and Daehan Investment Trust was divided into a securities company and an investment trust management company. The Government is currently seeking potential buyers for Korea Investment & Securities Co., Ltd. (formerly Korea Investment Trust), the parent company of Korea Investment Trust Management Co., Ltd., and Daehan Investment & Securities Co., Ltd. (formerly Daehan Investment Trust), the parent company of Daehan Investment Management Co., Ltd. In July 2004, the Government selected preferred buyers for each of Korea Investment & Securities and Daehan Investment & Securities and started negotiations with them. Following a breakdown in talks with the preferred buyer for Daehan Investment & Securities in August 2004, however, the Government commenced discussion for the sale of Daehan Investment & Securities with the second preferred bidder.

      Hyundai Investment and Securities Co., Ltd., an affiliate of the Hyundai Group, also experienced financial difficulties as a result of having a large exposure to debentures issued by the companies of the Daewoo Group. The Hyundai Group entered into an agreement with the Financial Supervisory Service for the normalization of Hyundai Investment and Securities in May 2000 and announced a plan to recapitalize Hyundai Investment and Securities in June 2000. In February 2004, Prudential Financial, Inc. acquired Hyundai Investment and Securities and its subsidiary investment trust management company.

      In September 2001, the Corporate Restructuring Promotion Act became effective. The Corporate Restructuring Promotion Act allows creditor financial institutions to freeze and restructure the debt of a financially troubled company that is unable to repay its borrowings without additional credit support, upon a resolution by the financial institutions representing at least 75% of the entire claims amount. A creditor financial institution which has not participated in the relevant creditor committee in which the resolutions were adopted or is opposed to the resolutions of the creditor committee (in respect of the commencement of the management of a failing company, the restructuring of the failing company’s debt or the provision of new credits) may request the creditor committee to purchase its claims against the failing company, and the creditor financial institutions that have approved the relevant resolution are required to purchase such claims, or the relevant creditor committee may request KAMCO, KDIC or other resolution financial institutions under the Depositor Protection Act or any other institution designated by the creditor committee to purchase such claims or request the failing company to repay such claims, at a price to be negotiated with the financial institution making the purchase request. The Corporate Restructuring Promotion Act is scheduled to expire on December 31, 2005.

     Trade Liberalization

      The Republic agreed with the WTO to eliminate trade-related subsidies by the end of 1998 and phase out the import diversification program, which limits certain imports mainly from Japan, by the end of 1999. The Government abolished one type of trade-related subsidy in January 1998, and in March 1998 the National Assembly passed a bill abolishing two additional subsidies and revising the terms of another subsidy. The Government phased out the import diversification program in June 1999.

      In January 1998, the Government reduced the number of items subject to adjustment tariffs, and in August 1998, it submitted to the IMF a plan to streamline and improve the transparency of import certification procedures.

      In February 2003, the Korea-Chile Free Trade Agreement, or Korea-Chile FTA, was signed between the Republic of Korea and the Republic of Chile. Under the Korea-Chile FTA, the two nations have agreed to progressively eliminate customs duties on goods (except certain goods which are subject to further negotiations) originating from the other in accordance with a specific tariff elimination schedule. The Korea-Chile FTA was ratified by the Korean National Assembly in February 2004.

Foreign Investment Liberalization

      The Government gradually has removed restrictions on foreign investment and capital market activities. In December 1997, the Government allowed foreigners, whether individually or in the aggregate, to acquire beneficial ownership of up to 50% of any class of shares listed on the Korea Stock Exchange. The Government eliminated, with certain limited exceptions, the aggregate and individual foreign ownership limits in May 1998. In addition, in July 1998, the Government eliminated all investment ceilings on the purchase by foreigners of all types of listed or unlisted bonds and later allowed foreign investment in the Government and corporate bonds, in money market instruments issued by corporations, including commercial paper, in certificates of deposit and in repurchase agreements.

      The Government also issued clear guidelines on the investment by foreign financial institutions in the equity securities of Korean financial institutions and, in March 1998, allowed foreign banks and brokerage houses to establish subsidiaries in Korea, subject to guidelines established by the Ministry of Finance and Economy.

      In July 1998, the Government permitted domestic corporations to directly incur long-term external debt through commercial loans or foreign-currency denominated bond offerings. This approach deviated from the traditional Korean policy of channeling international borrowings through domestic financial institutions for on-lending to the corporate sector.

Corporate Governance and Corporate Structure

      In line with the agreement with the IMF, the Government has been stressing increased transparency in corporate governance, in particular through improved accounting, disclosure and auditing standards.

      In line with the Government’s reform policy, in late 1997 and 1998, the National Assembly passed a broad range of measures restructuring the corporate and financial sectors, including:

•	providing tax benefits, such as tax deferrals or exemptions, for mergers and acquisitions occurring as part of a corporate restructuring;

•	rendering interest expenses on excessive corporate borrowing not deductible for tax purposes beginning in the year 2000 to discourage excessive borrowing;

•	raising the foreign investor shareholding threshold which requires board approval from the target company from 10% to one-third of the company’s outstanding shares to facilitate the acquisition of Korean companies by foreign investors (the board approval requirement was subsequently abolished, thus opening the possibility of hostile takeovers of local companies by foreigners);

•	repealing the mandatory tender offer rule, which previously had required any acquirer of 25% or more of shares of a corporation listed on the Korea Stock Exchange or registered on the Korea Securities Dealers Automated Quotation, or KOSDAQ, to make a tender offer bid for more than 50% of the target company’s shares;

•	repealing the ceiling on the amount of its own shares that a listed company may hold;

•	strengthening legal protection for minority shareholder interests;

•	requiring the preparation of amending the Republic’s insolvency laws, including creating a “management committee” composed of qualified professionals to assist the district courts’ handling of the management of insolvent companies, limiting the availability of composition proceedings to large-sized companies by reinforcing eligibility requirements and expediting corporate reorganization and composition proceedings;

•	phasing out by March 2000 outstanding cross-guarantees by member companies of chaebols for their affiliates’ indebtedness and prohibiting the issuance of new cross-guarantees;

•	requiring filing of quarterly reports by listed companies commencing in year 2000;

•	requiring audit committees at Korean companies;

•	adopting a new foreign investment law to facilitate foreign investment by streamlining the investment procedure;

•	adopting a law to facilitate the securitization of assets held by the Republic’s corporations and financial institutions; and

•	providing the Financial Supervisory Commission with greater authority to require the restructuring of the Republic’s financial institutions.

      Furthermore, in 2000 and 2001, the Korean Securities and Exchange Act was amended several times in order to enhance transparency in corporate governance. Under such amendments, certain companies listed on the Korea Stock Exchange or registered on the KOSDAQ are required to establish audit committees and all companies listed on the Korea Stock Exchange as well as certain companies registered on the KOSDAQ are required to appoint a specified number of independent outside directors. Such amendments also elaborate the criteria for eligibility for appointment as independent outside director and the procedures by which such outside directors must be nominated and elected.

      The Securities Class Action Act, or the SCAA, was passed on December 22, 2003 by the National Assembly and promulgated on January 20, 2004. The SCAA covers damages claims arising from acts committed (i) on or after January 1, 2005 with respect to listed or KOSDAQ-registered companies having total assets of W2 trillion or more as of the end of 2004 and (ii) on or after January 1, 2007 with respect to all listed and KOSDAQ-registered companies. The SCAA intends to facilitate lawsuits by minority shareholders, avoid duplicative lawsuits and provide more effective remedies against collective losses suffered by minority shareholders, in each case, with respect to losses suffered by minority shareholders arising from wrongful acts committed by those companies, including accounting fraud, improper audit, false disclosure, stock price manipulation and insider trading. The legislation also purports to enhance the transparency of corporate governance. The SCAA permits minority shareholders, who currently tend to be deterred from bringing lawsuits due to the burdens associated with instituting litigation, to bring lawsuits as a group by appointment of representative plaintiff and legal counsel and to be provided with an expanded scope of the judgment awarded by the court.

      In 1998, the Government arranged for US$3.3 billion of trade financing, with maturities of up to one year, for small- and medium-sized companies and larger companies not affiliated with the top five chaebols. In addition, in 1999, the Government increased the amount of credit guarantees available for small-and medium-sized companies by W24.0 trillion.

Labor Market Reform

      Since January 1998, the Government has revised the unemployment insurance system by, among other things:

•	expanding coverage to workers in all companies (with a few statutory exceptions) starting in October 1998;

•	increasing minimum benefits to 50% of the average monthly wage (based on the most recent 12-month period), starting in March 1998 and 90% of the minimum hourly wage, starting in January 2000;

•	extending eligibility from March 1998 for unemployment compensation to those workers who paid unemployment insurance premiums for only six months as opposed to 12 months; and

•	increasing the minimum benefit period from 60 to 90 days, beginning in January 2000.

      In April 1999, unemployment insurance benefits became available to workers in companies with fewer than five employees and to part-time and temporary workers. The Government estimated that approximately 360,000 individuals received W839.3 billion of unemployment benefits in 2002. As of June 30, 2004, the Government has estimated that approximately 358,000 individuals received W710.1 billion of unemployment benefits in the first half of 2004.

      In January 1998, a tripartite committee of representatives of labor unions, corporations and the Government was established to implement key labor reforms. In February 1998, the committee reached agreement on over 100 labor issues and agreed to implement labor reform measures, including:

•	amending the labor laws to enable corporations to lay off workers for business reasons;

•	permitting, starting July 1999, the formation of teachers’ unions; and

•	allocating up to W5 trillion to stabilize the labor market.

      The agreement calls for companies to make all reasonable efforts to avoid layoffs, consult with a representative of the employees 60 days before the planned layoffs, notify the Ministry of Labor about the planned layoffs, select workers to be laid off based on a fair and rational standard and make an effort to rehire the laid-off workers when business conditions improve. The Government endorsed the agreement, and the National Assembly passed legislation regarding the labor reform measures in February 1998.

      Since the agreement was announced, one of the labor unions whose representative participated in the committee rejected certain terms of the agreement and called for a nationwide strike. Although the strike was subsequently canceled, members of the union vowed to resist the labor reform measures, including the layoff of workers for business reasons. In August 1998, Hyundai Motor Company, which had announced plans for substantial layoffs of workers due to deteriorating business conditions, agreed to significantly reduce the number of workers laid off after its labor union staged a prolonged strike to protest the plans. In September 1998, the representatives of the labor unions of nine commercial banks of the Republic agreed on a collective bargaining agreement which enabled the Korean banks to lay off a maximum of 32% of the workers in connection with the first-phase restructuring of the banks in 1998. In May 1999, two labor unions and representatives from corporations announced their intention to withdraw from the committee of labor unions, corporations and the Government.

      In July 2000, the Korean Financial Industry Union, which represents the employees of 30 financial institutions, urged its members to participate in a strike to express their opposition to mergers of the banks and the possibility of further layoffs, when the Government announced its plan to implement the second-phase restructuring of the Republic’s banks, including the promulgation of a law which allows the formation of financial holding companies. The strike subsequently was canceled after the Government and the union leaders reached an agreement whereby the Government would not require mandatory bank mergers. In December 2000, members of the Kookmin Bank and H&CB labor union participated in a strike that lasted seven days, opposing the contemplated merger between the two banks. In June 2003, member of Chohung Bank’s labor union went on strike to express their opposition to the proposed sale by the KDIC of its interest in the bank to Shinhan Financial Group. In May and August 2003, freight truck drivers went on strike demanding higher carrying fees. In June 2003, workers at Hyundai Motor Company staged a 42-day union strike, consisting of a 40-day partial strike and a 2-day full strike, that ended in August. In June 2004, members of KorAm Bank’s labor union went on a strike which lasted 18 days to obtain concessions in connection with the acquisition of KorAm Bank by Citigroup. Also in 2004, the unionized workers of LG Caltex Oil Corp. went on a strike beginning in mid-July which ended in early August 2004. Actions such as these by labor unions may hinder the implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Much effort is being expended to resolve labor disputes in a peaceful manner. However, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

      In order to more effectively achieve public consensus on key labor issues and implement reform measures, the role and stature of the current tripartite structure may be strengthened and reorganized.

      As of July 1, 2004, Korea adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. Companies with more than 300 employees are expected to adopt the five-day workweek by July of 2005, those with over 100 by July 2006, those with over 50 by July 2007 and those with over 20 by July 2008. Meanwhile, government employees may take Saturdays off twice a month.

Information Provision and Reform Policy Monitoring

      To improve transparency and allow market participants to make a more informed assessment of economic developments in the Republic, Korea agreed to improve publication and dissemination of its key economic data. The Government has published the following data since early 1998:

Data	Frequency

Foreign Exchange Reserves (including composition and net forward positions)	Twice monthly (with a five business day delay)
Financial Institution Data (including non-performing loans, capital adequacy and ownership and affiliations)	Quarterly
Short-term External Debt	Monthly

      The Government plans to improve the timeliness of data on local government finances.

Gross Domestic Product and Major Financial Indicators

Gross Domestic Product

      Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country’s output using the actual prices of each year and GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

      The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

							As % of
							GDP
	1998	1999	2000	2001	2002	2003(2)	2003(2)

	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	238,810.7	274,934.1	312,300.5	343,416.6	381,063.0	388,417.0	53.8
Government	61,980.6	65,173.6	70,097.7	80,298.2	88,512.2	96,179.9	13.3
Gross Capital Formation	121,011.0	154,208.4	179,413.2	182,477.4	199,006.0	211,975.8	29.4
Change in Inventories	(25,903.4)	(3,198.9)	(494.5)	(1,314.6)	(41.5)	(1,867.9)	(0.3)
Exports of Goods and Services	223,481.5	206,841.6	236,209.6	235,187.3	241,209.0	275,316.3	38.2
Less Imports of Goods and Services	(161,180.0)	(171,437.2)	(217,979.4)	(220,914.3)	(231,764.7)	(257,117.9)	(35.6)
Statistical Discrepancy	(1.1)	(220.9)	(1,377.1)	1,657.4	6,237.9	6,574.8	0.9
Expenditures on Gross Domestic Product	484,102.8	529,499.7	578,664.5	622,122.6	684,263.5	721,345.9	100.0
Net Factor Income from the Rest of the World	(7,857.4)	(6,144.3)	(2,504.6)	(1,094.8)	805.6	1,009.9	0.1
Gross National Product(1)	476,245.4	523,355.3	576,160.0	621,027.9	685,069.0	722,355.8	100.0
Gross Domestic Product at Constant 2000 Market Prices:
Private	258,316.9	288,025.6	312,300.5	327,684.5	353,560.3	348,542.1	54.2
Government	67,044.9	68,990.7	70,097.7	73,507.0	77,923.9	80,773.5	12.6
Gross Capital Formation	130,565.6	162,080.1	179,413.2	179,333.8	189,897.7	192,819.4	30.0
Change in Inventories	(17,426.1)	1,743.8	(494.5)	(242.5)	(1,566.9)	(5,559.2)	—
Exports of Goods and Services	172,965.1	198,255.7	236,209.6	229,764.0	260,220.9	301,171.8	46.9
Less Imports of Goods and Services	(142,072.5)	(181,564.1)	(217,979.4)	(208,898.7)	(240,665.1)	(263,908.3)	(41.1)
Statistical Discrepancy	363.5	(2,388.7)	(1,377.1)	(524.6)	1,810.4	3,075.9	—
Expenditures on Gross Domestic Product	487,183.5	533,399.3	578,664.5	600,865.9	642,748.1	662,474.4	100.0
Net Factor Income from the Rest of the World	(8,500.3)	(6,491.1)	(2,504.6)	(1,052.4)	(715.6)	(879.9)	0.1
Trading Gains and Losses from Changes	20,320.7	19,061.9	0.0	(7,405.0)	(9,621.6)	(17,857.3)	(2.7)
Gross National Income(3)	499,004.0	545,970.1	576,160.0	592,408.5	663,842.1	645,497.0	97.4
Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	(1.4)	9.4	9.3	7.5	10.0	5.4
At Constant 2000 Market Prices	(6.9)	9.5	8.5	3.8	7.0	3.1

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.

(2)	Preliminary.

(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.

Source: Monthly Bulletin, June 2004; The Bank of Korea.

     The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices.

Gross Domestic Product by Economic Sector

(at current market prices)

							As % of
							GDP
	1998	1999	2000	2001	2002	2003(1)	2003(1)

	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	22,355.5	24,812.2	25,029.8	24,806.2	24,654.9	22,833.3	3.2

							As % of
							GDP
	1998	1999	2000	2001	2002	2003(1)	2003(1)

	(billions of won)
Mining and Manufacturing	121,918.7	134,962.2	153,279.9	153,786.7	164,003.4	171,250.7	23.7
Mining and Quarrying	1,998.3	1,981.5	2,036.9	2,020.7	2,051.4	2,136.9	0.3
Manufacturing	119,920.4	132,980.7	151,243.0	151,766.0	161,952.0	169,113.8	23.4
Electricity, Gas and Water	9,985.7	11,945.9	13,212.5	14,648.6	15,929.4	17,338.1	2.9
Construction	46,549.7	43,342.3	42,926.7	47,181.9	51,541.7	61,021.3	8.6
Services:	237,828.7	257,679.7	279,605.1	309,584.7	345,962.6	364,088.4
Wholesale and Retail Trade, Restaurants and Hotels	40,229.0	47,344.0	55,574.3	59,212.3	62,656.7	62,071.4	8.6
Transportation, Storage and Communication	30,961.9	33,276.3	36,138.7	41,190.5	45,133.8	47,467.7	6.6
Financial Intermediation	31,955.9	36,962.0	35,256.1	42,423.3	54,844.4	57,757.0	8.0
Real Estate, Renting and Business Activities	60,418.5	61,172.4	68,062.7	70,049.3	76,822.4	81,483.9	11.3
Public Administration and Defense:
Compulsory Social Security	25,973.7	27,308.4	29,148.7	32,207.4	35,557.2	38,704.8	5.4
Education	23,263.8	24,192.6	25,696.7	28,803.6	32,296.7	35,713.3	5.0
Health and Social Work	10,284.6	11,632.3	12,575.8	16,771.1	17,432.4	18,864.1	2.6
Other Service Activities	14,741.4	15,791.7	17,152.0	18,927.2	21,219.0	22,026.2	3.1
Gross Domestic Product at Current Prices	484,102.8	529,499.7	578,664.5	622,122.6	684,263.5	721,345.9	100.0
Net Factor Income from the Rest of the World	(7,857.4)	(6,144.3)	(2,504.6)	(1,094.8)	805.6	1,009.9	0.1
Gross National Income at Current Price	476,245.4	523,355.3	576,160.0	621,027.9	685,069.0	722,355.8	100.0

(1)	Preliminary.

Source: Monthly Bulletin, June 2004; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

							As % of
							GDP
	1998	1999	2000	2001	2002	2003(1)	2003(1)

	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	23,355.4	24,730.4	25,029.8	25,309.2	24,422.2	22,679.8	4.7
Mining and Manufacturing	108,079.3	131,297.1	153,279.9	156,538.3	168,121.6	176,137.0	26.6
Mining and Quarrying	1,906.2	2,009.5	2,036.9	2,035.1	1,878.7	1,935.8	0.3
Manufacturing	106,173.0	129,287.5	151,243.0	154,503.3	166,242.9	174,201.2	33.9
Electricity, Gas and Water	10,742.0	11,708.4	13,212.5	14,169.1	15,258.0	16,128.9	2.8
Construction	48,295.2	44,458.6	42,926.7	45,279.0	46,529.4	50,308.7	7.7
Services:	247,182.1	263,424.5	279,605.1	293,128.9	316,104.8	321,719.6
Wholesale and Retail Trade, Restaurants and Hotels	44,435.8	51,380.0	55,574.3	58,137.7	61,301.0	59,871.3	12.3
Transportation, Storage and Communication	26,814.8	30,310.6	36,138.7	41,524.7	45,328.6	46,966.2	9.4
Financial Intermediation	33,967.1	34,596.0	35,256.1	38,234.5	46,641.6	47,858.5	18.2
Real Estate, Renting and Business Activities	62,260.0	64,152.8	68,062.7	68,376.8	71,725.5	73,523.6	11.1
Public Administration and Defense: Compulsory Social Security	28,010.4	29,062.1	29,148.7	29,618.4	30,393.6	31,072.9	4.7
Education	24,917.3	25,182.4	25,696.7	26,942.9	28,123.2	29,212.3	4.4
Health and Social Work	12,190.6	12,791.8	12,575.8	11,977.7	12,654.1	13,284.3	2.0
Other Service Activities	14,586.1	15,948.9	17,152.0	18,316.2	19,937.2	19,900.6	4.7

Gross Domestic Product at Market Prices	487,183.5	533,399.3	578,664.5	600,865.9	642,748.1	662,474.4	100.0

(1)	Preliminary.

Source: Monthly Bulletin, June 2004; The Bank of Korea.

     GDP contracted 6.9% in 1998 at constant market prices. The aggregate of private and general government consumption expenditures declined by 10.6% and gross domestic fixed capital formation declined by 22.9%, as facility investments declined sharply by 38.8% compared with 1997.

      In 1999, GDP growth increased to 9.5% at constant market prices. The aggregate of private and general government consumption expenditures increased by 9.7% and gross domestic fixed capital formation increased by 8.3%.

      In 2000, GDP growth was 8.5% at constant market prices. The aggregate private and general government consumption expenditures increased by 7.1% and gross domestic fixed capital formation increased by 12.2%.

      GDP growth slowed in 2001 to 3.8% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.9% and gross domestic fixed capital formation was declined by 0.2%.

      GDP growth in 2002 was 7.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 7.6% and gross domestic fixed capital formation increased by 6.6%.

      Based on preliminary data, GDP growth in 2003 was 3.1% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.5% and gross domestic fixed capital formation increased by 3.6%, each compared with 2002.

      Based on preliminary data, GDP growth in the first half of 2004 was 5.4% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.2% and gross domestic fixed capital formation increased by 3.3%, each compared with the first half of 2003.

Principal Sectors of the Economy

Industrial Sectors

      The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production.

Industrial Production

	2000
	Index
	Weight(1)	1998	1999	2000	2001	2002	2003

Mining	36.2	93.9	101.4	100.0	99.9	103.9	103.1
Coal	4.7	106.8	98.8	100.0	94.0	83.4	84.3
Metal Ores	0.8	144.6	122.0	100.0	58.1	96.7	84.5
Others	30.7	91.4	101.2	100.0	101.9	107.2	106.5
Manufacturing	9,362.9	68.3	85.4	100.0	100.2	108.4	114.0
Food Products and Beverages	658.8	88.8	97.2	100.0	105.7	108.6	106.7
Tobacco Products	53.4	102.8	97.7	100.0	99.6	99.9	130.3
Textiles	472.7	94.2	100.1	100.0	90.1	84.6	76.5
Apparel and Fur Articles	210.3	79.0	87.1	100.0	91.6	98.0	82.5
Tanning and Dressing of Leather	97.6	107.7	108.4	100.0	94.4	87.6	75.5
Wood and Wood and Cork Products	62.2	76.6	96.7	100.0	107.2	112.8	113.9
Pulp, Paper and Paper Products	193.2	86.6	96.3	100.0	99.4	105.3	105.4
Publishing, Printing and Reproduction of Record Media	226.8	100.4	98.2	100.0	102.8	109.3	101.2
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	90.3	98.4	100.0	96.3	88.2	91.1
Chemicals and Chemical Products	856.9	85.5	94.3	100.0	102.7	109.2	113.4
Rubber and Plastic Products	429.9	79.7	93.7	100.0	102.5	109.2	112.0
Non-Metallic Mineral Products	331.5	87.3	93.8	100.0	102.0	104.2	110.1
Basic Metals	566.2	80.7	92.2	100.0	101.3	106.4	111.9
Fabricated Metal Products	414.8	90.8	95.4	100.0	92.6	95.6	97.4
Machinery and Equipment	812.5	66.2	81.5	100.0	96.9	104.5	109.0
Office, Accounting and Computing Machinery	330.8	30.7	62.2	100.0	100.6	111.4	97.4
Electrical Machinery and Apparatus and Others	379.8	64.4	82.7	100.0	96.1	104.2	107.2
Radio, Television and Communication Equipment	1,481.0	50.4	74.0	100.0	102.4	131.6	160.2
Medical Precision and Optical Instrument, Watches	105.0	83.1	92.5	100.0	101.6	100.9	102.8
Other Transport Equipment	274.6	100.3	108.8	100.0	121.8	119.4	127.5
Furniture and Other Manufactured Goods	178.9	88.7	105.2	100.0	95.4	94.6	87.3
Electricity and Gas	600.9	79.4	89.3	100.0	106.9	115.0	121.3
All Items	10,000.0	68.9	85.6	100.0	100.7	108.8	114.4
Percentage Increase (Decrease) of All Items Over Previous Year		(6.5)	24.2	16.8	0.7	8.0	5.1

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

Source: Monthly Bulletin, June 2004; The Bank of Korea.

     Industrial production declined by 6.5% in 1998 because of the economic slowdown which depressed domestic demand. Industrial production increased 24.2% in 1999 because of the Republic’s domestic consumption recovery and the general stabilization in the economy. Industrial production increased by 16.8% in 2000 primarily due to increased exports and high domestic consumption. Industrial production growth slowed to 0.7% in 2001 because exports decreased while domestic consumption growth slowed. Industrial production increased by 8.0% in 2002 primarily due to strong domestic consumption and increased exports. Industrial production increased by 5.1% in 2003 primarily due to increased exports and construction investment growth although domestic consumption was sluggish during 2003.

Manufacturing

      In 1998, the manufacturing sector contracted by 7.9% compared with 1997. In 1999 and 2000, the manufacturing sector grew by 21.8 % and 17.0%, respectively, due to general recovery from the economic downturn in 1998. In 2001, the manufacturing sector increased production by 0.9%, and in 2002, the manufacturing sector increased production by 7.6%. Based on preliminary data, in 2003, the manufacturing sector increased production by 4.8%. Light industries did not fare as well as the heavy and chemical industries segment as the economic boom of the early- and mid-1990s favored the large companies involved in the heavy and chemical industries. Light industry recorded a 15.5% decline in 1998. In 1999, light industry recorded an increase of production of 9.6%. In 2000, light industry recorded an increase of production of 2.8% due to increased production of clothing, rubber and plastic products. In 2001, light industry recorded a 0.6% decline due to the decreased production of textile, apparel and leather products. In 2002, light industry recorded a 0.1% increase due to increased production of food products. Based on preliminary data, in 2003, light industry recorded a 3.4% decline due to the decreased production of textile, apparel, publishing and printing and food products and beverages.

      Automobiles. In 1998, domestic auto sales decreased by 48.5% compared to 1997 due to a decrease in real income and rises in unemployment and interest rates caused by the country’s economic restructuring. Exports recorded only modest growth of 3.4% due to a reduction in demand from developing countries. Labor unrest at Hyundai Motors, the largest auto maker in Korea, also contributed to the decrease in automobile production. Overall automobile production of the Republic in 1998 decreased by 30.6% compared to 1997. In 1999, automobile production increased by 45.5%, domestic sales recorded an increase of 63.4% and exports recorded an increase of 10.9%, each compared with 1998. In 2000, automobile production increased by 9.6%, domestic sales recorded an increase of 12.3% and exports recorded an increase of 11.1%, each compared with 1999. In 2001, automobile production decreased by 5.5% compared to 2000. In 2001, domestic sales recorded an increase of 1.5% and exports recorded a decrease of 10.4%, each compared with 2000. In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001. Based on preliminary data, in 2003, automobile production increased by 1.0%, domestic sales recorded a decrease of 18.7% and exports recorded an increase of 20.2%, each compared with 2002.

      Electronics. In 1998, electronics production decreased by 20.1% and exports decreased by 7.2% compared to 1997 primarily because of continued oversupply of semiconductor memory chips in the world market. In 1999, electronics production increased by 43.5% compared to 1998, and exports increased by 34.2%. The growth in global electronics demand, particularly for “information technology products”, such as semiconductor products, liquid crystal display devices, mobile phones and personal computers, led this growth. In 1999, export sales of semiconductor memory chips constituted approximately 13.1% of the Republic’s total exports. In 2000, electronics production increased by 45.6% and exports increased by 29.3%, each compared with 1999 primarily because of the growth in demand for global information technology products. In 2000, export sales of semiconductor memory chips constituted approximately 15.0% of the Republic’s total exports. In 2001, electronics production decreased by 14.1% and exports decreased by 22.2% compared to 2000 primarily due to weak personal computer market in the world. In 2001, export sales of semiconductor memory chips constituted approximately 9.4% of the Republic’s total exports. In 2002, electronics production increased by 15.0% and exports increased by 18.2%, each compared with 2001 primarily due to the growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 10.2% of the Republic’s total exports. In 2003, electronics production increased by 13.2% and exports increased by 22.1%, each compared with 2002 primarily due to the continued growth in global information technology products demand. In 2003, export sales of semiconductor memory chips constituted approximately 10.1% of the Republic’s total exports.

      Iron and Steel. Crude steel production in 1998 totaled 39.9 million tons, a decrease of 6.2% from 1997, to rank sixth in the world. Domestic sales decreased by 34.7% while exports increased by 56.6%, largely due to enhanced price competitiveness because of the devalued won. Overall steel production in 1998 decreased by 12.9% compared to 1997. In 1999, crude steel production increased by 2.8% compared with 1998. In 2000, crude steel production totaled 43.1 million tons, an increase of 5.0% from 1999. Domestic sales increased by 13.5% due to general stabilization of the domestic economy while exports decreased slightly due to the oversupply of steel products in the world market. In 2001, crude steel production totaled 43.9 million tons, an increase of 1.7% from 2000. Domestic sales and exports slightly decreased due to the oversupply of steel products in the domestic and world markets. In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased slightly due to the recovery of the domestic economy and exports decreased slightly due to decreased sales to North America and Europe. In 2003, crude steel production totaled 46.3 million tons, an increase of 2.0% from 2002.

      Shipbuilding. Shipbuilding orders in 1998 equaled 8.8 million gross tons, a decrease of 35.8% compared to 1997. Despite the decrease, Korea recorded the world’s second largest share of shipbuilding orders in 1998. In 1999, the Republic’s shipbuilding orders amounted to 11.8 million tons, which represented the world’s largest share in such year. In 2000, the Republic’s shipbuilding orders amounted to 20.8 million gross tons, an increase of 75.6% compared to 1999. Korea recorded the world’s largest share of shipbuilding orders in 2000. In 2001, the Republic’s shipbuilding orders amounted to 11.8 million gross tons, a decrease of 43.1% compared to 2000 due to decreased exports. In 2002, the Republic’s shipbuilding orders amounted to 9.8 million gross tons, a decrease of 17.6% compared to 2001. In 2003, the Republic’s shipbuilding orders amounted to 31.2 million gross tons, an increase of 219% compared to 2002.

Agriculture, Forestry and Fisheries

      The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

      Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

      The production of rice, the largest agricultural product in Korea, totaled 5.1 million tons in 1998, representing a 0.7% decrease compared to 1997. In 1999, rice production increased to 5.3 million tons, a 3.2% increase compared to 1998. In 2000, rice production remained at the same level as in 1999 at 5.3 million tons, and rice production increased 3.8% in 2001 to 5.5 million tons. In 2002, rice production decreased 10.9% from 2001 to 4.9 million tons, and in 2003, rice production further decreased 8.2% from 2002 to 4.5 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. The Republic’s self-sufficiency ratio further decreased from 57.9% in 1997 to 57.6% in 1998 and 54.2% in 1999. In 2000, the Republic’s self sufficiency ratio slightly increased to 55.6%. In 2001, the Republic’s self sufficiency ratio was 56.8%. In 2002, the Republic’s self sufficiency ratio was 58.3%. Based on preliminary data, in 2003, the Republic’s self sufficiency ratio was 53.3%.

      The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

      The contribution of the agriculture, forestry and fisheries subsector to GDP declined, at constant 2000 market prices, from 6.5% in 1994 to 1.2% in 2000 as a result of industrialization. In 2001, the agriculture, forestry and fisheries industry increased by 1.1% compared to 2000 due to increased production of rice, fruits and corns, as well as an increase in fishing catch. In 2002, the agriculture, forestry and fisheries industry, which decreased by 3.5% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September. Based on preliminary data, in 2003, the agriculture, forestry and fisheries industry decreased by 7.1% compared to 2002 primarily due to unfavorable weather conditions.

Construction

      The construction industry constituted 8.6% of the Republic’s GDP in 2001. In 1998, the construction industry contracted by 10.0% compared with 1997 because of the economic downturn. In 1999, the construction industry contracted by 7.9% compared with 1998. In 2000, the construction industry contracted by 3.4% compared with 1999 due to decreased orders for the construction of homes and investments in infrastructure. In 2001, the construction industry increased by 5.5% compared with 2000 due to the expansion of residential, commercial and educational construction and the steady increase of government investments in infrastructure. In 2002, the construction industry increased by 2.8% compared to 2001 due to the expansion of residential and commercial construction. Based on preliminary data, in 2003, the construction industry increased by 8.1% compared to 2002, mainly driven by a surge in building construction, notably of commercial and residential buildings.

Electricity and Gas

      The following table sets out the Republic’s dependence on imports for energy consumption.

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio

	(millions of tons of oil equivalents, except ratios)
1999	181.4	176.3	97.22
2000	192.9	187.5	97.20
2001	198.4	193.1	97.33
2002	208.6	202.7	97.14
2003(1)	215.2	208.5	96.86

(1)	Preliminary.

Source: Monthly Energy Statistics, June 2004; Korea Energy Economics Institute.

     Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

      To reduce its dependence on oil and gas imports, the Government has encouraged an energy source diversification program emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total

	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%

	(millions of tons of oil equivalents, except percentages)
1999	38.2	21.0	97.3	53.6	25.8	14.2	20.2	11.1	181.4	100.0
2000	42.9	22.2	100.3	52.0	27.2	14.1	22.5	11.7	192.9	100.0
2001	45.7	23.0	100.4	50.6	28.0	14.1	24.3	12.2	198.4	100.0
2002	49.1	23.5	102.4	49.1	29.8	14.3	27.3	13.2	208.6	100.0
2003(1)	51.1	23.7	102.5	47.6	32.4	15.1	29.2	13.6	215.2	100.0

(1)	Preliminary.

Source: Monthly Energy Statistics, June 2004; Korea Energy Economics Institute.

     The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 16,716 megawatts as of July 31, 2004.

Services Sector

      In 1998, the services sector was adversely affected by the Republic’s economic downturn. In 1998, the transportation, storage and communications subsector contracted by 0.8% compared with 1997. In 1999, the transportation, storage and communications subsector increased by 13.0% compared with 1998. The transportation, storage and communications sector further increased by 19.2% in 2000 compared with 1999. In 2001, the transportation, storage and communications sector increased by 14.9% compared with 2000. In 2002, the transportation, storage and communications sector increased by 9.2% compared with 2001. Based on preliminary data, in 2003, the transportation, storage and communications sector increased 3.7% compared with 2002. The financing, insurance, real estate and business services subsector contracted by 1.9% in 1998 because of the economic downturn. With large increases in securities trading in 1999, the financing, insurance, real estate and business services subsector increased by 5.5% compared with 1998. In 2000, the financing, insurance, real estate and business service subsector increased by 4.9% compared with 1999. In 2001, the financing, insurance, real estate and business service subsector increased by 3.9% compared with 2000. In 2002, the financing, insurance, real estate and business service subsector increased by 8.3% compared with 2001. Based on preliminary data, in 2003, the financing, insurance, real estate and business service subsector increased 2.6% compared with 2002.

Prices, Wages and Employment

      The following table shows selected price and wage indices and unemployment rates:

		Increase		Increase		Increase
	Producer	Over	Consumer	Over		Over
	Price	Previous	Price	Previous	Wage	Previous	Unemployment
	Index(1)	Year	Index(1)	Year	Index(1)(2)	Year	Rate(1)(3)

	(2000=100)	(%)	(2000=100)	(%)	(2000=100)	(%)	(%)
1997	89.2	3.8	90.2	4.4	84.7	7.0	2.6
1998	100.1	12.2	97.0	7.5	82.6	(2.5)	7.0
1999	98.0	(2.1)	97.8	0.8	92.6	12.1	6.3
2000	100.0	2.0	100.0	2.3	100.0	8.0	4.1
2001	99.5	(0.5)	104.1	4.1	105.6	5.6	3.8
2002	99.2	(0.3)	106.9	2.7	117.9	11.6	3.1
2003	101.4	2.2	110.7	3.6	129.0	9.4	3.4

(1)	Average for year.

(2)	Nominal wage index of earnings in all industries.

(3)	Expressed as a percentage of the economically active population.

Source: The Bank of Korea; Korea National Statistical Office.

     The Government’s economic policy has helped keep inflation low. The inflation rate stood at 4.4% in 1997, 7.5% in 1998, 0.8% in 1999, 2.3% in 2000, 4.1% in 2001 and 2.7% in 2002. In 2003, the inflation rate was 3.6%. Based on preliminary data, in the first half of 2004, the inflation rate was 3.3%.

      The economic events in 1997 and 1998 described above led to an increase in unemployment from 2.6% in 1997 to 6.3% in 1999, but unemployment has since decreased to 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002. In 2003, the unemployment rate was 3.4%. In the first two quarters of 2004, the unemployment rate was 3.8% and 3.3%, respectively.

      From 1992 to 2003, the economically active population of the Republic increased by 17.4% to 22.9 million, while the number of employees increased by 16.5% to 22.1 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.

      As of July 1, 2004, Korea adopted the five-day workweek system for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. See “The Republic of Korea— The Economy— Recent Developments”.

      For a description of the Republic’s unemployment insurance system, see “The Republic of Korea— The Economy— Post-IMF Reforms— Labor Market Reform”.

Balance of Payments and Foreign Trade

Balance of Payments

      Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

      The following table sets out certain information with respect to the Republic’s balance of payments.

Balance of Payments

	December 31,

Classification	1998	1999	2000	2001	2002	2003(3)

	(millions of dollars)
Current Account	40,371.2	24,521.9	12,250.8	8,032.6	5,393.9	12,320.7
Goods	41,665.0	28,463.0	16,953.6	13,488.0	14,777.4	22,161.3
Exports(1)	132,313.1	143,685.5	172,267.5	150,439.1	162,470.5	193,817.4
Imports(1)	93,281.8	119,752.3	160,481.0	141,097.8	152,126.2	178,826.7
Services	1,024.1	(651.0)	(2,847.8)	(3,872.1)	(8,197.5)	(7,611.2)
Income	(5,638.3)	(5,159.0)	(2,421.3)	(1,198.1)	432.3	595.4
Current Transfers	3,320.4	1,868.9	566.3	(385.2)	(1,618.3)	(2,824.8)
Capital and Financial Account	(3,196.7)	2,040.3	12,110.0	(3,390.8)	6,251.5	13,128.3
Financial Account(2)	(3,367.8)	2,429.6	12,725.2	(2,659.8)	7,338.3	14,530.4
Capital Account	171.1	(389.3)	(615.2)	(731.0)	(1,086.8)	(1,402.1)
Changes in Reserve Assets	(30,975.0)	(22,982.9)	(23,771.2)	(7,575.8)	(11,799.4)	(25,849.5)
Net Errors and Omissions	(6,199.5)	(3,579.3)	(589.6)	2,934.0	154.0	400.5

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.

(3)	Preliminary.

Source: Monthly Bulletin, June 2004; The Bank of Korea.

     The figures for 2003 indicate a current account surplus of approximately US$12.3 billion. The current account surplus in 2003 increased in comparison with the current account surplus in 2002, primarily due to an increase in surplus from the trade account.

Trade Balance

      Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

      The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

				Exports
			Balance of	as % of
	Exports(1)	Imports(2)	Trade	Imports

	(millions of dollars, except percentages)
1998	132,313.1	93,281.8	39,031.3	141.8
1999	143,685.5	119,752.3	23,933.2	120.0
2000	172,267.5	160,481.0	11,786.5	107.3
2001	150,439.1	141,097.8	9,341.3	106.6
2002	162,470.5	152,126.2	10,344.4	106.8
2003(3)	193,817.4	178,826.7	14,990.7	108.4

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.

(3)	Preliminary.

Source: Principal Economic Indicators, June 2004; The Bank of Korea.

     The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.

      The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (F.O.B.)(1)

			As %		As %		As %		As %		As %		As %
	1998		of Total	1999	of Total	2000	of Total	2001	of Total	2002	of Total	2003	of Total

	(millions of dollars, except percentages)
Foods & Consumer Goods	2,744.7		2.1	2,951.0	2.1	2,791.9	1.6	2,646.2	1.8	2,634.7	1.6	2,792.3	1.4
Raw Materials and Fuels	7,385.4		5.6	7,846.7	5.5	11,572.3	6.7	9,999.5	6.6	8,498.1	5.2	9,048.4	4.7
Light Industrial Products	32,486.0		24.6	29,708.6	20.7	30,286.2	17.6	26,316.2	17.5	25,479.5	15.7	27,306.4	14.1
Textile Material	N/A	(2)	N/A (2)	14,009.3	10.0	14,257.5	8.7	12,572.0	8.4	11,950.8	7.4	11,291.8	5.9
Tires and Tubes	1,543.0		1.2	1,485.8	1.0	1,421.4	0.8	1,425.7	0.9	1,516.7	0.9	1,715.1	0.9
Heavy & Chemical Industrial Products	89,697.0		67.8	103,179.2	71.8	127,617.1	74.1	111,477.2	74.1	125,858.3	77.5	154,670.4	79.8
Chemical Manufacturing Products	9,016.8		6.8	9,408.8	6.5	12,144.7	7.0	10,826.7	7.2	11,845.3	7.3	14,781.6	7.6
Metal Goods	11,118.7		8.4	10,308.4	7.2	11,362.5	6.6	10,031.4	6.7	10,312.1	6.4	13,089.8	6.8
Machinery	10,064.0		7.6	11,593.7	8.1	11,997.0	7.0	11,640.4	7.7	12,824.6	7.9	16,007.6	8.3
Electronics	34,284.4		25.9	45,806.7	31.9	62,043.0	36.0	47,359.7	31.5	56,116.5	34.5	68,189.1	35.2
Passenger Cars	8,167.1		6.2	9,416.7	6.6	11,101.6	6.4	11,450.8	7.6	13,322.3	8.2	17,479.8	9.0
Ships	8,014.1		6.1	7,490.3	5.2	8,229.4	4.8	9,699.2	6.4	10,672.2	6.6	11,103.9	5.7
Total	132,313.1		100.0	143,685.5	100.0	172,267.5	100.0	150,439.1	100.0	162,470.5	100.0	193,817.4	100.0

(1)	These entries are derived from customs clearance statistics. F.O.B. stands for “free on board”, meaning that insurance and freight costs are not included.

(2)	Not available.

Source: Monthly Bulletin, June 2004; The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.)(1)

		As %		As %		As %		As %		As %		As %
	1998	of Total	1999	of Total	2000	of Total	2001	of Total	2002	of Total	2003	of Total

	(millions of dollars, except percentages)
Foods & Consumer Goods	12,655.4	13.6	14,011.6	11.7	16,073.7	10.0	16,630.7	11.8	20,250.9	13.3	23,595.2	13.2
Grain	2,519.9	2.7	2,319.6	1.9	2,438.3	1.5	2,528.8	1.8	2,665.0	1.8	2,993.9	1.6
Direct Consumption Goods	2,372.5	2.5	3,655.9	3.1	4,646.8	2.9	4,786.5	3.4	5,707.7	3.8	6,161.0	3.4
Durable Goods	6,644.4	7.1	6,396.9	5.3	6,424.0	4.0	6,216.8	4.4	7,759.7	5.1	9,922.0	5.5
Nondurable Goods	1,090.8	1.2	1,623.4	1.4	2,549.3	1.6	3,091.2	2.2	4,112.3	2.7	4,574.5	2.6
Industrial Materials and Fuels	45,593.5	48.9	57,252.9	47.8	78,974.8	49.2	71,929.3	51.0	73,891.4	48.6	86,407.2	48.3
Crude Oil	11,240.6	12.1	14,782.7	12.3	25,215.6	15.7	21,367.8	15.1	19,200.3	12.6	23,081.6	12.9
Raw Material for Light Industry	3,731.8	4.0	4,184.7	3.5	4,844.7	3.0	4,408.8	3.1	5,320.4	3.5	5,363.8	3.0
Chemical Products	7,973.7	8.5	9,796.3	8.2	11,837.6	7.4	11,274.5	8.0	12,269.2	8.1	14,443.1	8.1
Steel Products	3,319.2	3.6	4,750.3	4.0	6,007.0	3.7	5,029.7	3.6	6,267.8	4.1	8,204.8	4.6
Capital Goods	35,032.9	37.6	48,487.8	40.5	65,432.5	40.8	52,537.8	37.2	57,983.8	38.1	68,824.3	38.5
Machinery	10,491.5	11.2	13,514.2	11.3	18,425.9	11.5	15,264.2	10.8	17,998.9	11.8	21,704.2	12.1
Electronic Products	21,583.4	23.1	31,673.1	26.4	43,292.9	27.0	33,839.2	24.0	35,996.6	23.7	42,528.5	23.8
Transport Equipment	2,137.7	2.3	2,392.5	2.0	2,815.5	1.8	2,648.4	1.9	3,082.5	2.0	3,379.6	1.9
Total	93,281.8	100.0	119,752.3	100.0	160,481.0	100.0	141,097.8	100.0	152,126.2	100.0	178,826.7	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.

     Source: Monthly Bulletin, June 2004; The Bank of Korea.

     In 1998, the Republic recorded a trade surplus of US$39.0 billion due to a 35.5% decrease in imports. The Republic’s economic difficulties drove down imports of all categories of goods. Exports decreased by 2.8% due to decreases in the country’s major export categories.

      In 1999, the Republic recorded a trade surplus of US$23.9 billion. Exports grew by 8.6% and imports grew by 28.4%.

      In 2000, the Republic recorded a trade surplus of US$11.8 billion. The Republic’s economic recovery led to a 34.0% increase in imports and a 19.9% increase in exports, due to an increase in major import and export categories.

      In 2001, the Republic recorded a trade surplus of US$9.3 billion. Exports decreased by 12.7% primarily due to weaker sales of computer products and imports decreased by 12.1% primarily due to decreased demand for raw materials and capital goods.

      In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.

      The Republic recorded a trade surplus of US$15.0 billion in 2003. Exports increased by 19.3% and imports increased by 17.6% compared to 2002.

      Based on preliminary data, in the first half of 2004, the Republic recorded a trade surplus of US$15.2 billion. Exports increased by 38.3% to US$1,232.2 billion and imports increased by 25.7% to US$1,080.1 billion from US$890.9 billion of exports and US$859.3 billion of imports, respectively, in the first half of 2003.

      The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	1998		1999		2000		2001		2002		2003

	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports

	(percentages of total imports or exports)
United States	17.2	21.9	20.5	20.8	21.8	18.2	20.7	15.8	20.2	15.1	17.7	13.9
Japan	9.2	18.1	11.0	20.2	11.9	19.8	11.0	18.9	9.3	19.6	8.9	20.3
China(1)	16.0	7.5	15.8	8.1	16.9	8.8	18.4	10.3	20.9	12.6	25.7	13.8

(1)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

     In 2003, the outbreak of severe acute respiratory syndrome, or SARS, in Asia (including China) and other parts of the world increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. Another outbreak of SARS or similar incidents in the future may have an adverse effect on Korean and world economies.

Non-Commodities Trade Balance

      In 1998, the Republic recorded a non-commodities trade deficit in its current account of approximately US$4.6 billion. In 1999, the non-commodities trade deficit increased to US$5.8 billion. The non-commodities trade deficit decreased to US$5.3 billion in 2000 and US$4.4 billion in 2001. In 2002, the non-commodities trade deficit increased to US$7.8 billion but decreased to US$7.0 billion in 2003.

Foreign Currency Reserves

      The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,

	1999	2000	2001	2002	2003

	(millions of dollars)
Gold(1)	$67.1	$67.6	$68.3	$69.2	$70.9
Foreign Exchange	73,700.3	95,855.1	102,487.5	120,811.4	154,508.8
Total Gold and Foreign Exchange	73,767.4	95,922.7	102,555.8	120,880.6	154,579.7
Reserve Position at IMF	286.5	271.8	262.2	520.2	751.6
Special Drawing Rights	0.7	3.5	3.3	11.8	21.0
Total Official Reserves	$74,054.5	$96,198.1	$102,821.4	$121,412.5	$155,352.4

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

     The Government’s foreign currency reserves increased to US$168.0 billion as of July 31, 2004 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.

The Financial System

Structure of the Financial Sector

      The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

—	securities institutions;

—	credit guarantee institutions;

—	venture capital companies; and

—	miscellaneous others.

      To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

Banking Industry

      The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2003 commercial banks consisted of eight nationwide banks, all of which have branch networks throughout Korea, six regional banks and 62 branches of 40 foreign banks operated in the country. Nationwide and regional banks had, in the aggregate, 4,992 domestic branches and offices, 57 overseas branches, six overseas representative offices and 21 overseas subsidiaries as of December 31, 2003.

      Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy and are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperative Federation (which merged the National Livestock Cooperative Federation and the National Ginseng Cooperation Federation into it in July 2000); and

•	National Federation of Fisheries Cooperatives.

      The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

			Percentage
		Non-Performing	of Total
	Total Loans	Assets	Loans

			(percentage)
	(in trillions of won)
December 31, 1999	328.3	27.4	8.3
December 31, 2000	361.6	23.9	6.6
December 31, 2001	379.1	11.0	2.9
December 31, 2002	464.6	9.0	1.9
December 31, 2003	499.5	10.8	2.2

Source: Banking Statistics, February 2003; Financial Supervisory Service.

     Most of the growth in total loans since the end of 1999, and in particular, since the end of 2001, has been attributable to loans to the retail sector, accounting for 51.8% of total loans as of December 31, 2002, compared to 40.0% as of December 31, 1999.

      A group of the Republic’s banks, including eight nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of W5.0 trillion in 2002, compared to an aggregate net profit of W4.7 trillion in 2001. In 2003, these banks posted an aggregate net profit of W1.9 trillion compared to an aggregate net profit of W5.0 trillion in 2002, primarily due to increased loan loss provisions for SK Networks and credit card companies.

Non-Bank Financial Institutions

      Non-bank financial institutions include:

•	investment institutions, including merchant banks, asset management companies and the Korea Securities Finance Corporation;

•	savings institutions, including trust accounts of banks, mutual savings and finance companies, credit unions, mutual credit facilities, community credit cooperatives and savings taken by post offices;

•	life insurance institutions; and

•	credit card companies.

      As of December 31, 2003, three merchant banks were operating in the country. Since 1998, 28 merchant banks have been closed or merged into commercial banks or securities firms. As of December 31, 2003 the total assets of Korea’s merchant banks amounted to an aggregate of W820.0 billion.

      Through December 2001, pursuant to the Act on Structural Improvement of the Financial Industry with approval of the Financial Supervisory Commission, each of five securities investment trust companies, which managed and sold securities investment trusts, was split into an investment trust management company which only manages the trusts and a securities company. As of December 31, 2003, 33 securities investment trust management companies, which manage the trusts, operate in Korea. Currently, there is no securities investment trust company that also sells interests in the trusts in the Republic. As of December 31, 2003, total assets of all the securities investment trust companies totaled W1,412.7 billion.

      The Korean Bank Act permits banks to provide trust account management services with the approval of the Financial Supervisory Commission. However, the Indirect Investment Asset Management Business Act, effective January 5, 2004, prohibits banks from offering trust account management services for money trust products that are not managed under specified investment policies from July 5, 2004 (except under certain limited circumstances) unless banks qualify as an asset management company under the Indirect Investment Asset Management Business Act before such date. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31 2003, assets of trust accounts of all banks providing trust account management services totaled W105,369.1 billion.

      The country had 114 mutual savings banks as of December 31, 2003, with assets totaling W30,099.4 billion.

      As of December 31, 2003, 12 domestic life insurance institutions, four joint venture life insurance institutions and eight wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately W183.2 trillion as of December 31 2003, were operating in the Republic.

      As of December 31, 2003, eight credit card companies operated in the country with loans totaling approximately W55.0 trillion, of which 14.1% were classified as non-performing loans. As of June 30, 2004, six credit card companies operated in the country with loans totaling approximately W41.7 trillion, of which 10.9% were classified as non-performing loans.

Money Markets

      In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

      As of June 30, 2004, 42 domestic securities companies (including joint venture securities companies) and 15 branches of foreign securities companies operated in Korea.

      The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 and is Korea’s only stock exchange. It has a single trading floor located in Seoul. The exchange imposes daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index is comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.

      In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ was established in July 1996, and the OTC Bulletin Board Market was launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ. Under the Korea Securities and Futures Exchange Act promulgated in January 2004, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange are expected to be merged into a single exchange to be known as the Korea Securities and Futures Exchange by the end of 2004.

      The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

December 28, 1998	562.5
December 28, 1999	1,028.1
December 26, 2000	504.6
January 31, 2001	617.9
February 28, 2001	578.1
March 30, 2001	523.2
April 30, 2001	577.4
May 31, 2001	612.2
June 29, 2001	595.1
July 31, 2001	541.6
August 31, 2001	545.1
September 28, 2001	479.7
October 31, 2001	537.8
November 30, 2001	643.9
December 28, 2001	693.7
January 31, 2002	748.1
February 28, 2002	820.0
March 29, 2002	895.6
April 30, 2002	842.3
May 31, 2002	796.4
June 28, 2002	742.7
July 31, 2002	718.0
August 30, 2002	736.4
September 30, 2002	646.4
October 31, 2002	658.9
November 29, 2002	724.8
December 30, 2002	627.6
January 30, 2003	591.9
February 28, 2003	575.4
March 31, 2003	535.7
April 30, 2003	599.4
May 30, 2003	633.4
June 30, 2003	669.9
July 31, 2003	713.5
August 29, 2003	759.5
September 30, 2003	697.5
October 31, 2003	782.4
November 28, 2003	796.2

December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.4
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8
June 30, 2004	785.8
July 30, 2004	735.3
August 31, 2004	803.6

      On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 818.8 on September 7, 2004.

Supervision System

      The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister’s office.

      The Ministry of Finance and Economy focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Insurance System

      The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

      Since January 2001, deposits at any single financial institution are insured only up to W50 million regardless of the amount deposited.

      The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

      The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

      The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

      Interest rates gradually have been deregulated under a four-stage plan initiated in August 1991. In July 1997, some elements of the fourth and final stage of the plan were put in place. On July 10, 2003, the Bank of Korea cut its target for the benchmark call rate (uncollaterized overnight rate) to 3.75% from 4.00%, which was further lowered to 3.5% on August 12, 2004. As of the end of 2003, all deposit and lending rates had been deregulated with the exception of those on demand deposits. In February 2004, the Bank of Korea removed the 1% per annum deposit interest rate ceiling on demand deposits.

Money Supply

      The following table shows the volume of the Republic’s money supply:

Money Supply

	December 31,

	1998	1999	2000	2001	2002	2003

	(billions of won)
Money Supply(M1)(1)	121,731.1	170,659.4	196,714.5	246,720.5	283,580.8	298,952.9
Quasi-money(2)	517,933.2	501,885.0	510,984.4	518,258.8	588,494.8	599,116.5
Money Supply(M2)	639,664.3	672,544.4	707,698.9	764,979.3	872,075.6	898,069.4
Percentage Increase Over Previous Year	23.7%	5.1%	5.2%	8.1%	14.0%	3.0%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.

(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Exchange Controls

      Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

      Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

      In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

      In September 1998 the National Assembly passed the Foreign Exchange Transaction Act, which became effective in April 1999 and was subsequently amended in December 2000. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

      To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

      The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Foreign Exchange

      The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated.

Exchange Rates

Won/U.S. Dollar

Exchange Rate

December 31, 1996	844.2
December 31, 1997	1,415.2
December 31, 1998	1,207.8
December 30, 1999	1,145.4
December 29, 2000	1,259.7
January 31, 2001	1,265.5
February 28, 2001	1,245.7
March 30, 2001	1,314.0
April 30, 2001	1,324.7
May 31, 2001	1,292.9
June 30, 2001	1,300.7
July 31, 2001	1,301.4
August 31, 2001	1,283.8
September 29, 2001	1,309.1
October 31, 2001	1,296.1
November 30, 2001	1,274.0
December 31, 2001	1,326.1
January 31, 2002	1,314.8
February 28, 2002	1,327.7
March 30, 2002	1,326.4
April 30, 2002	1,292.2
May 31, 2002	1,233.3
June 29, 2002	1,201.8
July 31, 2002	1,197.0
August 31, 2002	1,200.5
September 30, 2002	1,225.5
October 31, 2002	1,233.4
November 30, 2002	1,208.0

Won/U.S. Dollar

Exchange Rate

December 31, 2002	1,200.4
January 30, 2003	1,170.5
February 28, 2003	1,186.8
March 31, 2003	1,252.9
April 30, 2003	1,213.1
May 31, 2003	1,205.3
June 30, 2003	1,193.1
July 31, 2003	1,180.0
August 30, 2003	1,178.5
September 30, 2003	1,150.2
October 31, 2003	1,177.3
November 29, 2003	1,203.6
December 31, 2003	1,197.8
January 31, 2004	1,174.9
February 27, 2004	1,176.5
March 31, 2004	1,153.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7
June 30, 2004	1,152.5
July 31, 2004	1,171.3
August 31, 2004	1,153.8

      Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from W888.1 to US$1.00 on June 30, 1997 to W1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was W1,152.8 to US$1.00 on September 7, 2004.

Government Finance

      The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government’s finances.

      The Government’s fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

      The following table shows consolidated Government revenues and expenditures.

Consolidated Central Government Revenues and Expenditures

	1998	1999	2000	2001	2002	2003(2)

	(billions of won)
Total Revenues	96,673	107,924	135,811	144,033	158,712	172,231
Current Revenues	95,790	106,537	134,415	142,709	157,226	170,767
Total Tax Revenues	67,798	75,658	92,935	95,793	103,967	114,664
Income Profits and Capital Gains	27,975	25,220	35,387	35,638	38,404	46,420
Tax on Property	1,379	3,272	4,262	2,920	2,894	2,921
Tax on Goods and Services	27,159	33,608	38,020	43,818	48,047	50,906
Customs Duties	3,836	4,687	5,800	5,923	6,601	6,847
Others	7,449	8,871	9,466	7,494	8,021	7,570
Social Security Contribution	10,512	12,008	14,798	17,538	19,723	20,703
Non-Tax Revenues	17,480	18,871	26,682	29,378	33,536	35,399
Capital Revenues	883	1,387	1,396	1,324	1,486	1,459
Total Expenditures and Net Lending	115,430	120,988	129,284	136,765	136,046	164,086
Total Expenditures	90,990	101,236	109,443	126,688	135,610	166,789
Current Expenditures	70,631	76,798	87,170	101,744	106,255	136,189
Goods and Services	21,697	19,772	24,707	26,223	28,629	29,812
Interest Payments	3,399	5,884	6,888	7,198	6,846	6,594
Subsidies and Other Transfers(1)	44,430	49,333	55,114	66,540	68,929	96,493
Subsidies	576	432	329	534	768	424
Other Transfers(1)	43,854	48,901	54,785	66,006	68,161	96,069
Non-Financial Public Enterprises Expenditures	1,105	1,809	461	1,783	1,851	3,290
Capital Expenditures	20,359	24,438	22,273	24,944	29,355	30,600
Net Lending	24,440	19,752	19,841	10,077	436	(2,703)

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.

(2)	Preliminary.

Source: Ministry of Finance and Economy.

     The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

      Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

      Tax revenues decreased slightly in 1998 because of the country’s economic difficulties. Expenditures increased significantly in 1998 resulting from the Government’s program to restructure the country’s economy and its debt obligations under the financial aid package extended by the IMF. Although the Government reduced expenditures in other budget areas, such as defense and general administration, a fiscal deficit was recorded in 1998 equal to approximately 3.8% of the Republic’s GDP, financed in part by approximately W11.7 trillion of Government bonds issued in the domestic market in 1998.

      For 1999, revenues increased by approximately 11.6%, which represented 20.2% of the Republic’s GDP, due in large part to higher tax and non-tax revenues. The Government expanded the value added tax base further and reduced the tax rate on real estate capital gains. The Government imposed modest cuts in several expenditure categories relative to 1998, including wages and salaries, purchase of goods and services, capital spending and net lending to help offset an anticipated increase in interest payments, including the carrying costs for financial sector restructuring. Fiscal deficit in 1999 decreased to approximately 2.4% of GDP.

      For 2000, revenues increased by approximately 25.8%, which represented 23.4% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased significantly while expenditures increased slightly due to the country’s economic recovery. Principal factors for the tax revenue increase included:

•	increase of corporate tax revenues due to increase of corporate profits;

•	expansion of the tax base;

•	increase of securities trading tax due to increase of trading volume; and

•	increase of customs duties due to increase of imports.

      The Republic had a fiscal surplus of 1.1% in 2000.

      For 2001, revenues increased by approximately 6.1%, which represented 23.9% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT Corporation (formerly known as Korea Telecom Corp.) and Korea Tobacco & Ginseng Corporation as part of the Government’s privatization plans. The Republic had a fiscal surplus of 1.2% in 2001.

      For 2002, revenues increased by approximately 10.2%, which represented 24.6% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transferred from The Bank of Korea. The Republic had a fiscal surplus of 3.5% in 2002.

      For 2003, revenues increased by approximately 8.2%, which represented 25.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of 1.2% in 2003.

Debt

External and Internal Debt of the Government

      The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2003.

Direct External Debt of the Government

	Amount in		Equivalent
	Original		Amount in
	Currency		U.S. Dollars(1)

	(in millions)
US$	US$	9,877.8	US$	9,877.8
German Mark (DM)		DM45.0		28.9
Japanese Yen (¥)		¥52,893.5		494.4

Total			US$	10,401.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

     The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic.

Direct Internal Debt of the Government

(billions of won)

1998	47,588.6
1999	66,145.3
2000	75,847.6
2001	87,327.5
2002	103,341.3
2003	141,395.2

      The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,

	2001	2002	2003

	(billions of won)
Domestic	103,338.5	100,753.7	79,131.7
External(1)	3,431.1	1,717.7	1,458.5

Total	106,769.6	102,471.4	80,590.2

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

     For further information on the outstanding indebtedness, including guarantees, of the Republic, see “The Republic of Korea—Tables and Supplementary Information”.

      In December 1997, the National Assembly authorized the guarantee of up to US$20 billion of external debt of Korean banks, and, in January 1998, additional guarantees of up to US$7 billion of external debt of Korean commercial and merchant banks and up to US$8 billion of external debt of The Bank of Korea. The Government guaranteed approximately US$21.8 billion in new one-, two- and three-year loans that replaced the short-term foreign currency debt of eligible Korean financial institutions, all of which has subsequently been repaid. For a further discussion of this program, see “The Republic of Korea—The Economy—Post-IMF Reforms”.

      In April 1998, the Government issued US$4.0 billion of U.S. Dollar-denominated debt securities in addition to the World Bank and ADB obligations incurred in 1998.

External Debt

      The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,

	1997	1998	1999	2000	2001	2002	2003(1)

	(billions of dollars)
Foreign Currencies	173.9	162.7	149.9	144.0	126.1	137.4	152.7
Korean Won	0.3	1.1	3.0	4.5	4.7	6.6	8.2

Total External Liabilities	174.2	163.8	152.9	148.5	130.8	144.0	160.9

	December 31,

	1997	1998	1999	2000	2001	2002	2003(1)

	(billions of dollars)
Long-term Debt	110.5	124.9	110.5	99.1	88.9	93.9	105.6

General Government	11.2	15.9	19.8	19.2	18.3	17.6	12.8
Monetary Authorities	11.4	21.7	11.6	10.2	3.6	3.5	3.8
Banks	41.9	41.4	33.9	24.1	21.0	20.3	25.9
Other Sectors	46.0	45.9	45.2	45.6	46.0	52.5	63.1
Short-term Debt	63.7	38.9	42.4	49.4	41.9	50.1	55.3

Monetary Authorities	0.1	0.3	1.2	1.1	1.3	1.4	1.4
Banks	49.2	31.1	33.7	37.7	32.4	40.6	46.0
Other Sectors	14.4	7.5	7.5	10.6	8.2	8.1	7.9

Total External Liabilities	174.2	163.8	152.9	148.5	130.8	144.0	160.9

(1)	Preliminary.

Source: Ministry of Finance and Economy.

Debt Record

      The Government has always paid when due the full amount of principal of, interest on, and amortization or sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

			Range of Years	Principal Amounts
	Range of	Range of	of Original	Outstanding as of
Currency of Borrowings	Interest Rates	Years of Issue	Maturity	December 31, 2003

	(%)			(millions of units)
US$	0.75-6.25/Floating	1960-2003	1982-2023	US$	9,877.8
Japanese Yen (¥)	3.25-5	1980-1990	2004-2015		¥52,893.5
German Mark (DM)	2-4.5	1973-1985	2003-2021		DM45.0

Total External Funded Debt(1)				US$	10,401.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

B. External Guaranteed Debt of the Government

				Principal Amounts
	Interest	Years of	Years of	Outstanding as of
Name	Rates	Issue	Maturity	December 31, 2003

	(%)			(millions of dollars)
1. Bonds
Total Bonds				None
2. Borrowings
The Korea Development Bank	Floating	1999	2008	176.1
The Korea Development Bank	Floating	1998	2004	65.3
Industrial Bank of Korea	Floating	1999	2008	964.4
Total Borrowings(1)				1,205.9
Total External Guaranteed Debt(1)				1,205.9

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

C. Internal Debt of the Government

			Range of Years	Principal Amounts
	Range of	Range of	of Original	Outstanding as of
Title	Interest Rates	Years of Issue	Maturity	December 31, 2003

	(%)			(billions of won)
1. Bonds
Interest-Bearing Treasury Bond for Cereals Fund	7.39-10.73	1998-1999	2003-2004	600.0
Foreign Exchange Stabilization Bonds	4.50-9.75	1999-2003	2004-2008	23,650.0
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	4.40-11.26	1995-2003	2005-2013	81,483.3
Interest-Bearing Treasury Bond for National Housing I	5.0	1993-2003	1998-2008	26,878.1
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2003-2019	3,172.4
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	11.3
Total Bonds				135,795.2
2. Borrowings
Borrowings from The Bank of Korea				1,940.0
Borrowings from the Sports Promotion Fund				70.0
Borrowings from the Civil Servant Pension Fund				650.0
Borrowings from the Export Insurance Fund				510.0
Authorized Government Debt beyond Budget Limit				2,441.4

Sub-Total				5,611.4

Total Internal Funded Debt				141,406.6

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

			Range of Years	Principal Amounts
	Range of	Range of	of Original	Outstanding as of
Name	Interest Rates	Years of Issue	Maturity	December 31, 2003

	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
The Korea Development Bank	Floating	1992-1994	2002-2004	0.8
Korea Container Terminal Authority	6.0%	1993-1996	2002-2006	60.0
Korea Asset Management Corporation	4.26-5.05%/Floating	1997-2003	2002-2008	6,158.8
Korea Deposit Insurance Corporation	5.0-10.4	1998-2002	2003-2008	71,237.3 (1)
Total Bonds				77,456.9
2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5%	1967	2000-2024	216.2
National Agricultural Cooperative Federation	5.0%	2002	2003	370.0
Others	Floating	1991	1999	1,088.5
Total Borrowings				1,674.7

(1)	Over four years beginning in 2003, W49 trillion of such debt will be converted into direct debt of the government.

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

      We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

      The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

      We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

      We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•	if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

      Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

      Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

      On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

      We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

      If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

      If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

      Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

Global Securities

      The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

      The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•	must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

      We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

      We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

      In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

      Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

      All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

      The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

      We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Cedel Bank, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

      We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

      We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•	you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

      We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

      The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

      If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities.

      We may, however, create or permit a security interest:

•	on any promissory debt securities or commercial paper discounted or otherwise provided as security to or issued or held by us created in favor of The Bank of Korea in the normal operation of The Bank of Korea’s discount facilities or facilities for the funding of loans by us to our customers; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity; or

•	of a statutory nature arising in the ordinary course of our business but unrelated to our activities of borrowing or raising money; or

•	on any real estate owned by us imposed by a tenant of such real estate as security for repayment of any key money paid by the tenant; or

•	arising by operation of Korean law or given preference by law following our failure to meet an obligation, although we will not permit such a security interest to exist for more than 30 days.

Events of Default

      Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•	we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount.

4.	Moratorium/ Default:

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•	the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 44 of the KDB Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to own or control us (directly or indirectly).

8.	IMF Membership/ World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

      For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

      If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

      You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

      Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

      We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

      We may at any time call a meeting of the holders of a series of debt securities to seek the holders of the debt securities’ approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the fiscal agent. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

      While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.

      Holders of debt securities who hold, in the aggregate, a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting. At the reconvening of any meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum for taking any action set out in the original notice. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a debt securityholder. The fiscal agent will make all rules governing the conduct of any meeting.

      The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•	permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

      The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

      We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

      We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

      The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

      The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

      Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•	the terms of the debt securities purchasable upon exercise of the warrants, as described above under “Description of the Securities— Description of Debt Securities— General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

      The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

      We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel, Lee & Ko, has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

      We have appointed the General Manager of our New York Branch, Mr. Seong-Ho Park, and the Senior Deputy General Manager of our New York Branch, Mr. Jae-Min Yoon, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Branch is located at 320 Park Avenue, 32nd Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

      We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

      The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

Description of Guarantees

      The description below summarizes some of the provisions of the guarantees that we may issue from time to time. Copies of the forms of guarantees are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential beneficiary of a guarantee.

      The description of a guarantee that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Guarantees

      Each guarantee will be issued by us as guarantor. The prospectus supplement relating to a guarantee will specify:

•	the relevant obligor and the obligations guaranteed under the guarantee;

•	the nature and scope of the guarantee, including whether or not it is irrevocable and unconditional;

•	the status of the guarantee in relation to our other obligations;

•	the governing law of the guarantee; and

•	other relevant provisions of the guarantee.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

AND BEARER WARRANTS

      Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Cedel Bank for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•	each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•	any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

      Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

      For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

      For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

      The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

      This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

      The following summary of Korean tax consideration applies to you so long as you are not:

•	a citizen of Korea;

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	maintaining a permanent establishment or a fixed base in Korea for business, trade or otherwise.

Tax on Interest Payments

      Under current Korean tax laws, when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

Tax on Capital Gains

      You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer within Korea or a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). Specifically, if you are a non-resident, the Special Tax Treatment Control Law exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea. If you sell or otherwise dispose of debt securities to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 27.5% of net gain or 11% of gross sale proceeds with respect to transactions), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

      With respect to computing the above-mentioned 27.5% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11 per cent. of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

      If you die while domiciled in Korea, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where you are domiciled or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

      Under Korean inheritance and gift tax laws, shares issued by Korean corporations are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

      You will not be subject to any Korean transfer tax, stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

      Any payments by us under our guarantee on the debt securities issued by a third-party Korean issuer, except payments made in respect of the principal amount of such guaranteed debt securities (or the issue price if the debt securities were originally issued at a discount), may be subject to withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as may be available under an applicable tax treaty, if any, between Korea and the country of incorporation or residence of the non-resident holder of the debt securities who receives our guarantee payments, unless otherwise exempt under such applicable tax treaty or Korean domestic tax law. Further details of the tax consequences of the holders of third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

Tax Treaties

      At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.

      With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company handling the debt securities, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at the normal rates.

      At present, Korea has not entered into tax treaties regarding inheritance or gift tax.

United States Tax Considerations

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

      If you are not a U.S. holder, consult the discussions under the captions “Non-U.S. Persons” and “Information Reporting and Backup Withholding” below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

      You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

      Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a “foreign currency”, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

      Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

      When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

      The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

      Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

      Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

      If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

      If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

      In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

      In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

      You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

      In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

      If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

      Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

      The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

      First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

      Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

      Finally, the market discount rules described below will not apply to short-term debt securities.

      As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

      If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

      If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands.

      In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

      You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

      A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

      Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

Non-U.S. Persons

      The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.

      If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See “Information Reporting and Backup Withholding” below.

      Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

      If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

      A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Information Reporting and Backup Withholding

      The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

      We may sell or issue the debt securities, warrants or guarantees in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

      The prospectus supplement relating to a particular series of debt securities, warrants or guarantees will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

      Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

      We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

      We may offer debt securities as consideration for the purchase of other of our debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents. We may offer guarantees as consideration for transactions involving securities of other issuers.

      Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

LEGAL MATTERS

      The validity of any particular series of debt securities or warrants issued with debt securities or any guarantees will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

      Our authorized agents in the United States are Mr. Seong-Ho Park, General Manager of our New York Branch, or Mr. Jae-Min Yoon, Senior Deputy General Manager of our New York Branch. The address of our New York Branch is 320 Park Avenue, 32nd Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. Hi-Su Lee, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

      Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth under “The Korea Development Bank” (except for the information set out under “The Korea Development Bank—Business—Government Support and Supervision”). Such information is stated on his authority.

      The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under “The Korea Development Bank—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

      Our financial statements as of and for the years ended December 31, 2002 and 2003 included in this prospectus have been so included in reliance on the report of Samil PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

      This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

      Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

      Factors that could adversely affect the future performance of the Korean economy include:

•	a deterioration of the Korean consumer or corporate sector;

•	a failure of the restructuring of large troubled chaebols or companies;

•	an increase in non-performing assets or default rates relating to, among others, loans extended by financial institutions to the retail sector;

•	an increase in lay-offs or unemployment rates or a reduction in income levels, which could adversely affect consumer spending or lead to social or labor unrest;

•	a decrease in tax revenues and a substantial increase in the Government’s expenditures for unemployment compensation and other social programs that together lead to an increased Government budget deficit;

•	political uncertainty or increasing strife among and within political parties in the Republic;

•	adverse changes or volatility in commodity prices (including an increase in oil prices), exchange rates, interest rates, stock markets or foreign currency reserves;

•	increased reliance on exports to service foreign currency debts, which could cause friction with the Republic’s trading partners;

•	adverse developments in the economies of countries to which the Republic exports, such as the United States, China and Japan, or in emerging market economies in Asia, including China, or elsewhere that result in a loss of confidence in the Korean economy;

•	the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment);

•	a deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including as a result of trade disputes or disagreements in foreign policy;

•	an increase in the level of tensions or an outbreak of hostilities in the Korean peninsula or elsewhere in the world, including the Middle East; and

•	the outbreak of SARS in Asia and other parts of the world, which has increased the uncertainty of world economic prospects in general and which may continue to have an adverse effect on the world economy.

FURTHER INFORMATION

      We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 11. Estimated Expenses.*

      It is estimated that our expenses in connection with the sale of the debt securities, warrants and guarantees hereunder, exclusive of compensation payable to underwriters and agents, will be as follows:

SEC Registration Fee	US$ 242,700
Printing Costs	250,000
Legal Fees and Expenses	450,000
Fiscal Agent Fees and Expenses	50,000
Blue Sky Fees and Expenses	50,000
Rating Agencies’ Fees	350,000
Miscellaneous (including amounts to be paid to underwriters in lieu of reimbursement of certain expenses)	800,000

Total	US$2,192,700

*	Based on three underwritten offerings of the debt securities.

UNDERTAKINGS

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	For purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e)	For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

CONTENTS

This Registration Statement is comprised of:

(1)	Facing Sheet.

(2)	Explanatory Note.

(3)	Part II, consisting of pages II-1 to II-9.

(4)	The following Exhibits:

A-1	—	Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank (No. 33-38873).
B-1	—	Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea Development Bank (No. 33-44818).
B-2	—	Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank (No. 33-38873).
B-3	—	Form of Amendment No. 1 to Fiscal Agency Agreement.**
C-1	—	Form of Warrant Agreement, including form of Warrants.*
C-2	—	Form of Guarantee Agreement, including form of Guarantees, incorporated herein by reference to Exhibit C-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).
C-3	—	Form of Solicitation Indemnification Agreement, incorporated herein by reference to Exhibit C-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).
D-1	—	Consent of the Governor of The Korea Development Bank (included on page II-4).
D-2	—	Power of Attorney of the Governor of The Korea Development Bank.**
E-1	—	Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-5).
E-2	—	Power of Attorney of the Minister of Finance and Economy of The Republic of Korea, incorporated herein by reference to Exhibit E-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).
F	—	Consent of PricewaterhouseCoopers.
G-1	—	Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States.**
G-2	—	Letter appointing Authorized Agents of The Republic of Korea in the United States (included in Exhibit E-2), incorporated herein by reference to Exhibit G-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).
H	—	The Korea Development Bank Act, incorporated herein by reference to Exhibit H to the Registration Statement of The Korea Development Bank (No. 333-6866).
I	—	The Enforcement Decree of The Korea Development Bank Act, incorporated herein by reference to Exhibit I to the Registration Statement of The Korea Development Bank (No. 333-6866).
J	—	The By-laws of The Korea Development Bank, incorporated herein by reference to Exhibit J to the Registration Statement of The Korea Development Bank (No. 333-6866).
K-1	—	Form of Prospectus Supplement relating to The Korea Development Bank’s Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”), incorporated herein by reference to Exhibit K-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

K-2	—	Form of Supplement to the Prospectus Supplement relating to the Korea Development Bank’s Series C Notes, incorporated herein by reference to Exhibit K-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).
L	—	Form of Distribution Agreement between The Korea Development Bank and the Agents named therein relating to the offer an sale from time to time of the Series C Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No. 333-6866).
M-1	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of the Debt Securities (with or without Warrants).**
M-2	—	Opinion (including consent) of Lee & Ko, 16th Floor, West Wing POSCO Center Building, 892, Daechi-4 Dong, Kangnam-Gu, Seoul, 135-777, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of the Debt Securities (with or without Warrants).**
M-3	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of the Guarantees, incorporated herein by reference to Exhibit M-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).
M-4	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, City Place House, 55 Basinghall Street, London EC2V 5EH, England, English counsel to the Bank, in respect of the legality of the Guarantees, incorporated herein by reference to Exhibit M-4 to the Registration Statement of The Korea Development Bank (No. 333-97299).
M-5	—	Opinion (including consent) of Kim & Chang, Seyang Building, 223 Naeja-dong, Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of the Guarantees, incorporated herein by reference to Exhibit M-5 to the Registration Statement of The Korea Development Bank (No. 333-97299).
M-6	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of The Korea Development Bank’s 4.75% Notes due 2009.**
M-7	—	Opinion (including consent) of Lee & Ko, 16th Floor, West Wing POSCO Center Building, 892, Daechi-4 Dong, Kangnam-Gu, Seoul, 135-777, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of The Korea Development Bank’s 4.75% Notes due 2009.**
N-1	—	Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).
N-2	—	Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).
O	—	Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Korea Development Bank (No. 333-6866).

*  May be filed by amendment.
** Previously filed.

SIGNATURE OF THE KOREA DEVELOPMENT BANK

      Pursuant to the requirements of the Securities Act of 1933, as amended, The Korea Development Bank has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 24th day of September 2004.

THE KOREA DEVELOPMENT BANK
By: JICHANG YOO*† Governor
†By: /s/ Won Geun Kim Won Geun Kim (Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF THE REPUBLIC OF KOREA

      Pursuant to the requirements of the Securities Act of 1933, as amended, The Republic of Korea has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 24th day of September 2004.

THE REPUBLIC OF KOREA
By: HUN-JAI LEE*† Minister of Finance and Economy
†By: /s/ Hi-Su Lee Hi-Su Lee (Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE KOREA DEVELOPMENT BANK

      Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 24th day of September 2004.

†By: /s/ Seong-Ho Park Seong-Ho Park New York Branch The Korea Development Bank

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE KOREA DEVELOPMENT BANK

      Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 24th day of September 2004.

†By: /s/ Jae-Min Yoon Jae-Min Yoon New York Branch The Korea Development Bank

SIGNATURE OF AUTHORIZED REPRESENTATIVE

OF THE REPUBLIC OF KOREA

      Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Republic of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 24th day of September 2004.

†By: /s/ Hi-Su Lee Hi-Su Lee Financial Attaché Korean Consulate General in New York

EXHIBIT INDEX

Exhibit			Page

A-1	—	Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank (No. 33-38873).
B-1	—	Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea Development Bank (No. 33-44818).
B-2	—	Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank (No. 33-38873).
B-3	—	Form of Amendment No. 1 to Fiscal Agency Agreement.**
C-1	—	Form of Warrant Agreement, including form of Warrants.*
C-2	—	Form of Guarantee Agreement, including form of Guarantees, incorporated herein by reference to Exhibit C-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).
C-3	—	Form of Solicitation Indemnification Agreement, incorporated herein by reference to Exhibit C-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).
D-1	—	Consent of the Governor of The Korea Development Bank (included on page II-4).
D-2	—	Power of Attorney of the Governor of The Korea Development Bank.**
E-1	—	Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-5).
E-2	—	Power of Attorney of the Minister of Finance and Economy of The Republic of Korea, incorporated herein by reference to Exhibit E-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).
F	—	Consent of Samil PricewaterhouseCoopers.
G-1	—	Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States.**
G-2	—	Letter appointing Authorized Agents of The Republic of Korea in the United States (included in Exhibit E-2), incorporated herein by reference to Exhibit G-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).
H	—	The Korea Development Bank Act, incorporated herein by reference to Exhibit H to the Registration Statement of The Korea Development Bank (No. 333-6866).
I	—	The Enforcement Decree of The Korea Development Bank Act, incorporated herein by reference to Exhibit I to the Registration Statement of The Korea Development Bank (No. 333-6866).
J	—	The By-laws of The Korea Development Bank, incorporated herein by reference to Exhibit J to the Registration Statement of The Korea Development Bank (No. 333-6866).
K-1	—	Form of Prospectus Supplement relating to The Korea Development Bank’s Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the ‘Series C Notes‘), incorporated herein by reference to Exhibit K-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).
K-2	—	Form of Supplement to the Prospectus Supplement relating to the Korea Development Bank’s Series C Notes, incorporated herein by reference to Exhibit K-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

Exhibit			Page

L	—	Form of Distribution Agreement between The Korea Development Bank and the Agents named therein relating to the offer an sale from time to time of the Series C Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No. 333-6866).
M-1	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of the Debt Securities (with or without Warrants).**
M-2	—	Opinion (including consent) of Lee & Ko, 16th Floor, West Wing POSCO Center Building, 892, Daechi-4 Dong, Kangnam-Gu, Seoul, 135-777, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of the Debt Securities (with or without Warrants).**
M-3	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of the Guarantees, incorporated herein by reference to Exhibit M-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).
M-4	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, City Place House, 55 Basinghall Street, London EC2V 5EH, England, English counsel to the Bank, in respect of the legality of the Guarantees, incorporated herein by reference to Exhibit M-4 to the Registration Statement of The Korea Development Bank (No. 333-97299).
M-5	—	Opinion (including consent) of Kim & Chang, Seyang Building, 223 Naeja-dong, Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of the Guarantees, incorporated herein by reference to Exhibit M-5 to the Registration Statement of The Korea Development Bank (No. 333-97299).
M-6	—	Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of The Korea Development Bank’s 4.75% Notes due 2009.**
M-7	—	Opinion (including consent) of Lee & Ko, 16th Floor, West Wing POSCO Center Building, 892, Daechi-4 Dong, Kangnam-Gu, Seoul, 135-777, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of The Korea Development Bank’s 4.75% Notes due 2009.**
N-1	—	Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).
N-2	—	Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).
O	—	Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Korea Development Bank (No. 333-6866).

*	May be filed by amendment.

**	Previously filed.